AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
ON MARCH 21, 2007

REGISTRATION NO. 333-134362

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 4
TO
FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PATRIOT SCIENTIFIC CORPORATION
(Name of small business issuer in its charter)

DELAWARE	3699	84-1070278
(State or Jurisdiction of Incorporation or Organization)	Primary SIC Code	(I.R.S. Employer Identification Number)

CARLSBAD CORPORATE PLAZA
6183 PASEO DEL NORTE, SUITE 180
CARLSBAD, CA 92011
(760) 547-2700
(Address and telephone number of principal executive offices)

THOMAS J. SWEENEY, CHIEF FINANCIAL OFFICER
PATRIOT SCIENTIFIC CORPORATION
CARLSBAD CORPORATE PLAZA
6183 PASEO DEL NORTE, SUITE 180
CARLSBAD, CA 92011
(760) 547-2700
(Name, address and telephone number of agent for service)

COPIES TO:
OTTO E. SORENSEN, ESQ.
LUCE, FORWARD, HAMILTON & SCRIPPS LLP
600 WEST BROADWAY, SUITE 2600
SAN DIEGO, CALIFORNIA 92101
(619) 236-1414
(619) 232-8311 (FAX)

APPROXIMATE DATE OF PROPOSED SALE TO
THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE
EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

EXPLANATORY NOTE

We are filing this amendment to the Registration Statement on Form SB-2, in part, to include certain financial information that was the subject of previous restatements.

SUBJECT TO COMPLETION; AS FILED WITH THE SECURITIES AND
EXCHANGE COMMISSION ON MARCH 21, 2007

PROSPECTUS

PATRIOT SCIENTIFIC CORPORATION

THE OFFERING

The resale of up to 18,810,108 shares of common stock in the over-the-counter market at the prevailing market price or in negotiated transactions.

We will receive no proceeds from the sale of the shares by the Selling Shareholders.

TRADING SYMBOL
PTSC (Over-The-Counter Electronic Bulletin Board)

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.
Please refer to Risk Factors Beginning on Page 1

THE SECURITIES AND EXCHANGE COMMISSION (SEC) AND STATE SECURITIES REGULATORS HAVE NOT APPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, NOR IS IT THE SOLICITATION OF AN OFFER TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE OF THESE SECURITIES IS NOT PERMITTED.

Please read this Prospectus carefully. It describes our company, finances and products. Federal and state securities laws require that we include in this Prospectus all the material information that you will need to make an investment decision.

We have not authorized anyone to provide you with information that is different from that which is contained in this Prospectus.

(i)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	17
SELECTED FINANCIAL INFORMATION	26
MANAGEMENT	28
Committees of the Board Of Directors	29
Code of Ethics	30
Indemnification of Officers, Directors and Others	30
EXECUTIVE COMPENSATION	31
Employment Contracts	31
Option Grants	32
Aggregated Option Exercises and Fiscal Year End Option Values	32
Compensation of Directors	33
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	33
Equity Compensation Plan Information	34
Certain Relationships and Related Transactions	35
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	36
DESCRIPTION OF SECURITIES	36
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	37
LEGAL OPINION	38
EXPERTS	38
INDEX TO FINANCIAL STATEMENTS	F-1

(ii)

PROSPECTUS SUMMARY

About our Company

Patriot Scientific Corporation was organized under Delaware law on March 24, 1992, and is the successor by merger to Patriot Financial Corporation, a Colorado corporation, incorporated on June 10, 1987. In 1997, we emerged from the development stage, primarily as a result of the acquisition of Metacomp Inc. In June 2005, we entered into a joint venture agreement with Technology Properties Limited, Inc. to form Phoenix Digital Solutions, LLC. Our address is 6183 Paseo Del Norte, Suite 180, Carlsbad, California 92011, and our telephone number is (760) 547-2700. Our internet home page can be located on the World Wide Web at http://www.ptsc.com.

We are an intellectual property company holding various patents (described below). Our primary strategy is to exploit our microprocessor technologies through licensing and strategic alliances and to litigate against those who may be infringing on our patents. We also sell microprocessor chips from our suspended Ignite product line.

We believe our financial resources are sufficient to support our operations during at least the next twelve months.

Warrant Shares We Are Registering

We are registering 6,500,000 shares issuable on the exercise of warrants or options issued between April 26, 2004 and June 5, 2006.

Additional Shares We Are Registering

We are also registering 11,310,108 shares that are issued and outstanding.

Key Facts

Shares being offered	17,810,108 (4.56% of our shares currently outstanding as of November 30, 2006)

Total shares outstanding prior to the offering as of November 30, 2006	384,322,318

Total shares outstanding assuming completion of the offering	390,822,318

Price per share to the public	Market price at time of resale

Total proceeds raised by offering	None

Dividend policy
Patriot declared its first dividend on February 14, 2006 and another dividend on March 9, 2006. The Board of Directors may declare additional dividends in the future with due regard for the financial resources of Patriot and alternative applications of those financial resources.

RISK FACTORS

Before purchasing any shares of our common stock, we urge you to carefully consider the following discussion of risks as well as other information contained in this Prospectus. The following are what we believe to be all our material risks. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.

Patriot Has Reported Substantial Revenue In 2006 Which May Not Be Indicative Of Our Future Revenue Trends

During fiscal 2006 and the first two quarters of fiscal 2007, the Company entered into license agreements, directly and through our joint venture with Technology Properties Limited, that generated license revenues of $111,549,000 on a combined basis. Because of the uncertain nature of the negotiations that lead to license revenues, we cannot predict the amount of future revenues from such agreements, or whether there will be future revenues from license agreements at all.

Patriot Is Dependent Upon A Joint Venture In Which It Is A Passive Partner For Substantially All Of Its Revenues

In June of 2005, we entered into a joint venture with Technology Properties Limited, pursuant to which Technology Properties Limited is responsible for the licensing and enforcement of our microprocessor patent portfolio. This joint venture has been the source of virtually all of Patriot’s revenues since June of 2005. Therefore, in light of the absence of revenue from other sources, Patriot should be regarded as entirely dependent on the success or failure of the licensing and prosecution efforts of Technology Properties Limited on behalf of the joint venture. Sales of our microprocessor products have resulted in limited revenues. Our other product lines are no longer being actively marketed and also generate only limited and sporadic sales.

Patriot’s Limited Sales And Marketing Capabilities Have Affected Our Revenue

We currently have limited marketing capabilities and may need to hire additional sales and marketing personnel. We may not be able to recruit, train, or retain qualified personnel to sell and market our products and may not be able to develop a successful sales and marketing strategy. We also have very limited marketing experience. Any marketing efforts undertaken by us may not be successful and may not result in any significant sales of our products.

Patriot May Experience Difficulties In The Completion Of Its Development Stage Products

Our technologies and products are in various stages of development. We do not currently have in-house development personnel, nor have we retained independent researchers. Therefore, our development stage products may not be completed on a timely basis or at all. Additionally, even if we do recommence our development activities, our development stage products may not be completed due to the inherent risks of new product and technology development, limitations on financing, competition, obsolescence, the absence or loss of key personnel and other factors. Although we have licensed some of our technology at its current stage of development, we may not continue to be able to do so and any revenues generated from licensing may not be sufficient to support operations at their current level. Also, unanticipated technical obstacles can arise at any time and result in lengthy and costly delays or in a determination that further development is not feasible.

Patriot Has Settled A Legal Dispute Which Could Impact Our Future Results Of Operations And Working Capital Position

We were sued by a co-inventor of our patent portfolio technology relating to proceeds we received under our recently signed license agreements. In December 2006 the lawsuit was settled in principle through mediation and on February 14, 2007 the settlement documents were finalized. The settlement requires the Company to make a cash settlement of $6,400,000, a donation of $15,000 and pay royalties of a maximum of $2,000,000 on future Phoenix Digital Solutions license agreements.

A Successful Challenge To The Proprietary Nature Of Our Intellectual Property Would Have A Significant And Adverse Effect On Us

A successful challenge to our ownership of our technology or the proprietary nature of our intellectual property would materially damage our business prospects. We rely on a combination of patents, trademarks, copyrights, trade secret laws, confidentiality procedures and licensing arrangements to protect our intellectual property rights. We currently have eight U.S. patents, one European patent, and one Japanese patent issued. Any issued patent may be challenged and invalidated. Patents may not issue from any of our pending applications. Any claims allowed from existing or pending patents may not be of sufficient scope or strength to provide significant protection for our products. Patents may not be issued in all countries where our products can be sold so as to provide meaningful protection or any commercial advantage to us. Our competitors may also be able to design around our patents.

Vigorous protection and pursuit of intellectual property rights or positions characterize the fiercely competitive semiconductor industry, which has resulted in significant and often protracted and expensive litigation. Therefore, our competitors and others may assert that our technologies or products infringe on their patents or proprietary rights. Persons we believe are infringing our patents are vigorously defending their actions and have asserted that our patents are invalid. Problems with patents or other intellectual property rights could increase the cost of our products or delay or preclude new product development and commercialization by us, and limit future license revenue. If infringement claims against us are deemed valid or if our infringement claims are successfully opposed, we may not be able to obtain appropriate licenses on acceptable terms or at all. Litigation could be costly and time-consuming but may be necessary to protect our future patent and/or technology license positions or to defend against infringement claims. We are currently involved in patent litigation in the United States District Court for the Eastern District of Texas. (See “Legal Proceedings”) An adverse decision in that litigation would have a very significant and adverse effect on our business.

If A Large Number Of Patriot Shares Are Sold All At Once Or In Blocks, The Market Price Of Our Shares Would Most Likely Decline

Our warrant holders are not restricted in the price at which they can sell common stock acquired through the exercise of warrants. Shares sold at a price below the current market price at which the common stock is trading may cause the market price to decline. The shares of common stock that are issuable on the exercise of our warrants represent a significant portion of our fully-diluted capitalization.

The Market For Patriot’s Stock Is Subject To Rules Relating To Low-Priced Stock (“Penny Stock”)

Our common stock is currently listed for trading in the NASD Over-The-Counter Bulletin Board Market and is subject to the “penny stock rules” adopted pursuant to Section 15(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In general, the penny stock rules apply to non-NASDAQ or non-national stock exchange companies whose common stock trades at less than $5.00 per share or which have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). Such rules require, among other things, that brokers who trade “penny stock” on behalf of persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document, quote information, broker’s commission information and rights and remedies available to investors in penny stocks. Many brokers have decided not to trade “penny stock” because of the requirements of the penny stock rules, and as a result, the number of broker-dealers willing to act as market makers in such securities is limited. The “penny stock rules,” therefore, may have an adverse impact on the market for our common stock and may affect our ability to raise additional capital if we decide to do so.

Our Share Price Could Decline As A Result Of Short Sales

The downward pressure on the price of our common stock as our warrant holders exercise their warrants and sell material amounts of common stock could encourage short sales by the warrant holders or others. When an investor sells stock that he does not own, it is known as a short sale. The seller, anticipating that the price of the stock will go down, intends to buy stock to cover his sale at a later date. If the price of the stock goes down, the seller will profit to the extent of the difference between the price at which he originally sold it less his later purchase price. Short sales enable the seller to profit in a down market. Short sales could place significant downward pressure on the price of our common stock.

Our Future Success Depends In Significant Part Upon The Continued Services Of Our Key Senior Management

Our future success depends in significant part upon the continued services of our key senior management personnel. The competition for highly qualified personnel is intense, and we may not be able to retain our key managerial employees or attract and retain additional highly qualified technical and managerial personnel in the future. None of our employees is represented by a labor union, and we consider our relations with our employees to be good. None of our employees is covered by key man life insurance policies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus includes “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995, and we rely on the “safe harbor” provisions in those laws. The forward-looking statements in this Prospectus reflect our current views with respect to possible future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including specifically the absence of significant revenues and financial resources until fiscal 2006, no assurance that the development of technology can be completed or that its completion will not be delayed, significant competition, the uncertainty of patent and proprietary rights, uncertainty as to royalty payments and indemnification risks, trading risks of low-priced stocks and those other risks and uncertainties discussed herein that could cause our actual results to differ materially from our historical results or those we anticipate. In this Prospectus, the words “anticipates,” “believes,” “expects,” “intends,” “future” and similar expressions identify certain forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events.

PLAN OF DISTRIBUTION

After the effective date of the registration statement of which this Prospectus is a part, each Selling Shareholder and any assignee of a Selling Shareholder will be free to offer and sell his or her common shares at such times, in such manner and at such prices as he or she may determine. The types of transactions in which the common shares are sold may include transactions in the over-the-counter market (including block transactions), negotiated transactions, the settlement of short sales of common shares, or a combination of such methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The Selling Shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. The Selling Shareholders do not have an underwriter or coordinating broker acting in connection with the proposed sale of the common shares.

The Selling Shareholders may effect such transactions by selling common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders. They may also receive compensation from the purchasers of common shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The Selling Shareholders and any broker-dealer that acts in connection with the sale of common shares may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any commissions received by such broker-dealers and any profit on the resale of the common shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions.

Because the Selling Shareholders may be “underwriters” within the meaning of Section 2(11) of the Securities Act, the Selling Shareholders will be subject to prospectus delivery requirements.

Selling Shareholders also may resell all or a portion of their common shares in open market transactions in reliance upon Rule 144 under the Securities Exchange Act, provided they meet the criteria and conform to the requirements of such Rule.

SELLING SHAREHOLDERS

Selling Shareholders

The following table sets forth certain information with respect to the Selling Shareholders as of November 30, 2006. Except as set forth below, none of the Selling Shareholders currently is an affiliate of ours, and none of them has had a material relationship with us during the past three years. None of the Selling Shareholders are or have been affiliated with registered broker-dealers.

	Beneficial Ownership of Common Stock as of November 30,		Maximum Number of Shares of Common Stock Offered for	Amount and Percentage of Common Stock After the Sale
Name	2006		Sale	Number	%
Caplan, Stan	6,765,096	(4)	1,147,751	5,617,345	1.46%
Daniels, Richard	3,961,576		3,791,576	170,000	0.04%
Yen, Tony	125,200	(6)	500,000	—	0%
Pohl, David	2,775,000	(5)	1,500,000	1,275,000	0.33%
Gabourel, Victor	3,512,504		472,500	3,040,004	0.79%
Mt. Savage Productions	1,010,000	(1)	1,000,000	—	0%
Nunes, Daniel	1,900,000		500,000	1,400,000	0.36%
Zolin, James & Josephine	2,497,006		898,281	1,598,725	0.42%
Technology Properties Ltd.	4,400,000	(2)	3,500,000	900,000	0.23%
AMD Corporation	4,500,000	(3)	4,500,000	—	0%

(1)	Includes 1,000,000 shares of common stock issuable upon the exercise of warrants. Elwood G. Norris has ultimate voting and/or investment control over the securities owned by Mt. Savage Productions.

(2)	Includes 3,500,000 shares of common stock issuable upon the exercise of warrants. Daniel Leckrone has ultimate voting and/or investment control over the securities owned by Technology Properties Ltd.

(3)	Harry Wollin has ultimate voting and/or investment control over the securities owned by AMD Corporation.

(4)	Included in this number are 193,548 restricted shares that were issued on March 23, 2006.

(5)
Represents 1,500,000 shares issuable upon the exercise of outstanding stock options issued outside of stock option plans and 1,075,000 shares issuable upon the exercise of outstanding stock options previously registered for sale all of which are owned by David Pohl.  This amount does not include 700,000 shares owned by his spouse, Janet Valenty, as her separate property and for which he disclaims beneficial ownership.

(6)	Includes 500,000 shares of common stock issuable upon the exercise of warrants; only 125,000 warrants had vested as of November 30, 2006 and, therefore are eligible for exercise.

OUR COMPANY

Patriot Scientific Corporation was organized under Delaware law on March 24, 1992, and is the successor by merger to Patriot Financial Corporation, a Colorado corporation, incorporated on June 10, 1987. In 1997, we emerged from the development stage, primarily as a result of the acquisition of Metacomp Inc. In June 2005, we entered into a joint venture agreement with Technology Properties Limited, Inc. to form Phoenix Digital Solutions, LLC. Our address is 6183 Paseo Del Norte, Suite 180, Carlsbad, California 92011, and our telephone number is (760) 547-2700. Our internet home page can be located on the World Wide Web at http://www.ptsc.com.

We are an intellectual property company holding various patents (described below). Our primary strategy is to exploit our microprocessor technologies through licensing and strategic alliances and to litigate against those who may be infringing on our patents. We also sell microprocessor chips from our suspended Ignite product line.

We believe our financial resources are sufficient to support our operations during at least the next twelve months.

Background

In February 1989, we completed our initial public offering under a registration statement on Form S-18 under the Securities Act of 1933. This offering raised gross proceeds of $50,000 and net proceeds of approximately $28,640 upon the sale of 2,500,000 units at $.02 per unit. Each unit sold in the public offering consisted of one common share and one Class A common stock purchase warrant exercisable to acquire one share of common stock and one Class B common stock purchase warrant. All Class A and Class B warrants have since been exercised or have lapsed.

On May 12, 1992, we redomiciled ourselves from Colorado to Delaware by merging into a wholly-owned Delaware subsidiary, Patriot Scientific Corporation, organized for that purpose. The reincorporation resulted in a reverse stock split. Three shares of the Colorado corporation, par value $.00001, were converted into one share of the Delaware corporation, par value $.00001. The reincorporation also effected a change in our charter and bylaws and a name change to Patriot Scientific Corporation.

In May 1993, we registered under the Securities Act of 1933 the resale of 7,631,606 shares issuable upon the exercise of outstanding Class A and Class B common stock purchase warrants. Upon the exercise of those warrants, we received net proceeds of $3,343,915 and issued 7,538,102 common shares. None of such warrants remain outstanding.

Effective May 31, 1994, we entered into an asset purchase agreement and plan of reorganization with nanoTronics Corporation located in Eagle Point, Oregon and Helmut Falk. We issued a total of 8,500,000 restricted common shares to nanoTronics to acquire certain microprocessor technology of nanoTronics. The technology acquired was used to develop a sophisticated yet low cost microprocessor. 5,000,000 of the shares were issued on a non-contingent basis, and the remaining 3,500,000 shares were issued subject to the terms of an earnout escrow arrangement which concluded on May 31, 1999.

Effective December 26, 1996, we acquired 96.9% of the outstanding shares of Metacomp, Inc., a California corporation, from 56 shareholders in exchange for the issuance of 1,272,068 shares of our common stock. Based on the closing price of our common stock of $1.375 on the date of the acquisition, the price of the acquisition was $1,749,094.

AVAILABLE INFORMATION

We file reports, proxy statements and other information with the SEC, and these reports may be inspected and copied at the public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Copies of such material may be obtained from the Public Reference Section of the SEC’s Washington, D.C. office at prescribed rates.

We deliver a copy of our Annual Report on Form 10-KSB along with a proxy statement to our shareholders prior to our annual meeting.

We have filed a registration statement on Form SB-2, of which this Prospectus is a part, with the SEC. This Registration Statement or any part thereof may also be inspected and copied at the public reference facility of the SEC.

Our filings may also be accessed through the SEC’s web site (http://www.sec.gov) or by visiting our web site at (http://www.ptsc.com) and linking to the SEC’s site. Our website is not part of this prospectus.

BUSINESS

Technology

Our business is based on the following technologies:

•	Our Ignite microprocessor technology;

•
A portfolio of patents covering aspects of the basic design architecture found in microprocessors used in a wide variety of end-user products including personal computers, servers, workstations, printers, routers, home theater systems, digital TVs, video game players, DVD Recorders/Players, mobile handsets/PDA's, portable media players, microwave ovens, dishwashers, medical equipment, automotive electronics, aircraft/aerospace electronics, and other modern microprocessor-based products found in consumer and business applications.; and

•	Technology providing for remote power charging of electronic devices.

The stage of development of each of our technologies is as follows:

•
Ignite microprocessor technology. This technology generated minor amounts of revenue in fiscal 2004 from the sale of development boards and microprocessors and from initial license fees. In 2005 it generated revenues of approximately $1,200,000 in connection with the sale of a license to Advanced Micro Devices, Inc (“AMD”). We run the technology on a 0.18-micron microprocessor, which is not in current production. We have ported the WindRiver VxWorks operating system and the Sun Microsystems personalJava virtual machine to the microprocessor. In addition, the technology is available for sale as intellectual property, which enables the prospective customer to incorporate the microprocessor functions with other parties’ applications to arrive at a system on a chip solution. We are currently evaluating the extent to which the Ignite technology may contribute significant revenue, if any, in the future as a product line in the form of microprocessor chips or intellectual property licenses. During at least the three years prior to June 2005, we focused the majority of our efforts on the Ignite technology. The Ignite technology is targeted for the embedded controller and Java language processor markets.

•
Microprocessor patent portfolio. In the immediate future, we will be focusing our efforts primarily on the patent portfolio licensing and enforcement efforts being conducted on our behalf by the TPL Group. We currently anticipate that these efforts will be our principal source of revenue in the future, although we will continue to evaluate the Ignite microprocessor technology and the extent to which the Ignite technology may contribute significant revenue, if any, in the future as a product line in the form of microprocessor chips or as intellectual property licenses. See “BUSINESS - Our Licenses, Patents, Trade Secrets, and Other Proprietary Rights.”

•
Remote power charging technology. In November 2004, a patent application entitled “Remote Power Charging of Electronic Devices” was assigned to us. The patent application has 53 claims and has no conflicting prior art. We expect that it will be granted and that it should protect the essential systems, methods, apparatus and applications of the technology it describes. We anticipate that the Ignite microprocessor would be selected as the microprocessor to be used in products based on this technology. We are evaluating this technology and its applicability and feasibility for further research and development, and we do not know whether it will be the basis for any commercial product or that it will generate any revenue for the Company.

Our Microprocessor Technology

General Background. Effective May 31, 1994, we entered into an asset purchase agreement and plan of reorganization with nanoTronics Corporation located in Eagle Point, Oregon, and Helmut Falk to acquire certain microprocessor technology. nanoTronics had acquired a base technology for an advanced microprocessor integrated on a single computer chip and had fabricated a first-generation microprocessor. We used the technology we acquired from nanoTronics to develop a sophisticated yet low cost microprocessor by enhancing the microprocessor design, adding additional technical features to further modernize the design, and improving and testing the new design.

We initially fabricated a prototype 0.8-micron microprocessor in May 1996. The next generation was a 0.5-micron microprocessor that was delivered in September 1997. The 0.5-micron microprocessor was employed in demonstrations for prospective customers and was shipped in limited numbers to customers as an embedded microprocessor. In 1998 we introduced a 0.35-micron microprocessor whose features included a reduction in size and improved performance. In addition, in September 2000 we completed a VHDL model of this technology, which enabled customers to purchase intellectual property incorporating microprocessor functions with other parties’ applications to arrive at a system on a chip solution. By purchasing this software model, customers could significantly reduce their time to market by simulating results as opposed to trial and error commitments to silicon production. In 2003 we further reduced the size of our silicon production to 0.18-microns.

Industry Background. The semiconductor logic market has three major sectors:

•	standard logic products;

•	application specific standard products; and

•	application specific integrated circuits.

Standard logic products, such as the Intel’s X86 and Pentium and Motorola’s 680X0 microprocessor families, are neither application nor customer specific. They are intended to be utilized by a large group of systems designers for a broad range of applications. Because they are designed to be used in a broad array of applications, they may not be cost effective for specific applications. Application specific integrated circuits are designed to meet the specific application of one customer. While cost effective for that application, application specific integrated circuits require large sales volumes of that application to recover their development costs. Application specific standard processors are developed for one or more applications but are not generally proprietary to one customer. Examples of these applications include modems, cellular telephones, other wireless communications devices, multimedia applications, facsimile machines and local area networks. We have designed our microprocessor to be combined with application specific software to serve as an embedded control product for the application specific standard processor market sector.

Application specific standard processors are typically used in embedded control systems by manufacturers to provide an integrated solution for application specific control requirements. Such systems usually contain a microprocessor or microcontroller, logic circuitry, memory and input/output circuitry. Electronic system manufacturers combine one or more of these elements to fit a specific application. The microprocessor provides the intelligence to control the system. The logic circuitry provides functions specific to the end application. The input/output circuitry may also be application specific or an industry standard component. The memory element, if not on the microprocessor, is usually a standard product used to store program instructions and data. In the past, these functions have been executed through multiple integrated circuits assembled on a printed circuit board. The requirements for reduced cost and improved system performance have created market opportunities for semiconductor suppliers to integrate some or all of these elements into a single application specific standard processor or chip set, such as our Ignite family of microprocessors. The Ignite family provides close integration of the microprocessor and input/output function with the logic circuitry, thereby providing an advanced application specific standard processor.

Embedded control systems enable manufacturers to differentiate their products, replace less efficient electromechanical control devices, add product functionality and reduce product costs. In addition, embedded control systems facilitate the emergence of completely new classes of products. Embedded control systems have been incorporated into thousands of products and subassemblies worldwide, including automotive systems, remote controls, appliances, portable computers and devices, cordless and cellular telephones, motor controls and many other systems.

Microprocessors are generally available in 4-bit through 64-bit architectures, which refers to the amount of data they can process. 4-bit microprocessors are relatively inexpensive, typically less than $1.00 each. Although they lack certain performance capabilities and features, they account for more than 40% of worldwide microcontroller sales volume. Also in general use today are 8-bit architectures, generally costing $1.00 to $10.00 each and accounting for an additional 40% of worldwide microcontroller sales volume. To date 16-bit, 32-bit and 64-bit architectures, with typical costs of over $10.00 each, have offered very high performance but are generally considered to be too expensive for most high-volume embedded control applications. The use of 16-bit, 32-bit and 64-bit architectures offers fewer internal limitations, making programming easier and providing higher performance. Although generally more expensive per unit and requiring more support logic and memory, these devices offer many advantages for more sophisticated embedded control systems.

Electronic system designers, driven by competitive market forces, seek semiconductor products with more intelligence, functionality and control that can be used to reduce system costs and improve performance. For these needs, the Ignite product family was designed to be a sophisticated 32-bit microprocessor with advanced features. The Ignite product family uses a smaller number of transistors compared to other RISC (reduced instruction set computer) processors, which results in less power consumption and more economical prices compared to other embedded control applications. This creates the opportunity for the development of new, cost-effective applications.

Technology Description. Conventional high-performance microprocessors are register-based with large register sets. These registers are directly addressable storage locations requiring a complex architecture that consumes costly silicon. This conventional architecture provides processing power for computer applications but complicates and slows the execution of individual instructions and increases silicon size, thereby increasing the microprocessor cost.

Our technology is different from most other microprocessors, in that the data is stored in groups and certain information is known to be at the top of a stack as opposed to being stored in a register. Our microprocessor employs certain features of both register and stack designs. The resultant merged stack-register architecture improves program execution for a wide range of embedded applications. Our design combines two processors in one highly integrated package, a microprocessing unit for performing conventional processing tasks, and an input-output processor for performing input-output functions. This replaces many dedicated peripheral functions supplied with other processors. The microprocessor's design simplifies the manipulation of data. Our architecture employs instructions that are shrunk from 32-bits to 8-bits. This simplified instruction scheme improves execution speed for computer instructions. Our architecture incorporates many on-chip system functions, thus eliminating the requirement of support microprocessors and reducing system cost to users.

The 0.8-micron microprocessor was designed to operate at a speed of 50Mhz; the 0.5-micron microprocessor at a speed of 100Mhz; the 0.35-micron microprocessor at 150MHz; and the 0.18-micron operates at a speed of 360Mhz. They are all compatible with a wide range of memory technology from low cost dynamic random access memory to high-speed static random access memory. The microprocessors can be packaged in various surface-mount and die-form packaging. We cannot be certain that the designed speed will be achieved with the production model of the 0.18-micron microprocessor or future versions or that all of the desired functions will perform as anticipated.

Our technology is not designed or targeted to compete with high-end processors for use in personal computers. It is targeted for embedded control applications. We believe that the features described above differentiate the Ignite family from other 8-bit to 64-bit microprocessors targeted for embedded control applications. Considering the reduced requirement for support microprocessors, the Ignite family is intended to be available at a high volume price that should be price competitive with high-end 8-bit microprocessor and general 16-bit microprocessor systems but with higher performance (speed and functional capability). The Ignite family has been designed to allow high-speed and high-yield fabrication using generally available wafer fabrication technology and facilities.

The Ignite Microprocessor as a Java Processor. We believe the Ignite microprocessor architecture is capable of being an efficient and cost effective Java programming language processor, because Java is designed to run on a stack-oriented architecture and the Ignite architecture executes the virtual stack machine internal to Java efficiently. Many Java byte codes or instructions require only a single 8-bit Ignite family instruction to be executed, providing a performance advantage over other more expensive processors that require six or more 32-bit instructions to do the same task. This feature allows the execution of Java programs with increased speed and reduced code size thereby enabling lower system memory costs. In addition, the incorporation of many on-chip system functions is expected to allow the Ignite family to perform most of the other functions required of an Internet computer device or Java accelerator, thereby eliminating components. Since Internet computers are designed to be inexpensive appliances for Internet access, cost, speed and performance are expected to be key requirements for designers. We believe the Ignite technology can compete favorably on the basis of such requirements, although we may not be able to successfully exploit Java related applications or that competitors will not create superior Java processors.

We have ported the Java operating environment to the Ignite family, which currently uses the C programming language for software support. We are a licensee of Sun Microsystems Inc. This enables us to develop and distribute products based on Sun's personalJava, a platform on which to run Java applications. We have also licensed an operating system, VxWorks, from Wind River and entered into a relationship with Forth Inc. whereby Forth will provide software support and operating system development tools for the Forth Programming language. We believe this solution is competitive in the Java virtual machine and embedded applications markets. We believe that, if the implementation is successfully completed, the Ignite family will be competitive with Java microprocessors announced by competitors. However, we do not know whether implementation of this package of software or of a market for an Ignite family Java microprocessor will be successful.

Stages of Development. In early 1994, nanoTronics initiated production of a first generation of wafers at a contract fabrication facility using 6 inch wafers employing 0.8-micron double-metal CMOS technology. After the May 31, 1994 acquisition, we improved the original design, added new features and performed simulations and tests of the improved designs. In October 1995, a run of six wafers of second generation 0.8-micron microprocessors was fabricated by a contract fabrication facility. Subsequently, we tested these microprocessors, while completing a C computer language compiler and preparing application development tools. The compiler and application development tools are necessary to enable system designers to program the Ignite family for specific applications. We made corrections to the design suggested by the testing of prototype units and produced an additional run of second generation microprocessors in May 1996. In July 1996, we employed these microprocessors in demonstration boards for use by developers and prospective customers and licensees.

In December 1997, we completed development of and started shipping a 0.5-micron microprocessor based on the Ignite technology and found that 0.5-micron double-metal CMOS technology improved operating speed, reduced power requirements, reduced physical size and reduced fabrication cost. In May 1998, we began a production run of a 0.35-micron microprocessor that further increased operating speed and cost performance over the previous generations of the Ignite family of microprocessors.

At each stage of development, microprocessors require extensive testing to ascertain performance limitations and the extent and nature of errors, if any. When significant limitations or errors are discovered, additional rounds of design modifications and fabrication are required prior to having functional and demonstrable microprocessors for prospective customers and licensees. Although our 0.5 and 0.35-micron microprocessors have been sent to prospective customers in anticipation of production orders, it is not certain that we, during our continued testing of these products, will not identify errors requiring additional rounds of design and fabrication prior to commercial production. Additional delays could have an adverse effect on the marketability of our Ignite technology and potential revenues from that source.

In September 2000, we completed the VHDL soft-core version of the Ignite microprocessor family. The hardware design inside a microprocessor, or silicon device, can be represented as a software program. This, in essence, replaces the old style of designing microprocessors using schematics. VHDL is the predominant software language used to design semiconductors. In addition to the design aspects, sophisticated simulation tools and PLD development kits can execute VHDL, allowing the designer to simulate the functionality of the entire design before committing to silicon. Also VHDL enables a designer to easily modify and enhance the design. A design represented in VHDL goes through a synthesis process whereby it is converted to the most basic element of a design, logical gates. This gate level representation in turn is used with computer aided engineering tools to translate the design into the most fundamental component of semiconductors, transistors. The characteristics of the transistors can be given as a library to a foundry. Therefore, a design represented in VHDL is technology and foundry independent and can be targeted for any given transistor geometry (such as 0.18, 0.25, or 0.35- micron) for any foundry of choice.

We have developed marketing materials, product manuals and application development tools for Ignite for use by Ignite licensees and customers. The manuals and tools are necessary to enable system designers to quickly and easily program the Ignite family for specific applications. We are not currently working on any additional tools for Ignite.

Competition. The semiconductor industry is intensely competitive and has been characterized by price erosion, rapid technological change and foreign competition in many markets. The industry consists of major domestic and international semiconductor companies, most of which have greater financial, technical, marketing, distribution, development and other resources than we do. The market for microprocessors and for embedded control applications is at least as competitive.

While our strategy, when marketing Ignite, is to target high-volume licensees and microprocessor customers requiring more sophisticated but low-cost, low-power consumption devices, we can still expect significant competition. We may also elect to develop embedded control system products utilizing our own architecture or by contract for other manufacturers.

We expect that the Ignite family, if marketed and successfully commercialized in the embedded controller market, will compete with a variety of 16/64-bit microprocessors including those based on intellectual property from ARM and MIPS and microprocessors from Hitachi, Motorola and IBM. As a Java processor, we expect our Ignite family will compete with a broad range of microprocessors including those incorporating co-processor accelerator technologies. The producers of these microprocessors have significantly greater resources than we do.

A new entrant, such as ours, is at a competitive disadvantage compared to these and other established producers. A number of factors contribute to this, including:

•	the lack of product performance experience,

•	lack of experience by customers in using application development systems,

•	no record of technical service and support, and

•	limited marketing and sales capabilities.

We are currently focusing our business activity primarily on the licensing of the intellectual property in our patent portfolio and are not currently marketing our Ignite family of products. We sell a limited number of chips from our remaining inventory of that suspended product line. We presently intend to continue to focus primarily on intellectual property licensing activities for an indefinite period and may not resume marketing the Ignite family of products in the future.

Phoenix Digital Solutions. On June 7, 2005, we entered into a Master Agreement (the “Master Agreement”) with Technology Properties Limited Inc., a California corporation (“TPL”), and Charles H. Moore, an individual (“Moore” and together with us and TPL, the “Parties”). We, TPL and Moore were parties to certain lawsuits filed by us alleging infringement (the “Infringement Litigation”) of our Microprocessor Patents and a lawsuit also filed by us alleging claims for declaratory judgment for determination and correction of inventorship of the Microprocessor Patents (the “Inventorship Litigation”). The transactions described in the Master Agreement and related agreements (the “Transactions”) included the settlement or dismissal of the Inventorship Litigation.

Pursuant to the Master Agreement we agreed with TPL and Moore as follows:

•	We entered into a patent license agreement (the “Intel License”) with Intel Corporation (“Intel”) pursuant to which we licensed certain rights in the Microprocessor Patents to Intel.

•
We entered into an Escrow Agreement along with TPL pursuant to which the proceeds arising from the Intel License were allocated for the benefit of us and TPL. Pursuant to the Escrow Agreement, our initial capitalization obligations and those of TPL with regard to Phoenix Digital Solutions, LLC (defined below) were satisfied, our payment obligations and those of TPL with regard to the Rights Holders (defined below) were made, we received $6,672,349, and the remaining proceeds were allocated to or for the benefit of TPL.

•	We caused certain of our respective interests in the Microprocessor Patents to be licensed to Phoenix Digital Solutions, LLC, a limited liability company owned 50% by us and 50% by TPL.

•
Phoenix Digital Solutions, LLC engaged TPL to commercialize the Microprocessor Patents pursuant to a Commercialization Agreement among Phoenix Digital Solutions, LLC, TPL and us (the “Commercialization Agreement”).

•	We paid $1,327,651 and TPL paid $1,000,000 to certain holders of rights in the Microprocessor Patents (“Rights Holders”) in exchange for the consent of such Rights Holders to the Transactions.

•	We agreed with TPL and Moore to settle or cause to be dismissed all litigation pursuant to a stipulated final judgment, including the Inventorship Litigation.

•
We issued warrants to TPL to acquire shares of our common stock. 1,400,000 warrants were exercisable upon issue; 700,000 warrants were exercisable when our common stock traded at $0.50 per share; an additional 700,000 warrants were exercisable when our common stock traded at $0.75 per share; and an additional 700,000 warrants were exercisable when our common stock traded at $1.00 per share. As of the date of this filing, all of the common stock trading prices have been met, causing TPL to be fully vested in all 3,500,000 of the above warrants.

•
We agreed with TPL and Moore to indemnify each other for, among other things, any inaccuracy or misrepresentation to any representation or warranty contained in the Master Agreement, any breach of the Master Agreement, certain liabilities relating to the respective interests of each of us in the Microprocessor Patents and the Transactions, and certain tax liabilities.

Pursuant to the Commercialization Agreement, Phoenix Digital Solutions, LLC granted to TPL the exclusive right to grant licenses and sub-licenses of the Microprocessor Patents and to pursue claims against violators of the Microprocessor Patents, in each case, on behalf of Phoenix Digital Solutions, LLC, us, TPL and Moore, and TPL agreed to use reasonable best efforts to commercialize the Microprocessor Patents in accordance with a mutually agreed business plan. Pursuant to the Commercialization Agreement, Phoenix Digital Solutions, LLC agreed to reimburse TPL’s expenses incurred in connection with the commercialization of the Microprocessor Patents. All proceeds generated by TPL in connection with the commercialization of the Microprocessor Patents will be paid directly to Phoenix Digital Solutions, LLC.

Pursuant to the Master Agreement, we and TPL have entered into the Limited Liability Company Operating Agreement of Phoenix Digital Solutions, LLC (“LLC Agreement”). We and TPL each own 50% of the membership interests of Phoenix Digital Solutions, LLC, and each have the right to appoint one member of the three (3) member management committee. The two (2) appointees are required to select a mutually acceptable third member of the management committee. Pursuant to the LLC Agreement, we and TPL must each contribute to the working capital of Phoenix Digital Solutions, LLC (in addition to the Microprocessor Patent licenses described above), and are obligated to make future contributions in equal amounts in order to maintain a working capital fund. The LLC Agreement provides that Phoenix Digital Solutions, LLC shall indemnify its members, managers, officers and employees to the fullest extent permitted by applicable law, for any liabilities incurred as a result of their involvement with Phoenix Digital Solutions, LLC, if the person seeking indemnification acted in good faith and in a manner reasonably believed to be in the best interest of Phoenix Digital Solutions, LLC.

Licenses, Patents, Trade Secrets and Other Proprietary Rights

We rely on a combination of patents, copyright and trademark laws, trade secrets, software security measures, license agreements and nondisclosure agreements to protect our proprietary technologies. Our policy is to seek the issuance of patents that we consider important to our business to protect inventions and technology that support our microprocessor technology.

We have seven U.S. patents issued dating back to 1989 on our microprocessor technology (the “Microprocessor Patents”). We have one microprocessor technology patent issued in five European countries and one patent issued in Japan and may file additional applications under international treaties depending on an evaluation of the costs and anticipated benefits that may be obtained by expanding possible patent coverage. In addition, we have one U.S. patent issued on ground penetrating radar technology and one U.S. patent issued on one of the communications products.

In addition to such factors as innovation, technological expertise and experienced personnel, we believe that a strong patent position is becoming increasingly important to compete effectively in the semiconductor industry. It may become necessary or desirable in the future for us to obtain patent and technology licenses from other companies relating to certain technology that may be employed in future products or processes. To date, we have not received notices of claimed infringement of patents based on our existing processes or products; but, due to the nature of the industry, we may receive such claims in the future.

We believe that we may have claims against numerous companies that use semiconductors in their products. In December 2003, we initiated legal actions against five companies to enforce our patents. We subsequently dismissed that litigation in 2005, at which time legal action was initiated by TPL against four of these companies to enforce the patents in our portfolio. Two of these companies involved in the litigation we originated have subsequently purchased licenses through Phoenix Digital Solutions, LLC and have been excluded from the currently pending litigation. There can be no assurance that we will be successful in enforcing any potential patent claims against these or other companies. In February 2004, Intel initiated a legal action against us and we filed a counterclaim against them related to the initial five lawsuits. That litigation was settled and dismissed in June 2005, and Intel is now under license for our patented technology. See “Legal Proceedings” for more information.

In February of 2007, a petition was filed with the Patent and Trademark office by an independent non-governmental entity. The petition requests that certain of our microprocessor patents be invalidated on the grounds of the alleged existence of previously undisclosed prior art.  While we cannot guarantee that the petition will be unsuccessful, we strongly believe in the validity and enforceability of the microprocessor patents which are the subject of the petition, and believe the petition is without merit.

We have one U.S. patent on our ground penetrating radar technology. No foreign application has been made. There are a large number of patents owned by others in the radar field generally and in the field of ground penetrating radar specifically. Accordingly, although we are not aware of any possible infringement and have not received any notices of claimed infringement, we may receive such claims in the future.

In November, 2004, a patent application was filed titled “Remote Power Charging of Electronic Devices” with assignment to Patriot Scientific Corporation. We are in the initial early stages of evaluating this technology and its applicability and feasibility for further research and development.

There can be no assurance that any patents will be issued from pending or future applications or that any patents that are issued will provide meaningful protection or other commercial advantages to us. Although we intend to protect our rights vigorously, there can be no assurance that these measures will be successful.

We generally require all of our employees and consultants, including our management, to sign a non-disclosure and invention assignment agreement upon employment with us.

Research and Development

We incurred research and development expenditures of $225,565 and $294,735 for our fiscal years ended May 31, 2006 and 2005, respectively. The majority of these expenditures have been devoted to our microprocessor technology. As our primary business strategy is to enforce our intellectual property patents through licensing, we do not anticipate significant expenditures relating to research and development in the near future.

Marketing and Distribution

We do not currently market our microprocessor chips from our suspended line of Ignite products, although we continue to sell a limited number of chips from our remaining inventory. 100% of our sales for fiscal years ended May 31, 2006 and 2005 were to domestic customers.

All of our operating assets are located within the United States. While sales to certain geographic areas generally vary from year to year, we do not expect that changes in the geographic composition of sales will have a material adverse effect on operations.

Dependence Upon Single Customers

Ten percent (10%) or more of our consolidated product sales were derived from shipments to the following customers for the fiscal years ended May 31 as follows:

	2006	2005
AMD License	—	$2,956,250
Space and Naval Warfare Systems	$262,500	—

We had no backlog as of May 31, 2006 or 2005.

Most of our net income for the year ended May 31, 2006, was attributable to our equity in the earnings of our affiliate, Phoenix Digital Solutions, LLC (“Phoenix Digital”).

Employees

We currently have four full-time employees and one part-time employee. All are employed in general and administrative activities. We also engage additional consultants and part-time persons, as needed.

Our future success depends in significant part upon the continued services of our key technical and senior management personnel. The competition for highly qualified personnel is intense, and there can be no assurance that we will be able to retain our key managerial and technical employees or that we will be able to attract and retain additional highly qualified technical and managerial personnel in the future. None of our employees is represented by a labor union, and we consider our relations with our employees to be good. None of our employees is covered by key man life insurance policies.

Government Regulation and Environmental Compliance

We believe our products are not subject to governmental regulation by any federal, state or local agencies that would affect the manufacture, sale or use of our products, other than occupational health and safety laws and labor laws which are generally applicable to most companies. We do not know what sort of regulations of this type may be imposed in the future, but do not anticipate any unusual difficulties in complying with governmental regulations which may be adopted in the future.

We have not incurred costs associated with environmental laws and do not anticipate such laws will have any significant effect on our future business.

Description of Property

We have one 3,289 square foot office located at 6183 Paseo Del Norte, Suite 180, Carlsbad, California. The facility is leased under a non-cancelable lease through February 2010. The current floor space provides adequate and suitable facilities for all of our corporate functions.

USE OF PROCEEDS

We will not receive any proceeds from the resale of the shares offered through this Prospectus.

LEGAL PROCEEDINGS

Beatie and Osborne, LLP v. Patriot Scientific Corporation

Beatie and Osborne, LLP is a New York law firm that formerly represented the Company in the Inventorship Litigation and the Infringement Litigation. On March 8, 2005, Beatie and Osborne were disqualified by United States District Judge Jeremy Fogel in the Inventorship Litigation. Beatie and Osborne thereafter withdrew from the representation of the Company in the Infringement Litigation. Beatie and Osborne initiated litigation in the Supreme Court of New York on June 8, 2005 claiming breach of contract, quantum merit, and unjust enrichment and alleging claims against the Company, and former Company representatives, Jeffrey Wallin and Lowell Giffhorn, for fraud and interference with contractual relationship. Beatie and Osborne claimed a contingency fee under the terms of its contingency fee agreement with respect to licensing agreements entered into, and possibly with respect to license agreements to be entered into, by the Company. The Company caused a removal of the Beatie and Osborne lawsuit to the United States District Court for the Southern District of New York and moved to transfer the action to the Southern District of California. The transfer motion was denied on May 9, 2006, but Wallin and Giffhorn were ordered dismissed from the action at that time. The circumstances of the disqualification of Beatie and Osborne in the Inventorship Litigation and its withdrawal from the Infringement Litigation were claimed by the Company to have worked a forfeiture of any rights in Beatie and Osborne to a contingency fee of any kind. In July 2006, the Company and Beatie and Osborne reached a settlement agreement whereby the Company paid Beatie and Osborne $340,000 and Beatie and Osborne retained $96,000 of the Company's funds in its possession through a retainer account. This settled the case in full.

Patriot Scientific Corporation v. Russell Fish

On April 6, 2006, we filed a declaratory relief lawsuit against Russell Fish and The Fish Family Trust in the United States District Court for the Southern District of California.  As a consequence of licensing agreements entered into by or on behalf of Patriot, by Patriot's previous management, Mr. Fish presented demands for payment by us under his July 2004 agreement related to the Inventorship Litigation.  We contended that Mr. Fish had been paid all sums that may have been owed to him.  Our action sought declaratory relief that no further sums were owed to Mr. Fish.  Also, on April 6, 2006, Fish and, later, Robert Anderson, allegedly as trustee of The Fish Family Trust, filed a lawsuit against the Company in the District Court of Dallas County, Texas.  The case was subsequently removed to the United States District Court for the Northern District of Texas.  The lawsuit was based on an alleged breach of the contract entered into on July 27, 2004 and sought enforcement of the contract or damages.  The California action was transferred to the Northern District of Texas.  Mediation commenced on September 11, 2006.  In December 2006, the Fish lawsuit was settled in principle through mediation and on February 14, 2007 the settlement was finalized. Terms of the settlement require the Company to pay $3,400,000 in cash on February 14, 2007 and $3,000,000 on May 1, 2007, make a donation of $15,000 on February 14, 2007 on behalf of Russell H. Fish III to Maasai Power and Education Project, Inc., and pay Fish the equivalent of 4% of 50% of the next $100 million of gross license fees as they are collected by Phoenix Digital and as distributions are made to Patriot, after excluding the first $20 million collected by Phoenix Digital after December 1, 2006. Patriot's commitment to make payments to Fish related to such future license revenues will not exceed $2 million.

Lowell Giffhorn Arbitration

On September 23, 2005, Lowell Giffhorn, a former executive officer and a former director of Patriot, submitted a demand for arbitration with the American Arbitration Association related to the termination of Mr. Giffhorn's employment with the Company. Mr. Giffhorn asserts that the termination of his employment with the Company was unlawful, retaliatory, wrongful, violated public policy, violated the covenant of good faith and fair dealing and violated securities laws. Mr. Giffhorn has demanded damages of approximately $4,500,000 (excluding claims for punitive damages and attorneys fees). The Company denies the allegations and believes the claims to be frivolous and totally devoid of merit. The Company has retained litigation counsel and intends to vigorously defend the claims. The amount, if any, of ultimate liability with respect to the foregoing cannot be determined. Despite the inherent uncertainties of litigation, the Company at this time does not believe that Mr. Giffhorn's claim will have a material adverse impact on its financial condition, results of operations, or cash flows.

Patent Litigation

Pursuant to the joint venture that the Company entered into in June 2005 with Technology Properties Ltd. (in settlement of inventorship/ownership litigation between the parties, and in return for a 50-50 sharing of net licensing and enforcement revenues), the Company granted Technology Properties Ltd. (TPL) the complete and exclusive right to enforce and license its microprocessor patent portfolio. The Company then dismissed its patent infringement claims against Fujitsu Computer Systems, Inc.; Matsushita Electric Corporation of America; NEC Solutions (America) Inc.; Sony Electronics Inc.; and Toshiba America Inc., and certain related entities of these defendants which had been pending in the Federal District Court for the Northern District of California. Thereafter, TPL, on behalf of the TPL/Patriot joint venture and Patriot, filed patent infringement actions against certain of the foregoing defendants (except Sony) and their related entities in the Federal District Court for the Eastern District of Texas, which litigation is currently pending. Litigation is not currently pending with regard to Fujitsu.

In February 2006, a license agreement was entered into with Fujitsu Corporation regarding the Company's patent portfolio, and in connection with that transaction, litigation involving Fujitsu and TPL and the Company in both California and Texas was dismissed. A Claims Construction Hearing is scheduled for May 3, 2007 in District Court.

In February 2007, a license agreement was entered with NEC Corporation and certain NEC subsidiaries that are defendants in the lawsuit. In connection with that transaction, four of the five NEC defendants, excluding NEC Electronics America, Inc., will be dismissed from the lawsuit.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THE FOLLOWING DISCUSSION INCLUDES FORWARD-LOOKING STATEMENTS WITH RESPECT TO OUR FUTURE FINANCIAL PERFORMANCE. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CURRENTLY ANTICIPATED AND FROM HISTORICAL RESULTS DEPENDING UPON A VARIETY OF FACTORS, INCLUDING THOSE DESCRIBED BELOW UNDER THE SUB-HEADING, "RISK FACTORS" SEE ALSO OUR ANNUAL REPORT ON FORM 10-KSB FOR THE YEAR ENDED MAY 31, 2006.

Overview

During the fiscal years ended May 31, 2005 and May 31, 2006, the Company entered into agreements for the licensing of its technology with Advanced Micro Devices Inc. ("AMD") and Intel Corporation, among the largest of the microprocessor manufacturers. During the 2006 fiscal year, the Company entered into licensing agreements with Hewlett-Packard, Fujitsu and Casio through its joint venture entity, Phoenix Digital Solutions, LLC (“Phoenix Digital”). Additional licensing agreements for the use of the Company’s technology were signed through its joint venture entity during the six months ended November 30, 2006. We believe that these agreements represent validation of the Company's position that its intellectual property was and is being infringed by major manufacturers of microprocessor technology. Also, we believe the agreements demonstrate the value of the Company's intellectual property in that they are "arms length" transactions with major electronics manufacturers.

In June 2005, the Company entered into a series of agreements with Technology Properties Limited, Inc. (“TPL”) and others to facilitate the pursuit of infringers of its intellectual property. The Company intends to continue its joint venture with TPL to pursue license agreements with infringers of its technology. Management believes that utilizing the option of working through TPL, as compared to creating and using a Company licensing team for those activities, avoids a competitive devaluation of the Company’s principal assets and is a prudent way to achieve the desired results as the Company seeks to obtain fair value from users of its intellectual property.

RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

On September 8, 2006, the Company determined that the manner in which it had accounted for the reset conversion feature and embedded put option of certain of its convertible debentures was not in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting For Derivative Instruments and Hedging Activities, as amended, and Emerging Issues Task Force (“EITF”) Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock. The Company determined that the reset conversion feature was an embedded derivative instrument and that the conversion option was an embedded put option pursuant to SFAS No. 133. The accounting treatment of derivative financial instruments required that the Company record the derivatives and related warrants at their fair values as of the inception date of the convertible debenture agreements and at fair value as of each subsequent balance sheet date. In addition, under the provisions of EITF No. 00-19, as a result of entering into the convertible debenture agreements, the Company was required to classify all other non-employee warrants as derivative liabilities and record them at their fair values at each balance sheet date. Any change in fair value was required to be recorded as non-operating, non-cash income or expense at each balance sheet date. If the fair value of the derivatives was higher at the subsequent balance sheet date, the Company was required to record a non-operating, non-cash charge. If the fair value of the derivatives was lower at the subsequent balance sheet date, the Company was required to record non-operating, non-cash income. Accordingly, in connection with its restatement adjustments, the Company has appropriately reflected the non-operating, non-cash income or expense resulting from changes in fair value. The Company had previously not recorded the embedded derivative instruments as a liability and did not record the related changes in fair value. The Company did not have any derivative instruments at May 31, 2006 as all derivative instruments were settled prior to May 31, 2006.

In addition, the Company determined the manner in which it accounted for its interest in Phoenix Digital was not in accordance with appropriate accounting literature. Beginning in June 2005, the Company accounted for its interest in Phoenix Digital as a variable interest entity, as defined in FASB Interpretation 46(R). Accordingly, the accounts and transactions of Phoenix Digital were consolidated with those of the Company and the ownership interest of the other member of Phoenix Digital was presented as a minority interest in the condensed consolidated financial statements of the Company for the periods August 31, 2005, November 30, 2005 and February 28, 2006. The Company has reassessed its accounting for its interest in Phoenix Digital and after further consideration of FIN 46(R) and other authoritative literature, has corrected its accounting policy to account for its interest in Phoenix Digital in accordance with the equity method of accounting for investments, as the Company did not have a controlling financial interest in Phoenix Digital and determined that it was not the primary beneficiary of the relationship.

Based on the foregoing, the Company’s Board of Directors determined that the Company was required to restate its financial results for the year ended May 31, 2005 and for the three month periods ended August 31, 2005, November 30, 2005 and February 28, 2006.

See Note 2 to the condensed consolidated financial statements included in the Quarterly Report on Form 10-Q for the six months ended November 30, 2006, for a summary of the effects of the restatement adjustments on the Company's Condensed consolidated financial statements. The information provided in this Management's Discussion and Analysis of Financial Condition and Results of Operations reflects the effect of the restatement adjustments.

Recent Developments

Patriot Scientific Corporation v. Russell Fish

On April 6, 2006, we filed a declaratory relief lawsuit against Russell Fish and The Fish Family Trust in the United States District Court for the Southern District of California.  As a consequence of licensing agreements entered into by or on behalf of Patriot, by Patriot's previous management, Mr. Fish presented demands for payment by us under his July 2004 agreement related to the Inventorship Litigation.  We contended that Mr. Fish had been paid all sums that may have been owed to him.  Our action sought declaratory relief that no further sums were owed to Mr. Fish.  Also, on April 6, 2006, Fish and, later, Robert Anderson, allegedly as trustee of The Fish Family Trust, filed a lawsuit against the Company in the District Court of Dallas County, Texas.  The case was subsequently removed to the United States District Court for the Northern District of Texas.  The lawsuit was based on an alleged breach of the contract entered into on July 27, 2004 and sought enforcement of the contract or damages.  The California action was transferred to the Northern District of Texas.  Mediation commenced on September 11, 2006.  In December 2006, the Fish lawsuit was settled in principle through mediation and on February 14, 2007 the settlement was finalized. Terms of the settlement require the Company to pay $3,400,000 in cash on February 14, 2007 and $3,000,000 on May 1, 2007, make a donation of $15,000 on February 14, 2007 on behalf of Russell H. Fish III to Maasai Power and Education Project, Inc., and pay Fish the equivalent of 4% of 50% of the next $100 million of gross license fees as they are collected by Phoenix Digital and as distributions are made to Patriot, after excluding the first $20 million collected by Phoenix Digital after December 1, 2006. Patriot's commitment to make payments to Fish related to such future license revenues will not exceed $2 million.

Patent Litigation

Pursuant to the joint venture that the Company entered into in June 2005 with Technology Properties Ltd. (in settlement of inventorship/ownership litigation between the parties, and in return for a 50-50 sharing of net licensing and enforcement revenues), the Company granted Technology Properties Ltd. (TPL) the complete and exclusive right to enforce and license its microprocessor patent portfolio. The Company then dismissed its patent infringement claims against Fujitsu Computer Systems, Inc.; Matsushita Electric Corporation of America; NEC Solutions (America) Inc.; Sony Electronics Inc.; and Toshiba America Inc., and certain related entities of these defendants which had been pending in the Federal District Court for the Northern District of California. Thereafter, TPL, on behalf of the TPL/Patriot joint venture and Patriot, filed patent infringement actions against certain of the foregoing defendants (except Sony) and their related entities in the Federal District Court for the Eastern District of Texas, which litigation is currently pending. Litigation is not currently pending with regard to Fujitsu.

In February 2006, a license agreement was entered into with Fujitsu Corporation regarding the Company's patent portfolio, and in connection with that transaction, litigation involving Fujitsu and TPL and the Company in both California and Texas was dismissed. A Claims Construction Hearing is scheduled for May 3, 2007 in District Court.

In February 2007, a license agreement was entered with NEC Corporation and certain NEC subsidiaries that are defendants in the lawsuit. In connection with that transaction, four of the five NEC defendants, excluding NEC Electronics America, Inc., will be dismissed from the lawsuit.

Holocom Networks, Inc.

On November 22, 2006, Patriot and Holocom Networks, Inc. (“Holocom”) entered into a Secured Line of Credit Agreement, pursuant to which Patriot agreed that, at its discretion, it would advance up to $700,000 to Holocom. Patriot loaned Holocom $560,000 under this agreement. That loan was secured by substantially all of Holocom’s assets, subject to a senior lien of a factor in Holocom’s receivables and inventory.

In early January, Holocom defaulted on the Patriot loan, and Patriot noticed a foreclosure sale of Holocom’s assets. That sale took place on February 2, 2007. Patriot was the successful bidder, bidding in 90% of the debt owed it by Holocom. Thereafter, Patriot owned all of the assets of Holocom in which it previously had a security interest. The receivables and inventory Patriot acquired remained subject to the lien of the factor.

Prior to the auction, Patriot, Scripps Secured Data, Inc. (“SSDI”) and a junior secured lender to Holocom entered into an Earnout Agreement, pursuant to which:

1. The junior secured lender agreed that he would not contest the reasonability of the sale and would transfer his Holocom loans (in a principal amount of approximately $24,000,000) to SSDI;

2. SSDI agreed that it would engage in reasonable efforts to sell product based on Holocom’s Secure Communications Raceway technology and that it would pay the junior secured lender 3% of its net sales of such products for 4 years; and

3. Patriot agreed that it would transfer the Holocom assets and $140,000 to Scripps in return for all of the Preferred Stock of SSDI (constituting approximately 45% of the outstanding capitalization of SSDI).

Critical Accounting Policies and Estimates

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, which require us to make estimates and judgments that significantly affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Actual results could differ from those estimates, and such differences could affect the results of operations reported in future periods. We believe the following critical accounting policies affect our most significant estimates and judgments used in the preparation of our consolidated financial statements.

1. Revenue Recognition

Accounting for revenue recognition is complex and affected by interpretations of guidance provided by several sources, including the Financial Accounting Standards Board (“FASB”) and the Securities and Exchange Commission (“SEC”). This guidance is subject to change. We follow the guidance established by the SEC in Staff Accounting Bulletin No. 104, as well as generally accepted criteria for revenue recognition, which require that, before revenue is recorded, there is persuasive evidence of an arrangement, the fee is fixed or determinable, collection is reasonably assured, and delivery to our customer has occurred. Applying these criteria to certain of our revenue arrangements requires us to carefully analyze the terms and conditions of our license agreements. Revenue from our technology license agreements is generally recognized at the time we enter into a contract and provide our customer with the licensed technology. We believe that this is the point at which we have performed all of our obligations under the agreement; however, this remains a highly interpretive area of accounting and future license agreements may result in a different method of revenue recognition. Fees for maintenance or support of our licenses are recorded on a straight-line basis over the underlying period of performance.

2. Assessment of Contingent Liabilities

We are involved in various legal matters, disputes, and patent infringement claims which arise in the ordinary conduct of our business. We accrue for estimated losses at the time when we can make a reliable estimate of such loss and it is probable that it has been incurred. By their very nature, contingencies are difficult to estimate. We continually evaluate information related to all contingencies to determine that the basis on which we have recorded our estimated exposure is appropriate.

3. Stock Options and Warrants

We account for equity issuances to non-employees in accordance with Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock Based Compensation , and Emerging Issues Task Force ("EITF") Issue No. 96-18, Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods and Services . All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date used to determine the fair value of the equity instrument issued is the earlier of the date on which the third-party performance is complete or the date on which it is probable that performance will occur.

Prior to June 1, 2006, we accounted for stock-based compensation issued to employees using the intrinsic value method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees and related pronouncements. Under this method, compensation expense was recognized over the respective vesting period based on the excess, on the date of grant, of the fair value of our common stock over the grant price, net of forfeitures. Deferred stock-based compensation was amortized on a straight-line basis over the vesting period of each grant.

On June 1, 2006, we adopted SFAS No. 123(R), Share-Based Payment, which requires the measurement and recognition of compensation expense for all share-based payment awards made to our employees and directors related to our stock option plans based on estimated fair values. We adopted SFAS No. 123(R) using the modified prospective transition method, which requires the application of the accounting standard as of June 1, 2006, the first day of our fiscal year 2007. Our condensed consolidated financial statements as of and for the six months ended November 30, 2006 reflect the impact of adopting SFAS No. 123(R). In accordance with the modified prospective transition method, our consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS No. 123(R). The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in our consolidated statement of operations. As stock-based compensation expense recognized in the condensed consolidated statement of operations for the six months ended November 30, 2006 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS No. 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The estimated average forfeiture rate for the six months ended November 30, 2006 of 5% was based on historical forfeiture experience and estimated future employee forfeitures. In our pro forma information required under SFAS No. 123 for the periods prior to fiscal 2007, we accounted for forfeitures as they occurred.

Employee stock-based compensation expense recognized under SFAS No. 123(R) for the six months ended November 30, 2006 was $1,770,000, determined by the Black-Scholes valuation model.

4. Debt Discount

We have issued warrants as part of our convertible debentures and other financings. We value the warrants using the Black-Scholes pricing model based on expected fair value at issuance and the estimated fair value is recorded as debt discount. The debt discount is amortized to non-cash interest over the life of the debenture assuming the debenture will be held to maturity, which is normally two years. If the debenture is converted to common stock previous to its maturity date, any debt discount not previously amortized is expensed to non-cash interest. As of May 31, 2006, the debt discount has been fully amortized as the debt instruments were settled prior to May 31, 2006.

5. Derivative Financial Instruments

In connection with the issuance of certain convertible debentures, the terms of the debentures included a reset conversion feature which provided for a conversion of the debentures into shares of the Company's common stock at a rate which was determined to be variable. The conversion option was therefore deemed to be an embedded put option pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting For Derivative Instruments and Hedging Activities , as amended, and Emerging Issues Task Force (“EITF”) Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock . The Company determined that the reset conversion feature was an embedded derivative instrument and that the conversion option was an embedded put option pursuant to SFAS No. 133. The accounting treatment of derivative financial instruments required that the Company record the derivatives and related warrants at their fair values as of the inception date of the convertible debenture agreements and at fair value as of each subsequent balance sheet date.  In addition, under the provisions of EITF No. 00-19, as a result of entering into the convertible debenture agreements, the Company was required to classify all other non-employee warrants as derivative liabilities and record them at their fair values at each balance sheet date.  Any change in fair value was recorded as non-operating, non-cash income or expense at each balance sheet date.  If the fair value of the derivatives was higher at the subsequent balance sheet date, the Company recorded a non-operating, non-cash charge.  If the fair value of the derivatives was lower at the subsequent balance sheet date, the Company recorded non-operating, non-cash income. As of May 31, 2006, the Company does not have any outstanding derivative instruments as the related debt instruments were settled prior to May 31, 2006.

6. Patents and Trademarks

Patents and trademarks are carried at cost less accumulated amortization and are amortized over their estimated useful lives of four years. The carrying value of patents and trademarks is periodically reviewed and impairments, if any, are recognized when the expected future benefit to be derived from an individual intangible asset is less than its carrying value.

7. Income Taxes

Deferred income taxes are provided for by recognizing temporary differences in certain income and expense items for financial and tax reporting purposes. Deferred tax assets consist primarily of income tax benefits from net operating loss carry-forwards. A valuation allowance has been recorded to fully offset the deferred tax asset as it is more likely than not that the assets will not be utilized. We have historically provided a valuation allowance equal to 100% of our net deferred tax asset. In spite of the net income recorded by us during the six months ended November 30, 2006, we do not believe that we have ample evidence of overcoming the “more likely than not” criteria established by generally accepted accounting principles. We will continue to monitor our financial operating results, and other factors, to determine when, if ever, we meet this criteria.

8. Investment in Affiliated Company

The Company has a 50% interest in Phoenix Digital. This investment is accounted for using the equity method of accounting since the investment provides the Company the ability to exercise significant influence, but not control, over the investee. Significant influence is generally deemed to exist if the Company has an ownership interest in the voting stock of the investee of between 20% and 50%, although other factors, such as representation on the investee’s Board of Directors, are considered in determining whether the equity method of accounting is appropriate. Under the equity method of accounting, the investment, originally recorded at cost, is adjusted to recognize the Company’s share of net earnings or losses of the investee and is recognized in the consolidated statement of operations in the caption “Equity in earnings of affiliated company”.

The Company reviews its investment in affiliated company to determine whether events or changes in circumstances indicate that its carrying amount may not be recoverable. The primary factors the Company considers in its determination are the financial condition, operating performance and near term prospects of the investee. If a decline in value is deemed to be other than temporary, the Company would recognize an impairment loss.

Results of Operations

Comparison of the Fiscal Year Ended May 31, 2006 and the Fiscal Year Ended May 31, 2005

Total revenues increased from approximately $2,983,000 for the fiscal year ended May 31, 2005 to approximately $10,310,000 (which amount does not include approximately $27,848,000 in income resulting from the Company’s investment in Phoenix Digital Solutions, LLC) for the fiscal year ended May 31, 2006. In the third quarter of fiscal year 2005 we entered into an agreement with AMD Corporation that granted licenses for our Ignite microprocessor and for our patent portfolio of microprocessor technologies. The Ignite license called for payments totaling $1,220,000 with $300,000 paid upon closing of the agreement, $292,500 to be paid in the fourth quarter of fiscal 2005 and the remaining balance to be paid during fiscal 2006. The revenues associated with the Ignite license were all recognized in fiscal 2005. The agreement also called for a maintenance fee totaling $100,000 connected with the Ignite license. That fee is considered to support the Ignite license over a period of four years and is being recognized as revenue evenly over the four year period. The Ignite license contains provisions for royalties based upon deliveries of products using the technology. However we cannot make reliable projections of quantities or the timing of shipments that could lead to royalty payments resulting from this agreement. The agreement with AMD also included a non-exclusive license for our portfolio of intellectual property. A one-time license fee amounting to $1,730,000 was agreed upon with four equal payments of $432,500 to be paid during fiscal 2005 and 2006. The entire amount of the license fee was recognized as revenue in fiscal 2005. In June 2005, we entered into an agreement with Intel Corporation licensing our intellectual property, in connection with which we received a one-time payment of $10,000,000. The license revenue was recognized during fiscal 2006. In connection with entering into the agreement with Intel Corporation, we entered into an agreement with the co-owner of our patented technologies, through which we settled all legal disputes between us and agreed to jointly pursue others who have infringed upon our joint rights. Product sales amounting to approximately $310,000 were also recorded during the 2006 fiscal year in connection with communications products that are no longer marketed by the Company. Inventory associated with the sales of these communications products is carried at zero value. Cost of sales of approximately $103,000 consists of payments made to sub contractors for materials and labor in connection with the products sales. Sales of communications and microprocessor products that have been discontinued amounted to approximately $25,000 for the 2005 fiscal year.

Research and development expenses declined from approximately $295,000 for the fiscal year ended May 31, 2005 to approximately $226,000 for the fiscal year ended May 31, 2006. Expenses related to salaries, benefits, training and other employee expenses declined approximately $114,000 resulting from staff reductions. Consulting and related support expenses increased from approximately $15,000 during fiscal 2005 to approximately $65,000 for fiscal 2006 as research and development activities moved to outside contractors. Costs of components, supplies and equipment increased by approximately $5,000 for the 2006 fiscal year as compared with the 2005 fiscal year connected with product development and support of the Ignite product line. Depreciation for fixed assets associated with research and development activities declined from approximately $11,000 for the fiscal year ended May 31, 2005 to less than $1,000 for the fiscal year ended May 31, 2006 as equipment became fully depreciated and was not replaced.

Selling, general and administrative expenses increased from approximately $2,600,000 for the fiscal year ended May 31, 2005 to approximately $4,151,000 for the fiscal year ended May 31, 2006. Legal and accounting related expenses increased by approximately $997,000 for the 2006 fiscal year compared with the 2005 fiscal year related to legal matters in connection with intellectual property and formation of a limited liability company, the license agreement with Intel Corporation, and legal issues related to former employees and other corporate matters. In addition, salary costs increased approximately $605,000 for the 2006 fiscal year compared with the 2005 fiscal year as a result of changes in management personnel that included severance costs. Other increases for the 2006 fiscal year as compared with the 2005 fiscal year included public relations and consultant expenses of approximately $308,000, insurance expenses of approximately $73,000 and travel expenses of approximately $85,000. Offsetting these increases were decreases in legal contingency fees of approximately $560,000 and decreases in patent enforcement expenses of approximately $290,000.

Settlement and license expenses amounting to approximately $1,918,000 were recorded during the fiscal year May 31, 2006 in connection with the agreements involving the formation of a limited liability company and, separately, a license agreement with Intel Corporation. The expenses consisted of both cash and non-cash elements related to incremental, direct costs of completing the transactions. In connection with the transactions, it was necessary for the Company to obtain the consent of certain debenture and warrant holders. The necessary consents, together with certain warrants held by the debenture holders and the release of their security interests in our intellectual property, were obtained in exchange for cash, new warrants and repriced warrants. The expenses resulted primarily from cash payments to debt holders of approximately $1,328,000, to co-owners of various intellectual property assets of approximately $960,000 and to a committee of the Company's board of directors of approximately $170,000. Non-cash expenses totaled approximately $82,000 and resulted primarily from the incremental value of the effect of repricing various warrants and granting other warrants in excess of the expense previously recognized for warrants granted to these security holders. Offsetting the non-cash expenses were non-cash benefits to the Company from the reconveyance of warrants, amounting to approximately $622,000.

Other income and expenses for the Company in the fiscal year ended May 31, 2006 included equity in the earnings of Phoenix Digital Solutions LLC, a joint venture entity. The investment is accounted for in accordance with the equity method of accounting for investments. The Company’s investment in the joint venture for the fiscal year ended May 31, 2006 provided income in the amount of approximately $27,848,000 resulting from licensing agreements for our intellectual property with Hewlett-Packard, Fujitsu and Casio for one time payments. Total other income and expense for the fiscal year ended May 31, 2006 amounted to approximately $24,761,000 compared with total other income and expense for the fiscal year ended May 31, 2005 of net expenses amounting to approximately $10,606,000. Changes in the fair value of warrant and derivative liabilities amounted to net expense in the 2005 fiscal year of approximately $7,564,000 and net expense of approximately $2,457,000 in the 2006 fiscal year. Expenses were incurred during the 2006 fiscal year of approximately $445,000 in connection with debt extinguishment and no such expenses were incurred during the 2005 fiscal year. Interest expense amounted to approximately $3,082,000 for the 2005 fiscal year and approximately $517,000 for the 2006 fiscal year. The non-cash portion of interest expense amounted to approximately $2,941,000 for the 2005 fiscal year and approximately $471,000 for the 2006 fiscal year associated primarily with convertible debenture debt discount amortization and write-off of debt discount upon conversion of convertible debentures. Interest income and other income increased from approximately $56,000 for the 2005 fiscal year to approximately $330,000 for the 2006 fiscal year, as interest bearing account balances increased from license revenues. Gain on sale of assets amounted to approximately $4,000 for the 2005 fiscal year and approximately $3,000 for the 2006 fiscal year. Unrealized loss on marketable securities amounted to approximately $21,000 for the 2005 fiscal year and $1,000 for the 2006 fiscal year.

The Company's net income for the fiscal year ended May 31, 2006 amounted to approximately $28,673,000 compared with a loss of approximately $10,519,000 for the fiscal year ended May 31, 2005.

Comparison of the Six Months Ended November 30, 2006 and Six Months Ended November 30, 2005

In June 2005, we entered into an agreement with Intel Corporation licensing our intellectual property for a one-time payment of $10,000,000. The license revenue was recognized in the quarter ended August 31, 2005. During the six-month period ended November 30, 2006 no such agreement was signed by the Company and all further agreements of this nature were signed and reported through Phoenix Digital. In connection with entering into the agreement with Intel Corporation, we entered into an agreement with the co-owner of our patented technologies, through which we settled all legal disputes between us and agreed to jointly pursue others who have infringed upon our joint rights. Future licensing agreements for the use of the Company’s technology are being made through a joint venture entity that is accounted for in accordance with the equity method of accounting for investments and, accordingly, the financial results of the joint venture are being recorded in the Other Income section of the Company’s Condensed consolidated Statement of Operations. Product sales amounting to approximately $20,000 and $45,000 were also recorded in the six-month periods ended November 30, 2005 and 2006, respectively, in connection with communications products that are no longer marketed by the Company. Inventory associated with the sales of these communications products is carried at zero value and cost of sales is therefore zero. Total revenues amounted to approximately $10,020,000 and $45,000 for the six months ended November 30, 2005 and 2006, respectively.

Research and development expenses decreased from approximately $198,000 for the six months ended November 30, 2005 to zero for the six months ended November 30, 2006. Presently, we do not expect to replace recently discontinued “in house” research and development operations. However, the Company may utilize consultants and other outsourced contractors for research and development activities in future periods.

Selling, general and administrative expenses increased from approximately $1,820,000 for the six months ended November 30, 2005 to approximately $4,469,000 for the six months ended November 30, 2006. Legal and accounting related expenses increased by approximately $791,000 for the six months ended November 30, 2006 compared with the six months ended November 30, 2005 related to legal and accounting matters in connection with the restatement of the Company’s financial statements for the fiscal years 2005, 2004, 2003 and 2002, as well as the quarterly reports for the periods ended August 31, 2005, November 30, 2005 and February 28, 2006. Legal expenses related to a dispute with a former executive officer as well as other legal proceedings involving the interests of a co-inventor of a portion of the Company’s technology and other legal matters contributed to the increase in legal expenses for the six months ended November 30, 2006. Salary costs and related expenses included non-cash expenses associated with the fair value of options granted during the period in accordance with SFAS No. 123(R). On June 5, 2006, 1,500,000 options were granted to the chief executive officer of the Company resulting in non-cash compensation expense amounting to approximately $1,527,000. On October 23, 2006, 230,000 options were granted to employees resulting in non-cash compensation expense of approximately $184,000. Additional non-cash compensation for the six months ended November 30, 2006 amounted to $59,000 for vesting of employee stock options in accordance with SFAS No 123(R). No such compensation expense was incurred for the six months ended November 30, 2005. Public and investor relations expenses increased by approximately $195,000 for the six months ended November 30, 2006 as compared with the six months ended November 30, 2005 as a result of a change in the Company’s public relations firm and one time contracts with investor relations consultants. Other salary expenses increased by approximately $95,000 for the six months ended November 30, 2006 as compared with the six months ended November 30, 2005 due to bonuses and 401(k) employer matching of which no such expense was incurred for the six months ended November 30, 2005. Insurance expenses increased by approximately $72,000 for the six months ended November 30, 2006 as compared with the six months ended November 30, 2005 primarily as a result of increased costs of directors and officers insurance coverage. Travel and related expenses increased approximately $13,000 for the six months ended November 30, 2006 as compared with the six months ended November 30, 2005 due to increased travel to attend various lawsuit mediations. Rent and occupancy expenses increased by approximately $11,000 for the six months ended November 30, 2006 as compared to the six months ended November 30, 2005 due to the fact that the Company is no longer amortizing rent payable on its old office space. Decreases in expenses were recorded for the six months ended November 30, 2006 as compared with the six months ended November 30, 2005 for patent enforcement expenses, marketing and for settlement expenses in connection with the termination of former executive officers in the approximate amounts of $81,000, $5,000 and $218,000, respectively.

Settlement and license expenses amounting to approximately $1,918,000 were recorded during the three months ended August 31, 2005 in connection with the agreements involving the formation of a joint venture and, separately, a license agreement with Intel Corporation. The expenses consisted of both cash and non-cash elements related to incremental, direct costs of completing the transactions. In connection with the transactions, it was necessary for the Company to obtain the consent of certain debenture and warrant holders. The necessary consents, together with certain warrants held by the debenture holders and the release of their security interests in our intellectual property, were obtained in exchange for cash, new warrants and repriced warrants. The expenses resulted primarily from cash payments to debt holders of approximately $1,300,000, to co-owners of various intellectual property assets of approximately $960,000 and to a committee of the Company’s board of directors of approximately $170,000. Non-cash expenses totaled approximately $82,000 and resulted primarily from the incremental value of the effect of repricing various warrants and granting other warrants in excess of the expense previously recognized for warrants granted to these security holders. Offsetting the non-cash expenses were non-cash benefits to the Company from the reconveyance of warrants, amounting to approximately $622,000. During the six months ended November 30, 2006, the Company recorded $6,300,000 of settlement and license expense relating to the mediation agreement with Fish. The amount consists of $3,000,000 to be paid in cash and 5,500,000 million shares of stock at an average price of $0.60 per share (Please see Note 8, of the Condensed Consolidated Financial Statements for the six months ended November 30, 2006, for more information).

Other income and expenses for the Company for the six months ended November 30, 2006 included equity in the earnings of Phoenix Digital. The investment is accounted for in accordance with the equity method of accounting for investments. The Company’s investment in the joint venture for the six months ended November 30, 2006 provided income after expenses in the amount of approximately $18,745,000 resulting from licensing agreements for our intellectual property with Sony, Nikon, Seiko Epson, Pentax, Olympus, Kenwood and Agilent for one time payments. The Company’s investment in the joint venture provided net expenses amounting to approximately $720,000 for the six months ended November 30, 2005 as no license agreements had been signed through the end of that fiscal period. Total other income and expense for the six months ended November 30, 2006 amounted to net other income of approximately $19,052,000 compared with total other income and expense for the six months ended November 30, 2005 of net other income amounting to approximately $1,320,000. Changes in the fair value of warrant and derivative liabilities amounted to net other income for the six months ended November 30, 2005 of approximately $2,261,000 with no corresponding amount for the six months ended November 30, 2006 as all convertible debt had been retired in prior fiscal periods. Non-cash adjustments to interest expense for the six months ended November 30, 2005 amounted to expenses of approximately $311,000 resulting from amortization of debt discount in connection with convertible debentures that were outstanding during the six months ended November 30, 2005. Interest income and other income increased from approximately $94,000 for the six months ended November 30, 2005 to approximately $308,000 for the six months ended November 30, 2006 as interest bearing account balances increased from license revenues.

During the six months ended November 30, 2006, the Company recorded a provision for income taxes of $4,220,000 related to federal and California taxes. Also, during the six months ended November 30, 2005, and November 30, 2006, the Company utilized approximately $6,000,000 and $34,300,000, respectively, of its available federal net operating loss carry-forwards and approximately $6,000,000 and $16,700,000 of its available state net operating loss carryforwards to offset its taxable income arising in the respective quarters.

The Company recorded net income (as restated) for the six months ended November 30, 2005 of $7,404,211 compared with net income of $4,108,275 for the six months ended November 30, 2006.

Liquidity and Capital Resources

The Company’s cash, marketable securities and short-term investment balances increased from approximately $7,503,000 as of May 31, 2006 to approximately $15,371,000 as of November 30, 2006. We also hold restricted cash in savings accounts amounting to approximately $100,000 as of May 31, 2006 and approximately $102,000 as of November 30, 2006. Total current assets increased from approximately $8,015,000 as of May 31, 2006 to approximately $15,714,000 as of November 30, 2006. Total current liabilities increased from approximately $1,244,000 as of May 31, 2006 to approximately $10,968,000 as of November 30, 2006.

During the six month periods that ended November 30, 2005 and November 30, 2006 the Company generated approximately net cash flows of $5,328,000 and $7,734,000, respectively. However, during recent years we have relied upon financing activities to provide the funds necessary for the Company's operations including sales of common stock, the issuance of convertible debentures and notes payable and related conversions and exercises of common stock warrants. We believe that the Company will be able to avoid such methods of financing operations for the foreseeable future.

During the six month period ended November 30, 2006 we repurchased 4,874,827 shares of our common stock at an aggregate cost of $4,024,395 through the Company’s stock repurchase program.

We believe the Company's current position as of November 30, 2006 will provide the funds necessary to support the Company's operations for the next 12 months.

A summary of our outstanding contractual obligations at November 30, 2006 is as follows:

Contractual Cash Obligations	Total Amounts Committed	Less than 1 Year	1-3 Years
Operating lease - facilities	$216,975	$94,818	$122,157

Recent Accounting Pronouncements

On June 1, 2006, we adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123(R)”), which requires the measurement and recognition of compensation expense for all share-based payment awards made to our employees and directors based on estimated fair values. We adopted SFAS 123(R) using the modified prospective transition method, which requires the application of the accounting standard as of June 1, 2006, the first day of our fiscal year 2007. Our condensed consolidated financial statements as of and for the six months ended November 30, 2006 reflect the impact of SFAS 123(R). In accordance with the modified prospective transition method, our condensed consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R). The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods in our condensed consolidated statement of operations. Prior to the adoption of SFAS 123(R), we accounted for stock-based awards to employees and directors using the intrinsic value method in accordance with APB 25 as allowed under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS 123”). As stock-based compensation expense recognized in the condensed consolidated statement of operations for the first quarter of fiscal 2007 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimated. We estimated forfeitures to be 5% of the options issued.

Stock-based compensation expense recognized under SFAS 123(R) for the six months ended November 30, 2006 was $1,773,427, determined by the Black-Scholes valuation model, and consisting of stock-based compensation expense related to employee and director stock options and also vesting of options previously granted.

In July 2006, the Financial Accounting Standards Board issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (“FIN 48”). This interpretation clarifies the application of SFAS No. 109, Accounting for Income Taxes, by defining criteria that an individual tax position must meet for any part of the benefit of that position to be recognized in a company’s financial statements and also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company expects to adopt FIN 48 on June 1, 2007. The Company is currently assessing the impact the adoption of FIN 48 will have on its consolidated financial position and results of operations.

SELECTED FINANCIAL INFORMATION

The financial summary does not contain all the information that may be important to you. Therefore, we urge you to read all the information in this Prospectus, including the financial statements, and their explanatory notes before making an investment decision.

We derived the selected financial information from our consolidated financial statements (See section entitled “Financial Statements” in this Prospectus). Information as of and for the periods ended November 30, 2006 and 2005 is unaudited. Also, results of operations for the period ended November 30, 2006 are not necessarily indicative of the results which may be obtained for the fiscal year ending May 31, 2007. We urge you to read this selected financial information in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as our consolidated financial statements and the related notes to the consolidated financial statements.

Results of Operations

	Six Months Ended
	November 30, 2006 (Unaudited)	November 30, 2005 (Unaudited) (As restated)	Increase (Decrease)
Revenue	$44,875	$10,020,272	$(9,975,397)
Operating expenses:
Research and development	$-	$198,260	$(198,260)
Selling, general and administrative	$4,468,946	$1,819,734	$2,649,212
Settlement and license expense	$6,300,000	$1,918,054	$4,381,946
Total operating expenses	$10,768,946	$3,936,048	$6,832,898
Unrealized loss on marketable securities	$-	$(1,137)	$(1,137)
Interest expense	$-	$313,514	$(313,514)
Interest and other income	$307,898	$93,648	$214,250
Loss on sale of assets	$(543)	$-	$543
Change in fair value of warrant and derivative liabilities	$-	$2,261,155	$(2,261,155)
Equity in earnings (loss) of affiliated company	$18,744,991	$(720,165)	$19,465,156
Income before income taxes	$8,328,275	$7,404,211	$924,064
Provision for income taxes	$4,220,000	$-	$4,220,000
Net income (loss)	$4,108,275	$7,404,211	$(3,295,936)
Basic income (loss) per common share	$0.01	$0.02	$(0.01)
Diluted income (loss) per common share	$0.01	$0.02	$(0.01)

	Year Ended
	May 31, 2006	May 31, 2005 (As restated)	Increase (Decrease)
Revenue	$10,309,709	$2,982,586	$7,327,123
Cost of sales	$103,351	$-	$103,351
Gross profit	$10,206,358	$2,982,586	$7,223,772
Operating expenses:
Research and development	$225,565	$294,735	$(69,170)
Selling, general and administrative	$4,151,099	$2,600,430	$1,550,669
Settlement and license expense	$1,918,054	$-	$1,918,054
Total operating expenses	$6,294,718	$2,895,165	$3,399,553
Unrealized loss on marketable securities	$(1,466)	$(21,180)	$(19,714)
Interest and other income	$330,055	$56,251	$273,804
Gain on sale of assets	$2,724	$4,128	$(1,404)
Interest expense	$516,465	$3,081,760	$(2,565,295)
Loss on debt extinguishments	$(445,427)	$-	$445,427
Change in fair value of warrant and derivative liabilities	$(2,456,736)	$(7,563,564)	$(5,106,828)
Equity in earnings of affiliated company	$27,848,363	$-	$27,848,363
Net income (loss)	$28,672,688	$(10,518,704)	$39,191,392
Basic income (loss) per common share	$0.09	$(0.05)	$0.14
Diluted income (loss) per common share	$0.07	$(0.05)	$0.12

Balance Sheet

	November 30, 2006 (Unaudited)	May 31, 2006	Increase (Decrease)
Cash and cash equivalents	$11,718,031	$3,984,240	$7,733,791
Marketable securities	$3,652,830	$3,518,879	$133,951
Prepaid expenses and other current assets	$234,497	$407,418	$(172,921)
Accounts payable and accrued expenses	$459,541	$850,053	$(390,512)

	November 30, 2006 (Unaudited)	May 31, 2006	Increase (Decrease)
Current assets	$15,714,374	$8,014,970	$7,699,404
Current liabilities	$10,968,204	$1,244,116	$9,724,088
Working capital	$4,746,170	$6,770,854	$(2,024,684)
Stockholders’ equity	$12,782,707	$10,827,551	$1,955,156

Cash Flows

	Six Months Ended
	November 30, 2006 (Unaudited)	November 30, 2005 (Unaudited) (As restated)	Increase (Decrease)
Net cash provided by (used in):
Operating activities	$(2,949,033)	$7,039,795	$(9,988,828)
Investing activities	$14,609,369	$(1,916,040)	$16,525,409
Financing activities	$(3,926,545)	$204,131	$(4,130,676)

	Year Ended
	May 31, 2006	May 31, 2005 (As restated)	Increase (Decrease)
Net cash provided by (used in):
Operating activities	$6,473,632	$(628,326)	$7,101,958
Investing activities	$(21,121,047)	$(892,706)	$(20,228,341)
Financing activities	$(24,201,865)	$1,756,518	$(25,958,383)

MANAGEMENT

The following table and biographical summaries set forth information, including principal occupation and business experience, about our directors and the executive officers as of November 30, 2006:

NAME	AGE	POSITION, OFFICE and TERM
Helmut Falk, Jr.	50	Director (since December 1997)
Gloria Felcyn	59	Director (since October 2002)
Carlton M. Johnson, Jr.	46	Director (since August 2001)
David H. Pohl	69	Director (since April 2001) / President and Chief Executive Officer
Thomas J. Sweeney	56	Chief Financial Officer/Secretary
James Turley	44	Director (since February 2006)

Biographical Information

Helmut Falk, Jr. From 1992 until 2000, Dr. Falk served as the Director of Anesthesia of, and served on the medical executive committee for, The Johnson Memorial Hospital in Franklin, Indiana. Since 2000, Dr. Falk has worked at St. Francis Hospital in Mooresville, Indiana as a staff anesthesiologist and has been Chairman of its Pharmacy and Therapeutics Committee. Dr. Falk received his D.O. degree from the College of Osteopathic Medicine of the Pacific in 1987 and his B.S. in Biology from the University of California, Irvine in 1983. Dr. Falk is the son of the late Helmut Falk, who was the sole shareholder of nanoTronics and the Chairman and CEO of the Company until his death in July 1995. Dr. Falk is also an heir to the Helmut Falk Estate, which is the beneficial owner of the Company's shares held by the Helmut Falk Family Trust.

Gloria H. Felcyn. Gloria Felcyn has served as a Director of the Company since 2002 and is the Chairman of the Audit Committee of the Board of Directors. Since 1982, Ms. Felcyn has been the principal in her own certified public accounting firm. Prior to establishing her own firm, Ms. Felcyn was employed by Main Hurdman & Cranston from 1969 through 1970 and at Price Waterhouse & Co., in the San Francisco and New York offices from 1970 through 1976. Subsequent to that, Ms. Felcyn worked in the field of off-shore tax planning with a major real estate syndication company. Ms. Felcyn received her B.S. degree in Business Economics from Trinity University in 1968 and is a member of the American Institute of CPAs.

Carlton M. Johnson, Jr. Carlton Johnson has served as a Director of the Company since 2001, and is Chairman of the Executive Committee of the Board of Directors. Mr. Johnson is in-house legal counsel for Roswell Capital Partners, LLC, a position he has held since June 1996. Mr. Johnson has been admitted to the practice of law in Alabama since 1986, Florida since 1982 and Georgia since 1997. He has been a shareholder in the Pensacola, Florida AV- rated law firm of Smith, Sauer, DeMaria Johnson and was President-Elect of the 500 member Escambia-Santa Rosa Bar Association. He also served on the Florida Bar Young Lawyers Division Board of Governors. Mr. Johnson earned a degree in History/Political Science at Auburn University and Juris Doctor at Samford University - Cumberland School of Law. Mr. Johnson is also a director and member of the audit committee of Peregrine Pharmaceuticals, Inc., a publicly held company.

David H. Pohl. David Pohl has served as a Director of the Company since April 2001, and served as an officer of the Company from January 2001 to March 2002. He was elected Chairman, Chief Executive Officer and President on June 13, 2005. Except for his service with the Company, Mr. Pohl has been in the private practice of law counseling business clients since 1997, and most recently was Of Counsel with the law firm of Herold & Sager in Encinitas, California. He is a member of the Intellectual Property Law and Business Law Sections of the State Bar of California. In 1995 and 1996, Mr. Pohl was Special Counsel to the Ohio Attorney General regarding investments in entrepreneurial firms by state pension funds. Previously he was a senior attorney with a large U.S. law firm, and held positions as a senior officer and general counsel in large financial services corporations. Mr. Pohl earned a J.D. degree in 1962 from The Ohio State University College of Law, and also holds a B.S. in Administrative Sciences from Ohio State. Mr. Pohl is also a director and member of the audit committee of Peregrine Pharmaceuticals, Inc., a publicly held company.

Thomas J. Sweeney. Mr. Sweeney became the Company's Chief Financial Officer on August 3, 2005 and is Secretary of the Company. Since 2000, Mr. Sweeney has been a Partner in the San Diego office of Tatum CFO Partners, a national financial services firm. While a Partner of Tatum and for three and one-half years, Mr. Sweeney served as the Chief Financial Officer of New Visual Corporation, now named Rim Semiconductor, a publicly held development stage company in the telecommunications industry with more than 8,000 shareholders. Also while with Tatum, he served as the Chief Financial Officer of Mitchell International, Inc., a 700 person firm that is a provider of information software, print publications and total business solutions. Also while with Tatum, Mr. Sweeney worked in Johannesburg and Cape Town, South Africa on a project basis for an investment group that was organized under Astrata Group, Inc., a publicly held U.S. company, as it completed acquisitions of satellite technology subsidiaries. Earlier in his career, Mr. Sweeney worked as an auditor for Ernst & Young LLP, where he earned his CPA certificate, and worked for the international consulting firm of McKinsey & Company. Mr. Sweeney earned his B.B.A. and M.B.A. degrees from The University of Texas at Austin and is a member of the American Institute of CPAs.

James L. Turley. Jim Turley has been a Director of the Company since February, 2006, and is Chairman of the Technology Committee of the Board of Directors. Mr. Turley is an acknowledged authority on microprocessor chips, semiconductor intellectual property, computers, and silicon technology. Until August 2006, Mr. Turley served as the Editor-in-Chief of Embedded Systems Design, a global magazine for high-tech developers and managers. He also served as Conference Chairman of the Embedded Systems Conferences, a series of electronics design shows. In addition, since August 2001, Mr. Turley has managed his own technology consulting and analysis business, Silicon Insider. From 1999 to 2001, he served as Senior Vice President of Marketing for ARC International, a microprocessor intellectual property company based in the UK. Mr. Turley has authored seven books on microprocessor chips, semiconductor intellectual property, computers, and silicon technology. He has served as editor of the prestigious industry journal Microprocessor Report (a three-time winner of the Computer Press Award), and is a frequent speaker at industry events. Mr. Turley also serves on the board of directors and/or technical advisory boards of several high-tech companies in the U.S. and Europe.

There is no family relationship between any of our executive officers and directors.

Committees of the Board Of Directors

Our board has standing Audit, Compensation, Executive, Nominating and Technology Committees.

Audit Committee. The Audit Committee reviews the audit and control functions of the Company, the Company's accounting principles, policies and practices and financial reporting, the scope of the audit conducted by the Company's auditors, the fees and all non-audit services of the independent auditors and the independent auditors' opinion and letter of comment to management and management's response thereto.

The Audit Committee is composed of two directors, both of whom were determined by the Board of Directors to be independent directors. During fiscal 2006 and to date, the Audit Committee has consisted of Ms. Felcyn (Chairperson) and Mr. Johnson. The Board of Directors has determined that Ms. Felcyn is an audit committee financial expert as defined in Item 401 of Regulation S-B, promulgated by the SEC. The Board’s conclusions regarding the qualifications of Ms. Felcyn as an audit committee financial expert were based on her standing as a certified public accountant and her degree in business economics.

Compensation Committee. The Compensation Committee reviews and recommends to the Board the salaries, bonuses and perquisites of the Company's executive officers. The Compensation Committee also reviews and recommends to the Board any new compensation or retirement plans and administers the Company's 1996, 2001, 2003 and 2006 Stock Option Plans. The Compensation Committee is composed of Mr. Johnson (Chairman), Ms. Felcyn and Mr. Falk.

Executive Committee. The Executive Committee exercises certain powers of the Board of Directors between normally scheduled Board meetings. The Executive Committee is composed of Mr. Johnson (Chairman), Ms. Felcyn, Dr. Falk and Mr. Turley.

Nominating Committee. The Nominating Committee reviews and recommends to the Board for nomination candidates for election to the Board. The entire Board acted in lieu of the Nominating Committee and in accordance with the policies that apply to the Nominating Committee.

Technology Committee. The Technology Committee reviews and makes recommendations to the Board regarding current and proposed technology. The Technology Committee is composed of Mr. Turley (Chairman), Mr. Johnson and Mr. Pohl.

Each member of the Audit Committee and Compensation Committee is independent as defined under the National Association of Securities Dealers’ (NASDAQ) listing standards.

Other Committees. Effective August 1, 2006, a Technology Committee was formed. The Technology Committee is composed of Mr. Turley (Chairman), Mr. Johnson and Mr. Pohl.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who beneficially own 10% or more of a class of securities registered under Section 12 of the Exchange Act to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Directors, executive officers and greater than 10% stockholders are required by the rules and regulations of the SEC to furnish the Company with copies of all reports filed by them in compliance with Section 16(a).

Based solely on the Company's review of those reports furnished to the Company by the persons required to make such filings during the 2006 fiscal year and the Company’s own records, the Company believes, that from the period June 1, 2005 through May 31, 2006, Mr. Turley failed to file timely one Form 3 with the SEC to report his changes in beneficial ownership.

Code of Ethics

The Company has adopted a Code of Ethics which applies to its principal executive and financial officers. The Code of Ethics will be provided to any person requesting it, without charge, by contacting the Company’s corporate office. (See Exhibit 14.1).

Indemnification of Officers, Directors and Others

As permitted by Delaware law, our certificate of incorporation provides that we will indemnify our officers, directors, employees and agents. This includes indemnification against attorneys’ fees and other expenses and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them arising out of their association with or activities on behalf of us. However, they will not be indemnified if they are adjudged to have acted with gross negligence or to have engaged in willful misconduct. We may also bear the expenses of such litigation for any such persons upon their promise to repay such sums if it is ultimately determined that they are not entitled to indemnification. Such expenditures could be substantial and may not be recouped, even if we are so entitled. We have provided for indemnification for liabilities arising under the Securities Act of 1933 as they may be permitted to directors, officers or persons controlling us. The SEC has informed us that such indemnification is against public policy and may be unenforceable.

EXECUTIVE COMPENSATION

The following table sets forth the compensation, for the years indicated, of the Company's chief executive officer and the most highly compensated executive officers whose salary and bonus exceeded $100,000 (each a “Named Officer”).

					Long Term Compensation
		Annual Cash Compensation			Awards	Payouts
Name and Principal Position	Fiscal Year	Salary ($)			Securities Underlying Options (#)	All other compensation

David H. Pohl President & CEO	2006		$236,154		900,000	None

Thomas J. Sweeney CFO	2006		$243,563		50,000	None

Jeffrey E. Wallin (2) President & CEO	2006 2005 2004	$ $ $	25,131 146,317 145,933	(1) (1) (1)	None 250,000 673,000	$142,642 None None	(5)

Lowell W. Giffhorn (3) Exec. VP, CFO & Secy.	2006 2005 2004	$ $ $	22,893 148,227 148,800	(1) (1) (1)	None 650,000 239,000	None None None

Patrick O. Nunally(4) VP and CTO	2006 2005 2004	$ $ $	1,380 122,734 180,000	(1) (1) (1)	None 200,000 173,000	None None None

(1) Includes cash compensation of $400 per month for car allowance.

(2) Mr. Wallin left the Company in June 2005. He was replaced by Mr. David H. Pohl who became the Company's President and CEO on June 13, 2005.

(3) Mr. Giffhorn left the Company as an executive officer in June 2005. He was replaced by Mr. Thomas J. Sweeney who became the Company's CFO on August 3, 2005.

(4) Dr. Nunally left the Company in May 2005.

(5) Amount represents payments through May 31, 2006 to Mr. Wallin under terms of his severance agreement.

The Company maintains employee benefits that are generally available to all of its employees, including medical, dental and life insurance benefits and a 401(k) retirement plan. The Company did not make any matching contributions under the 401(k) plan for any of the above named officers during the fiscal years ended May 31, 2005, or 2004. During the fiscal year ended May 31, 2006 the Company made a matching contribution of $1,417 for Mr. Pohl.

Employment Contracts

The Company had a consulting agreement dated March 18, 2004 with San Diego Millennia Consultants, Inc. whereby San Diego Millennia Consultants agreed to provide the services of Mr. Wallin to be the President and Chief Executive Officer of the Company. Mr. Wallin's employment with the Company ended on June 12, 2005, and the Company's agreement with San Diego Millennia Consultants terminated on that date. In September 2005, the Company agreed to pay Mr. Wallin approximately $148,700 in full settlement of all amounts owed to him under the consulting agreement.

The Company had an employment agreement dated September 1, 2004 with Mr. Giffhorn providing for his employment as Executive Vice President and Chief Financial Officer. Mr. Giffhorn's employment with the Company ended on June 13, 2005. The Company did not pay Mr. Giffhorn any severance compensation or otherwise due to awaiting resolution of a dispute initiated by Mr. Giffhorn in connection with his termination of employment. The Company is currently maintaining a vigorous defense against claims made by Mr. Giffhorn in an arbitration proceeding he initiated seeking compensation and damages based on claims and assertions that are related to the termination of his employment. The Company denies the validity of Mr. Giffhorn’s claims and assertions. (See Legal Proceedings.)

The Company entered into an employment agreement dated June 1, 2004, as amended on July 12, 2004, with Dr. Nunally providing for his employment as the Chief Technical Officer of the Company. Pursuant to the terms of the employment agreement, Dr. Nunally's employment with the Company terminated on May 31, 2005.

The Company has an employment agreement with Mr. Sweeney. Under the terms of the agreement, Mr. Sweeney is paid a salary of $1,125 per day, subject to increase in the Company's sole discretion. Mr. Sweeney is also entitled to a cash bonus, stock options and severance pay, in each case, as may be determined by the Compensation Committee in its sole discretion. During the course of Mr. Sweeney's employment with the Company, Mr. Sweeney remains a partner of Tatum CFO Partners, LLP. As a partner of Tatum, Mr. Sweeney is to share with Tatum a portion of his economic interest in any stock options or equity bonus that the Company may pay him, to the extent specified in the Part-Time Engagement Resources Agreement between the Company and Tatum. Mr. Sweeney is eligible for any Company employment retirement and/or 401(k) plan and for vacation and holidays consistent with the Company's policy as it applies to senior management. Either party may terminate the employment relationship upon at least 30 days' prior written notice, unless the Company has not remained current in its obligations under the employment agreement or the Part-Time Engagement Resources Agreement or if the Company engages in or asks Mr. Sweeney to engage in or to ignore any illegal or unethical conduct, in which case Mr. Sweeney may terminate his employment immediately.

Option Grants

The following table sets forth certain information concerning stock options granted to the Named Officers during the year ended May 31, 2006, pursuant to the Company's 1996, 2001, 2003 and 2006 Stock Option Plans.

Name	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees in FY	Exercise Price	Expiration Date
David H. Pohl	500,000	(1)	None	$0.163	6/22/2010
	400,000	(1)	None	$0.700	5/25/2011
Thomas J. Sweeney	50,000		52.6%	$0.700	5/25/2011

(1) Options are fully vested and were granted in recognition of his service on the Board.

Aggregated Option Exercises and Fiscal Year End Option Values

The following table sets forth certain information with respect to the Named Officers concerning exercised and unexercised stock options held as of May 31, 2006.

Name	Shares Acquired on Exercise	Value Realized	Number of Unexercised Options Held at May 31, 2006		Value of Unexercised In-The-Money Options at May 31, 2006
			Exercisable	Unexercisable	Exercisable	Unexercisable
Jeffrey E. Wallin	1,750,000	$1,042,201	250,000	—	$215,000	$—
Lowell W. Giffhorn	1,120,000	$1,194,700	—	—	$—	$—
Patrick Nunally	450,000	$17,100	—	—	$—	$—
David H. Pohl	200,000	$26,250	1,075,000	—	$668,800	$—
Thomas J. Sweeney	—	$—	—	50,000	$—	$13,500

The fair market value of the unexercised in-the-money options at May 31, 2006 was determined by subtracting the option exercise price from the last sale price as reported on the OTC Bulletin Board on May 31, 2006, $0.97.

The Company has not awarded stock appreciation rights to any of its employees. The Company has no long-term incentive plans.

Compensation of Directors

During fiscal year 2006, an aggregate of $294,000 was paid to the Company’s board members including $170,000 paid to certain members in connection with their efforts in the consummation of the TPL and Charles H. Moore Agreement. Expenses of the Company’s directors in connection with the attendance of board or committee meetings and company related activities are reimbursed by the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of August 31, 2006 (except as noted below), the stock ownership of each officer and director of the Company, of all officers and directors of the Company as a group, and of each person known by the Company to be a beneficial owner of 5% or more of its Common Stock. Except as otherwise noted, each person listed below is the sole beneficial owner of the shares and has sole investment and voting power over such shares. No person listed below has any option, warrant or other right to acquire additional securities of the Company, except as otherwise noted.

Title of Class	Name and Address of Beneficial Owners	Amount & Nature of Beneficial Ownership		Percent of Class
Common stock par value $0.00001	Helmut Falk, Jr. 6183 Paseo Del Norte, Suite 180 Carlsbad, CA 92011	3,303,231	(1)	*

SAME	Gloria Felcyn, CPA Same Address As Above	1,234,070	(2)	*

SAME	Carlton M. Johnson, Jr. Same Address As Above	1,475,000	(3)	*

SAME	David H. Pohl Same Address As Above	2,775,000	(4)	*

SAME	Thomas J. Sweeney Same Address As Above	50,000	(5)	*

SAME	James Turley Same Address As Above	475,000	(6)	*

SAME	Lincoln Ventures, LLC 1125 Sanctuary Parkway, Suite 275 Alpharetta, GA 30004	36,900,446	(7)	9.99%

SAME	Swartz Private Equity, LLC 1125 Sanctuary Parkway, Suite 275 Alpharetta, GA 30004	36,900,446	(7)	9.99%

SAME	All directors & officers as a group (first 6 persons above) * Indicates less than 1%	9,312,301	(8)	1.87%

(1) Includes 890,000 shares issuable upon the exercise of outstanding stock options.

(2) Includes 950,000 shares issuable upon the exercise of outstanding stock options.

(3) Includes 1,475,000 shares issuable upon the exercise of outstanding stock options.

(4) Represents 2,575,000 shares issuable upon the exercise of outstanding stock options and 200,000 shares held directly by David Pohl. This amount does not include 700,000 shares owned by his spouse, Janet Valenty, as her separate property and for which he disclaims beneficial ownership.

(5) Includes 50,000 shares issuable upon the exercise of outstanding stock options.

(6) Includes 425,000 shares issuable upon the exercise of outstanding stock options.

(7) Lincoln Ventures, LLC (“Lincoln”) and Swartz Private Equity, LLC (“SPE” and together with Lincoln, the “Reporting Person”) have shared voting power and shared dispositive power as to these shares. These amounts include 36,900,446 shares (in total between Lincoln and SPE, each of which hold warrants to purchase Common Stock of the Company) issuable upon exercise of outstanding warrants exercisable within 60 days of August 31, 2006. The documents governing the terms of such warrants contain a provision prohibiting Lincoln and SPE, as applicable, from exercising warrants for shares of Common Stock if doing so would result in the Reporting Person and their affiliates beneficially owning shares of Common Stock that represent more than 9.99% of the outstanding shares of Common Stock as determined under Section 13(d) of the Securities Exchange Act of 1934. This percentage assumes that Lincoln and SPE may be deemed to be affiliated and under common control.

(8) Includes 2,947,301 shares issued and outstanding and 6,365,000 shares issuable upon exercise of stock options.

Equity Compensation Plan Information

The Company’s stockholders previously approved each of the Company’s 1992, 1996, 2001, 2003 and 2006 Stock Option Plans. The following table sets forth certain information concerning aggregate stock options authorized for issuance under the Company’s 1996, 2001, 2003 and 2006 Stock Option Plans as of May 31, 2006.

Shares of common stock issuable on the exercise of warrants have not been approved by the Company’s stockholders and, accordingly, have been segregated in the table below. For a narrative description of the material features of the plans, refer to Footnote 8 of our consolidated financial statements.

Plan Category	Number of securities to be issued upon exercise of outstanding options and warrants	Weighted-average exercise price of outstanding options and warrants	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	5,460,000	$0.34	5,229,000
Equity compensation plans not approved by security holders	53,349,220	$0.05	—
Total	58,809,220		5,229,000

Certain Relationships and Related Transactions

Other than those transactions described herein, there were no transactions, or series of transactions, during fiscal 2006 and 2005, nor are there any currently proposed transactions, or series of transactions, to which the Company is a party, in which the amount exceeds $60,000, and in which to its knowledge any director, executive officer, nominee, five percent or greater shareholder, or any member of the immediate family of any of the foregoing persons, has or will have any direct or indirect material interest other than as described below.

From June 10, 2002 through August 23, 2002, we issued to Gloria Felcyn, Trustee of the Helmut Falk Family Trust, two 8% Convertible Debentures with accumulative principal balances of $275,000 due June 10, 2004 through August 23, 2004. The initial exercise prices ranged from $0.0727 to $0.08616 and were subject to downward revisions if the price of our stock was lower on any three month anniversary of the debentures or on the date that a statement registering the resale of the common stock issuable upon conversion of the debentures became effective. Also, in conjunction with the debentures, we issued five year warrants to purchase up to 4,102,431 shares of our common stock at initial exercise prices ranging from $0.0727 to $0.08616 subject to reset provisions on each six month anniversary of the issuance of the warrants. If the price of our common stock is in excess of $0.20 per share, Ms. Felcyn has a two year option to purchase up to an additional $275,000 of 8% Convertible Debentures on the same terms. Ms. Felcyn converted the debentures into 6,810,102 shares of common stock in July and November 2003 and exercised the warrants into 4,102,431 shares of common stock in July 2003 and January 2004.

During October 2002 through December 2002, we entered into three 8% short-term notes with Gloria Felcyn, the trustee for the Falk Family Trust, aggregating $180,000 with initial maturity dates ranging from January 1 to January 31, 2003. In July 2003 we issued a new 8% short-term note in the amount of $200,354 with a maturity date of October 7, 2003 in exchange for cancellation of the three 8% short term notes issued in October through December 2002, the accrued interest on the canceled notes and an additional $10,000 in cash. In January 2004, as part of the exercise of the warrants, the $200,354 note was exchanged for four $25,000 6% notes and shares of common stock which were issued to the beneficiaries of the trust. The 6% notes have a one year and mature in January 2005, at which time they were repaid.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is traded in the over-the-counter market and is quoted on the NASD OTC Bulletin Board system maintained by the National Association of Securities Dealers, Inc. Prices reported represent prices between dealers, they do not include markups, markdowns or commissions and do not necessarily represent actual transactions. The market for our shares has been sporadic and at times very limited.

The following table sets forth the high and low closing bid quotations for the Common Stock in the fiscal years ended May 31, 2006, 2005 and 2004 and for the first two quarters of the fiscal year ended May 31, 2007.

BID QUOTATIONS
	HIGH	LOW
Fiscal Year Ending May 31, 2007
First Quarter	$1.37	$0.79
Second Quarter	$1.18	$0.61

Fiscal Year Ended May 31, 2006
First Quarter	$0.18	$0.11
Second Quarter	$0.15	$0.09
Third Quarter	$0.91	$0.08
Fourth Quarter	$1.96	$0.69

Fiscal Year Ended May 31, 2005
First Quarter	$0.09	$0.03
Second Quarter	$0.05	$0.03
Third Quarter	$0.25	$0.05
Fourth Quarter	$0.18	$0.07

Fiscal Year Ended May 31, 2004
First Quarter	$0.07	$0.04
Second Quarter	$0.08	$0.04
Third Quarter	$0.17	$0.03
Fourth Quarter	$0.15	$0.08

We have approximately 613 shareholders of record as of November 30, 2006. Because most of our common stock is held by brokers and other institutions on behalf of stockholders, we are unable to estimate the total number of stockholders represented by these record holders. Patriot paid its first dividend of $0.02 per share on March 22, 2006. Patriot also declared a dividend of $0.04 per share to shareholders of record on March 31, 2006, which was paid on April 24, 2006. The Board of Directors may declare additional dividends in the future with due regard for the financial resources of Patriot and alternative applications of those financial resources.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 500,000,000 shares of common stock, $.00001 par value per share. At November 30, 2006, a total of 389,197,145 common shares were issued and 384,322,318 common shares were outstanding. The holders of common stock are entitled to one vote for each share held. The affirmative vote of a majority of votes, cast at a meeting which commences with a lawful quorum, is sufficient for approval of most matters upon which shareholders may or must vote, including the questions presented for approval or ratification at the Annual Meeting. However, removal of a director from office or repeal of the certificate of incorporation in its entirety require the affirmative vote of a majority of the total voting power for approval, and certain other matters (such as shareholder amendment of the bylaws, and amendment, repeal or adoption of any provision inconsistent with provisions in the certificate of incorporation regarding indemnification of directors, officers and others, exclusion of director liability, and our election not to be governed by statutory provisions concerning business combinations with interested shareholders) require the affirmative vote of two-thirds of the total voting power for approval. Common shares do not carry cumulative voting rights, and holders of more than 50% of the common stock have the power to elect all directors and, as a practical matter, to control the company. Holders of common stock are not entitled to preemptive rights, and the common stock may only be redeemed at our election.

A special meeting of shareholders may be called by or at the request of:

•	the Chairman of the Board (if one has been appointed by the Board),

•	the President or any two directors, and

•	persons owning in the aggregate not less than 20% of the issued and outstanding common shares entitled to vote in elections for directors.

After the satisfaction of requirements with respect to preferential dividends, if any, holders of common stock are entitled to receive, pro rata, dividends when and as declared by the board of directors out of funds legally available for that purpose. Upon our liquidation, dissolution or winding-up, after distribution in full of the preferential amount, if any, to be distributed to holders of the preferred stock, holders of common stock are entitled to share ratably in our assets legally available for distribution to our shareholders.

Our board of directors is authorized to issue 5,000,000 shares of undesignated preferred stock, $.00001 par value, without any further action by the stockholders. The board of directors may also divide any and all shares of preferred stock into series and fix and determine the relative rights and preferences of the preferred stock, such as the designation of series and the number of shares constituting such series, dividend rights, redemption and sinking fund provisions, liquidation and dissolution preferences, conversion or exchange rights and voting rights, if any. Issuance of preferred stock by the board of directors will result in such shares having dividend and/or liquidation preferences senior to the rights of the holders of common stock and could dilute the voting rights of the holders of common stock. There are currently no shares of preferred stock issued and outstanding.

Interwest Transfer Company, Inc., 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117, acts as our transfer agent and registrar for our common stock. Their telephone number is (801) 272-9294.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE

On November 21, 2005, Patriot received notice from Mayer Hoffman McCann P.C. ("Mayer Hoffman"), that they resigned effective November 21, 2005, as the Company's independent registered public accounting firm. Mayer Hoffman's reports on the consolidated financial statements of the Company and its subsidiaries for the two most recent fiscal years ended May 31, 2005, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except only that their report for the fiscal year ending May 31, 2004 was modified as to an uncertainty regarding the Company's ability to continue as a going concern. On November 21, 2005, the Executive Committee of the Board of Directors of the Company, upon the recommendation of its Audit Committee, elected to engage Corbin & Company, LLP to serve as the Company's independent registered public accounting firm. On November 23, 2005, the Company was informed that it had been accepted as a client of Corbin & Company. During the Company's two most recent fiscal years ended May 31, 2005 and the subsequent interim period through November 21, 2005, there were no disagreements between the Company and Mayer Hoffman on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Mayer Hoffman's satisfaction, would have caused them to make reference to the subject matter of the disagreement in their reports on the financial statements for such years. The Company has authorized Mayer Hoffman to respond fully to the inquiries of Corbin & Company concerning the subject matter of the reportable event and has provided Mayer Hoffman with a copy of the foregoing disclosures. During the Company's two most recent fiscal years ended May 31, 2005, and the subsequent interim period through November 23, 2005, the Company did not consult Corbin & Company with respect to the application of accounting principles to a specific transaction, either completed or contemplated, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any other matters of reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-B.

LEGAL OPINION

Luce, Forward, Hamilton & Scripps LLP, 600 West Broadway Street, Suite 2600, San Diego, California 92101 will pass on the validity of the common stock offered by us.

EXPERTS

The consolidated financial statements of Patriot Scientific Corporation included in this prospectus as of May 31, 2006 and 2005 and for each of the two years in the period ended May 31, 2006, have been audited by Corbin & Company, LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

39

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors
Patriot Scientific Corporation

We have audited the accompanying consolidated balance sheets of Patriot Scientific Corporation (the "Company") as of May 31, 2006 and 2005, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit on its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the consolidated financial position of Patriot Scientific Corporation as of May 31, 2006 and 2005, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 3, the accompanying consolidated financial statements for the year ended May 31, 2005 have been restated.

/s/ Corbin & Company, LLP
Irvine, California
October 11, 2006

Patriot Scientific Corporation
Consolidated Balance Sheets

May 31,	2006	2005
ASSETS		(As restated, see Note 3)

Current Assets:
Cash and cash equivalents	$3,984,240	$591,426
Restricted cash and cash equivalents	100,320	201,648
Marketable securities and short term investments	3,518,879	697,524
Accounts receivable	4,113	-
Licenses receivable	-	2,000,000
Prepaid expenses and other current assets	407,418	121,758

Total current assets	8,014,970	3,612,356

Property and equipment, net (Note 4)	64,006	21,376

Other assets, net	8,190	23,891

Investment in affiliated company (Note 6)	3,952,914	-

Patents and trademarks, net of accumulated amortization of $584,387 and $549,563	31,587	66,411
	$12,071,667	$3,724,034

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Line of credit	$-	$100,000
Current portion of 8% convertible debentures, net of debt discount of $301,320 at May 31, 2005 (Note 8)	-	421,847
Accounts payable	695,323	268,458
Accrued liabilities and other (Note 7)	154,730	505,153
Current portion of capital lease obligation	-	2,306
Accrued contested fee payable (Note 11)	394,063	346,000

Total current liabilities	1,244,116	1,643,764

8% Convertible Debentures, net of discount of $111,559 at May 31, 2005 (Note 8)	-	45,942
Warrant and derivative liabilities (Notes 8 and 9)	-	9,274,712

Total liabilities	1,244,116	10,964,418

Commitments and contingencies (Notes 5 and 11)

Stockholders’ equity (deficit) (Note 9)
Preferred stock, $.00001 par value; 5,000,000 shares authorized: none outstanding	-	-
Common stock, $.00001 par value: 500,000,000 shares authorized: 366,199,765 and 280,492,013 shares issued and outstanding	3,661	2,805
Additional paid-in capital	69,551,981	55,459,253
Accumulated deficit	(58,728,091)	(62,702,442)
Total stockholders’ equity (deficit)	10,827,551	(7,240,384)

	$12,071,667	$3,724,034

See accompanying notes to consolidated financial statements.

Patriot Scientific Corporation
Consolidated Statements of Operations

Years Ended May 31,	2006	2005
Revenues		(AS RESTATED, SEE NOTE 3)
Licenses and royalties	$10,000,000	$2,957,509
Other	309,709	25,077
	10,309,709	2,982,586

Cost of sales	103,351	-

Gross profit	10,206,358	2,982,586

Operating expenses:
Research and development	225,565	294,735
Selling, general and administrative	4,151,099	2,600,430
Settlement and license expense	1,918,054	-
Total operating expenses	6,294,718	2,895,165
Operating income	3,911,640	87,421
Other income (expense):
Unrealized loss on marketable securities	(1,466)	(21,180)
Interest and other income	330,055	56,251
Gain on sale of assets	2,724	4,128
Interest expense (Note 8)	(516,465)	(3,081,760)
Loss on debt extinguishments	(445,427)	-
Change in fair value of warrant and derivative liabilities	(2,456,736)	(7,563,564)
Equity in earnings of affiliated company	27,848,363	-
Total other income (expense), net	24,761,048	(10,606,125)

Net income (loss)	$28,672,688	$(10,518,704)

Basic income (loss) per common share	$0.09	$(0.05)

Diluted income (loss) per common share	$0.07	$(0.05)

Weighted average number of common shares outstanding - basic	316,100,499	222,495,047

Weighted average number of common shares outstanding - diluted	412,963,173	222,495,047

See accompanying notes to consolidated financial statements.

Patriot Scientific Corporation
Consolidated Statements of Stockholders’ Equity (Deficit)

	Common Stock		Additional Paid-in	Accumulated	Stockholders’ Equity
	Shares	Amounts	Capital	Deficit	(Deficit)
Balance, May 31, 2004
(as previously reported)	171,156,363	$1,712	$49,990,485	$(49,844,018)	$148,179

Prior period restatement adjustment (Note 3)	-	-	(3,532,942)	(2,339,720)	(5,872,662)

Balance, May 31, 2004	171,156,363	1,712	46,457,543	(52,183,738)	(5,724,483)

Issuance of common stock at $.03 and $.10 per share	4,625,000	46	453,204	-	453,250
Exercise of warrants and options at $.02 to $.06 per share	39,028,511	390	820,899	-	821,289
Issuance of common stock for services at $.05 and $.09 per share	796,000	8	58,792	-	58,800
Conversion of debentures payable plus accrued interest at $.02 and $.05 per share	64,886,139	649	2,169,287	-	2,169,936
Non-cash compensation	-	-	59,675	-	59,675
Reclassification of derivative value associated with debt conversions and warrant exercises (as restated, see Note 3)	-	-	5,439,853	-	5,439,853
Net loss (as restated, see Note 3)	-	-	-	(10,518,704)	(10,518,704)

Balance, May 31, 2005 (as restated, see Note 3)	280,492,013	2,805	55,459,253	(62,702,442)	(7,240,384)

Issuance of common stock for services at $1.53 per share	193,548	2	296,127	-	296,129
Exercise of warrants and options at $.02 to $.69 per share	12,824,544	128	851,070	-	851,198
Conversion of debentures payable plus accrued interest at $.02 and $.04 per share	30,819,187	308	998,729	-	999,037
Cashless exercise of warrants	41,245,473	412	(412)	-	-
Issuance of common stock to co-inventor of technology at $.13 per share	625,000	6	81,244	-	81,250
Extension of term of options previously issued to consultant	-	-	125,000	-	125,000
Repurchase of warrants	-	-	(252,420)	-	(252,420)
Issuance of warrants to a consultant	-	-	108,102	-	108,102
Intrinsic value of options issued to employees and directors	-	-	120,000	-	120,000
Cash dividends $.02 and $.04 per share	-	-	-	(24,698,337)	(24,698,337)
Reclassification of derivative value associated with debt conversions and warrant exercises	-	-	5,021,353	-	5,021,353
Reclassification of warrant and derivative liabilities at settlement date	-	-	6,743,935	-	6,743,935
Net income				28,672,688	28,672,688

Balance, May 31, 2006	366,199,765	$3,661	$69,551,981	$(58,728,091)	$10,827,551

See accompanying notes to consolidated financial statements.

Patriot Scientific Corporation
Consolidated Statements of Cash Flows

Years Ended May 31,	2006	2005
		(As restated, see Note 3)
Operating activities:
Net income (loss)	$28,672,688	$(10,518,704)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Amortization and depreciation	59,415	94,353
Non-cash interest expense related to convertible debentures, notes payable and warrants	470,736	2,940,608
Expense related to extension of expiration date of stock options	125,000	-
Net gain related to warrant re-pricing, reconveyance and issuance	(538,208)	-
Loss on extinguishment of debt	445,427	-
Accrued interest income added to investments	(19,778)	-
Equity in earnings of investee	(27,848,363)	-
Gain on disposal of fixed assets	(2,724)	(4,012)
Unrealized loss on marketable securities	1,466	21,180
Issuance of stock, options and warrants for services	554,245	118,476
Change in fair value of derivative liabilities	2,456,736	7,563,564
Intrinsic value of options issued	120,000	-
Changes in operating assets and liabilities:
Accounts receivable	(4,113)	-
Prepaid and other assets	(261,769)	218,865
Licenses receivable	2,000,000	(2,000,000)
Accounts payable and accrued expenses	194,811	435,644
Accrued contested fee payable	48,063	501,700
Net cash provided by (used in) operating activities	6,473,632	(628,326)

Investing activities:
Proceeds from sale of short-term investments	2,027,557	-
Purchase of short-term investments	(4,832,482)	(897,706)
Proceeds from sale of fixed assets	6,540	5,000
Purchase of restricted investments	(100,000)	-
Proceeds from sale of restricted investments	203,210	-
Payment for security deposit	(8,190)	-
Purchase of property and equipment	(71,037)	-
Investment in investee	(2,000,000)	-
Distributions from investee	25,895,449	-
Net cash provided by (used in) investing activities	21,121,047	(892,706)

Financing activities:
Payment of cash dividends	(24,698,337)	-
Payment of shareholder note	-	(100,000)
Proceeds from line of credit	-	100,000
Principal payments on secured notes payable	(100,000)	-
Payments for capital lease obligations	(2,306)	(8,020)
Proceeds from issuance of convertible debentures	-	490,000
Proceeds from issuance of common stock	-	453,250
Proceeds from exercise of common stock warrants and options	851,198	821,288
Repurchase of warrants	(252,420)	-
Net cash provided by (used in) financing activities	(24,201,865)	1,756,518

Net increase in cash and cash equivalents	3,392,814	235,486
Cash and cash equivalents, beginning of year	591,426	355,940
Cash and cash equivalents, end of year	$3,984,240	$591,426

Supplemental Disclosure of Cash Flow Information:

Cash payments for interest	$2,983	$15,406
Cash payments for income taxes	$-	$4,800

Supplemental Disclosure of Non-Cash Investing and Financing Activities:

Convertible debentures, notes payable and accrued interest exchanged for common stock	$999,037	$2,169,936
Debt discount arising from issuance of detachable warrants	$-	$490,000
Reclassification of derivative liabilities associated with debt conversions and warrant exercises	$5,021,353	$5,439,853
Reclassification of warrant and derivative liabilities at settlement date	$6,743,935	$-
Cashless exercise of warrants	$412	$-

See accompanying notes to consolidated financial statements.

Patriot Scientific Corporation
Notes to Consolidated Financial Statements

1. Organization and Business

Patriot Scientific Corporation (the “Company”), was organized under Delaware law on March 24, 1992 and is the successor by merger to Patriot Financial Corporation, a Colorado corporation, incorporated on June 10, 1987. In 1997 we acquired Metacomp, Inc. and in June 2005 we entered into a joint venture agreement with Technology Properties Limited, Inc. to form Phoenix Digital Solutions, LLC.

The Company is an intellectual property company that licenses its jointly held patent portfolio technology to others and litigates against those who infringe upon the patent portfolio technology.

2. Summary of Significant Accounting Policies

Basis of Consolidation

The consolidated financial statements include the accounts of the Company and its majority owned subsidiaries, Metacomp, Inc. (“Metacomp”) and Plasma Scientific Corporation. All material intercompany transactions and balances have been eliminated in consolidation.

Reclassifications

Certain reclassifications have been made to the 2005 financial statements in order for them to conform to the 2006 presentation. Such reclassifications have no impact on the Company’s financial position or results of operations.

Financial Instruments and Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash, short-term investments and trade accounts receivable.

At times, the Company’s balance of cash and investments in certificates of deposits maintained with its bank may exceed the Federal Deposit Insurance Corporation’s insured limit of $100,000. The Company limits its exposure of loss by maintaining its cash with financially stable financial institutions. When the Company has excess cash, the Company’s cash equivalents are placed in high quality money market accounts with major financial institutions and high grade short-term commercial paper. The Company believes this investment policy limits its exposure to concentrations of credit risk. Money market accounts are federally insured; however, commercial paper is not insured. The Company has not experienced any losses in such accounts.

Concentrations of credit risk with respect to accounts receivable are limited due to the wide variety of customers and markets which comprise the Company’s customer base, as well as their dispersion across many different geographic areas. The Company routinely assesses the financial strength of its customers and, as a consequence, believes that its accounts receivable credit risk exposure is limited. Generally, the Company does not require collateral or other security to support customer receivables.

The carrying value of financial instruments, including cash, cash equivalents, short-term investments, accounts receivable, accounts payable and accrued liabilities, approximate fair value because of the immediate or short-term maturity of these instruments.

Cash Equivalents, Marketable Securities, and Short Term Investments

For purposes of balance sheet classification and the statements of cash flows, the Company considers all highly liquid investments acquired with a maturity of three months or less to be cash equivalents.

Restricted cash and cash equivalents at May 31, 2006 consist of two savings accounts required to be held as collateral for corporate credit card accounts.

Patriot Scientific Corporation
Notes to Consolidated Financial Statements

At May 31, 2005, the Company had investments in marketable equity securities having a carrying value of $1,466. Marketable equity securities are carried at their fair value, with unrealized gains or losses reflected in the statements of operations. During the years ended May 31, 2006 and 2005, the Company recognized unrealized losses related to the change in the carrying value of the securities of $1,466 and $21,180, respectively.

The Company’s short term investments consist primarily of money market mutual funds and accounts and commercial paper, and are reported at cost, which approximates fair market value.

Property, Equipment and Depreciation

Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, ranging from three to five years. Major betterments and renewals are capitalized, while routine repairs and maintenance are charged to expense when incurred.

Patents and Trademarks

Patents and trademarks are carried at cost less accumulated amortization and are amortized over their estimated useful lives of four years. Estimated future annual amortization expense arising from the patents is approximately $23,000 and $9,000 in fiscal years 2007 and 2008, respectively.

Investment in Affiliated Company

The Company has a 50% interest in Phoenix Digital Systems, LLC (“Phoenix Digital”) (see Note 6). This investment is accounted for using the equity method of accounting since the investment provides the Company the ability to exercise significant influence, but not control, over the investee. Significant influence is generally deemed to exist if the Company has an ownership interest in the voting stock of the investee of between 20% and 50%, although other factors, such as representation on the investee’s Board of Directors, are considered in determining whether the equity method of accounting is appropriate. Under the equity method of accounting, the investment, originally recorded at cost, is adjusted to recognize the Company’s share of net earnings or losses of the investee and is recognized in the consolidated statement of operations in the caption “Equity in earnings of affiliated company.”

The Company reviews its investment in affiliated company to determine whether events or changes in circumstances indicate that its carrying amount may not be recoverable. The primary factors the Company considers in its determination are the financial condition, operating performance and near term prospects of the investee. If the decline in value is deemed to be other than temporary, the Company would recognize an impairment loss.

Long-Lived Assets

The Company's management assesses the recoverability of its long-lived assets by determining whether the depreciation and amortization of long-lived assets over their remaining lives can be recovered through projected undiscounted future cash flows. The amount of long-lived asset impairment, if any, is measured based on fair value and is charged to operations in the period in which long-lived asset impairment is determined by management. At May 31, 2006, the Company's management believes there is no impairment of its long-lived assets. There can be no assurance, however, that market conditions will not change or demand for the Company's products will continue, which could result in impairment of long-lived assets in the future.

Derivative Financial Instruments

In connection with the issuance of certain convertible debentures (see Note 8), the terms of the debentures included an embedded reset conversion feature which provided for a conversion of the debentures into shares of the Company's common stock at a rate which was determined to be variable. The Company determined that the reset conversion feature was an embedded derivative instrument and that the conversion option was an embedded put option pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, and Emerging Issues Task Force (“EITF”) Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock. The accounting treatment of derivative financial instruments required that the Company record the derivatives and related warrants at their fair values as of the inception date of the convertible debenture agreements and at fair value as of each subsequent balance sheet date. In addition, under the provisions of EITF Issue No. 00-19, as a result of entering into the convertible debenture agreements, the Company was required to classify all other non-employee warrants as derivative liabilities and record them at their fair values at each balance sheet date. Any change in fair value was recorded as non-operating, non-cash income or expense at each balance sheet date. If the fair value of the derivatives was higher at the subsequent balance sheet date, the Company recorded a non-operating, non-cash charge. If the fair value of the derivatives was lower at the subsequent balance sheet date, the Company recorded non-operating, non-cash income.

Patriot Scientific Corporation
Notes to Consolidated Financial Statements (Continued)

During the years ended May 31, 2006 and 2005, the Company recognized other expense of approximately $2,457,000 and $7,564,000, respectively, related to recording the warrant and derivative liabilities at fair value. At May 31, 2006, there are no derivative liabilities since the related variable debt instruments were settled in full during fiscal 2006. At the settlement date, the remaining warrant liabilities with a value of approximately $6,744,000 were reclassified to additional paid-in capital.

The Company’s derivative instruments were valued using a Monte Carlo simulation model incorporating the instruments’ multiple reset dates.

The following assumptions were used for valuing the embedded derivatives during the years ended May 31, 2006 and 2005:

	May 31, 2006	May 31, 2005
Estimated dividends	None	None
Expected volatility	101 - 229%	161 - 266%
Risk-free interest rate	3.5 - 5.1%	1.3 - 4.4%
Expected term (years)	2 - 7	2 - 7

Revenue Recognition
The Company recognizes revenue from the sale of its product upon shipment to the customer, at which time title transfers and the Company has no further obligations. Fees for maintenance or support are recorded on a straight-line basis over the underlying period of performance. Revenue from technology license agreements is recognized at the time the Company enters into a contract and provides the customer with the licensed technology. At this point, the Company has performed all of its obligations under contract, the rights to the Company’s technology have been transferred and no significant performance obligations remain.

Research and Development Costs

Research and development costs are expensed as incurred.

Patriot Scientific Corporation
Notes to Consolidated Financial Statements (Continued)

Advertising

The Company expenses advertising costs as incurred. There was no advertising expense for the year ended May 31, 2006. Advertising expense was approximately $14,000 for the year ended May 31, 2005.

Income Taxes

The Company accounts for income taxes under SFAS No. 109, Accounting for Income Taxes. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Net Income (Loss) Per Share

The Company applies SFAS No. 128, Earnings Per Share, for the calculation of "Basic" and "Diluted" earnings (loss) per share. Basic earnings (loss) per share includes no dilution and is computed by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share reflects the potential dilution of securities that could share in the earnings (loss) of an entity. At May 31, 2006, potential common shares of 2,295,000 related to the Company’s outstanding warrants and options were not included in the calculation of diluted income per share as they had an anti-dilutive effect. At May 31, 2005, potential common shares of 143,826,204 related to the Company’s outstanding convertible debentures, warrants and options were not included in the calculation of diluted loss per share as they had an anti-dilutive effect.

	Year Ended May 31, 2006
	Numerator (Income)	Denominator (Shares)	Per Share Amount
Basic EPS:
Net income	$28,672,688	316,100,499	$0.09

Diluted EPS:
Interest on convertible debentures	458,467
Effect of dilutive securities:
Options and warrants	-	80,273,769
Convertible debentures	-	16,588,905

Income available to common shareholders	$29,131,155	412,963,173	$0.07

Patriot Scientific Corporation
Notes to Consolidated Financial Statements (Continued)

	Year Ended May 31, 2005
	Numerator (Loss)	Denominator (Shares)	Per Share Amount
Basic EPS:
Net loss	$(10,518,704)	222,495,047	$(0.05)

Diluted EPS:	-	-

Loss available to common shareholders	$(10,518,704)	222,495,047	$(0.05)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by management are, among others, the realizability of accounts receivable, recoverability of long-lived assets, and valuation of stock options, warrants, derivative liabilities, and deferred tax assets. Actual results could differ from those estimates.

Stock Based Compensation

Stock-based awards to non-employees are accounted for using the fair value method in accordance with SFAS No. 123, Accounting for Stock-Based Compensation, and EITF Issue No. 96-18, Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date used to determine the fair value of the equity instrument issued is the earlier of the date on which the third-party performance is complete or the date on which it is probable that performance will occur.

In December 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, effective for fiscal years ending after December 15, 2002. SFAS No. 148 amends SFAS No. 123 to provide alternative methods of transition to the fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 to require disclosure in the summary of significant accounting policies of the effects of an entity’s accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. SFAS No. 148 does not amend SFAS No. 123 to require companies to account for their employee stock-based awards using the fair value method. The disclosure provisions are required, however, for all companies with stock-based employee compensation, regardless of whether they utilize the fair value method of accounting described in SFAS No. 123 or the intrinsic value method described in Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees.

The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board (“APB”) Opinion No. 25. As permitted by SFAS No. 123, as amended by SFAS No. 148, the Company has chosen to continue to account for its employee stock-based compensation plans under APB Opinion No. 25 and provide the expanded disclosures specified in SFAS No. 123, as amended by SFAS No. 148.

Patriot Scientific Corporation
Notes to Consolidated Financial Statements (Continued)

Had employee stock based compensation cost been determined using the fair value method the Company’s net income (loss) would have been adjusted to the pro forma amounts indicated below:

	Year Ended May 31,
	2006	2005
		(As restated, see Note 3)
Net income (loss) as reported	$28,672,688	$(10,518,704)
Add:
Stock based compensation expense included in reported net income (loss), net of related tax effects	120,000	-
Deduct:
Total stock based employee compensation expense under fair value based method for all awards, net of related tax effects	(1,639,913)	(138,883)

Pro forma net income (loss)	$27,152,775	$(10,657,587)

Net income (loss) per common share, as reported - basic	$0.09	$(0.05)
Net income (loss) per common share, as reported - diluted	$0.07	$(0.05)

Net income (loss) per common share, pro forma - basic	$0.09	$(0.05)
Net income (loss) per common share, pro forma - diluted	$0.07	$(0.05)

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment ("SFAS No. 123(R)"), which is a revision of SFAS No. 123. SFAS No. 123(R) supersedes APB Opinion No. 25 and amends SFAS No. 95, Statement of Cash Flows. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. The provisions of this statement are effective for the Company as of June 1, 2006. The Company expects to adopt SFAS No. 123(R) in the first fiscal quarter of 2007.

SFAS No. 123(R) requires companies to recognize in the income statement the grant-date fair value of stock options and other equity-based compensation issued to employees.  SFAS No. 123(R) also establishes accounting requirements for measuring, recognizing and reporting share-based compensation, including income tax considerations. Upon adoption of SFAS No. 123(R), the Company will be required to determine the transition method to be used at the date of adoption. The allowed transition methods are the modified prospective application and the modified retrospective application. Under the modified prospective application, the cost of new awards and awards modified, repurchased or cancelled after the required effective date and the portion of awards for which the requisite service has not been rendered (unvested awards) that are outstanding as of the required effective date will be recognized as the requisite service is rendered on or after the required effective date. The compensation cost for that portion of awards shall be based on the grant-date fair value of those awards as calculated for either recognition or pro forma disclosures under SFAS No. 123. The modified retrospective application requires companies to record compensation expense for all unvested stock options and restricted stock beginning with the first disclosed period restated. The Company plans to adopt SFAS No. 123(R) using the modified prospective application.

As permitted by SFAS No. 123, the Company currently accounts for share-based payments to employees using APB Opinion No. 25's intrinsic value method and, as such, generally recognizes no compensation cost for employee stock options. Accordingly, the adoption of SFAS No. 123(R)'s fair value method will have a negative impact on the Company's results of operations, although it will have no impact on its overall financial position. The impact of adopting SFAS No. 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had the Company adopted SFAS No. 123(R) in prior periods, the impact of that standard would have approximated the impact of SFAS No. 123 as described in the disclosure of pro forma net income (loss) and income (loss) per share. SFAS No. 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current accounting literature. The requirement will reduce net operating cash flows and increase net financing cash flows in periods of adoption.

Patriot Scientific Corporation
Notes to Consolidated Financial Statements (Continued)

In December 2004, the FASB issued SFAS No. 153, Exchange of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmmonetary Transaction. SFAS No. 153 is based on the principle that exchanges of non-monetary assets should be measured based on the fair market value of the assets exchanged. SFAS No. 153 eliminates the exception of non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. SFAS 153 is effective for non-monetary asset exchanges in fiscal periods beginning after June 15, 2005. The Company does not believe that the provisions of SFAS No. 153 will have a material impact on its financial statements.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, which replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS No. 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. Early adoption is permitted for accounting changes and correction of errors made in fiscal years beginning after the date SFAS No. 154 was issued. At the present time, the Company does not believe that adoption of SFAS No. 154 will have a material effect on its financial statements.

3. Restatement of Previously Issued Financial Statements

During fiscal 2006, the Company determined that the manner in which it historically accounted for the reset conversion feature and embedded put option of certain of its convertible debentures issued during fiscal 2002 through fiscal 2005 was not in accordance with SFAS No. 133, as amended, and EITF Issue No. 00-19. The Company determined that the reset conversion feature was an embedded derivative instrument and that the conversion option was an embedded put option pursuant to SFAS No. 133. The accounting treatment of derivative financial instruments required that the Company record the derivatives and related warrants at their fair values as of the inception date of the convertible debenture agreements and at fair value as of each subsequent balance sheet date. In addition, under the provisions of EITF Issue No. 00-19, as a result of entering into the convertible debenture agreements, the Company was required to classify all other non-employee warrants as derivative liabilities and record them at their fair values at each balance sheet date.  Any change in fair value was required to be recorded as non-operating, non-cash income or expense at each balance sheet date. If the fair value of the derivatives was higher at the subsequent balance sheet date, the Company was required to record a non-operating, non-cash charge.  If the fair value of the derivatives was lower at the subsequent balance sheet date, the Company was required to record non-operating, non-cash income. Accordingly, in connection with the restatement adjustments, the Company has appropriately reflected the non-operating, non-cash income or expense resulting from the changes in fair value. The Company had previously not recorded the embedded derivative instruments as liabilities and did not record the related changes in fair value.

Patriot Scientific Corporation
Notes to Consolidated Financial Statements (Continued)

The following tables present a summary of the effects of the restatement adjustments on the Company's consolidated balance sheet at May 31, 2005 and the consolidated statements of operations and cash flows for the year ended May 31, 2005:

	Consolidated Balance Sheet
As of May 31, 2005	As Previously Reported	Adjustments	As Restated
Warrant and derivative liabilities	$-	$9,274,712	$9,274,712
Total liabilities	$1,689,706	$9,274,712	$10,964,418
Additional paid-in capital	$54,569,091	$890,162	$55,459,253
Accumulated deficit	$(52,537,568)	$(10,164,874)	$(62,702,442)
Total stockholders’ equity (deficit)	$2,034,328	$(9,274,712)	$(7,240,384)

	Statement of Income
Year ended May 31, 2005	As Previously Reported	Adjustments	As Restated
Change in fair value of warrant and derivative
Liabilities	$-	$(7,563,564)	$(7,563,564)
Interest expense	$(2,820,170)	$(261,590)	$(3,081,760)
Total other expense	$(2,780,971)	$(7,825,154)	$(10,606,125)
Net loss	$(2,693,550)	$(7,825,154)	$(10,518,704)
LOSS PER COMMON SHARE:
Basic	$(0.01)	$(0.04)	$(0.05)
Diluted	$(0.01)	$(0.04)	$(0.05)

	Statement of Cash Flows
Year ended May 31, 2005	As Previously Reported	Adjustments	As Restated
Net loss	$(2,693,550)	$(7,825,154)	$(10,518,704)
Change in fair value of warrant and derivative
Liabilities	$-	$7,563,564	$7,563,564
Non-cash interest expense related to convertible debebtures, notes payable and warrants	$2,679,018	$261,590	$2,940,608

Patriot Scientific Corporation
Notes to Consolidated Financial Statements (Continued)

4. Property and Equipment

Property and equipment consisted of the following at May 31, 2006 and 2005:

	2006	2005
Computer equipment and software	$33,587	$857,948
Furniture and fixtures	37,336	213,458
Laboratory equipment	-	35,673
	70,923	1,107,079
Less accumulated depreciation and amortization	(6,917)	(1,085,703)

Net property and equipment	$64,006	$21,376

Depreciation and amortization expense related to property and equipment was $24,591 and $46,026 for the years ended May 31, 2006 and 2005.

5. License Agreements

In February 2005, the Company entered into two separate licensing agreements with one customer for the Company’s patent portfolio and Ignite microprocessor technology. The aggregate amount of the two licenses was $3,050,000, of which $2,950,000 was for licensing fees and $100,000 was for maintenance services. Maintenance under the agreement is expected to be provided over a period not to exceed four years. Maintenance revenue recognized during the years ended May 31, 2006 and 2005 was $25,000 and $6,250, respectively. The payment terms of the agreements required aggregate payments of $300,000 at the time of execution, three quarterly payments of $750,000 each on April 1, August 15, and November 15, 2005 and one final payment of $500,000 on February 15, 2006. The $500,000 payment due on February 15, 2006 was paid in March 2006. Total payments received in fiscal 2005 amounted to $1,050,000 and total payments received in fiscal 2006 amounted to $2,000,000. The agreements also provide for the future payment of royalties to the Company based on sales of product using the Ignite licensed technology. In connection with this license agreement, the Company became obligated to the former co-inventor of the patent portfolio technology for $207,600 pursuant to a July 2004 agreement under which the Company was obligated to pay a percentage of licensed proceeds to the co-inventor. The amount due was payable in four installments of $51,900; $54,063 remains outstanding at May 31, 2006, and is included in accrued contested fee payable. The Company has reviewed the potential obligation for future payments to the co-inventor of the patent portfolio technology in connection with entering into license agreements. The Company believes, based upon consultation with its legal counsel, that it has no further obligation to the co-inventor and has not provided an accrual for such amount. The Company is aware of a lawsuit filed against it by the co-inventor of the patent portfolio technology. The Company intends to vigorously defend itself in this matter; however, it is possible that were the Company not to prevail in the suit, the ultimate amount payable to such co-inventor of the Ignite technology could be significant.

Patriot Scientific Corporation
Notes to Consolidated Financial Statements (Continued)

6. Investment in Affiliated Company/License Agreement
On June 7, 2005, the Company entered into a Master Agreement (the “Master Agreement”) with Technology Properties Limited Inc., a California corporation (“TPL”), and Charles H. Moore (“Moore”), the co-inventor of certain of the Company’s technology, pursuant to which the Company and Moore resolved all legal disputes between them. Pursuant to the Master Agreement, the Company and TPL entered into the Limited Liability Company Operating Agreement of Phoenix Digital Solutions, LLC (the “LLC Agreement”) into which the Company and Moore contributed their rights to certain of the Company’s technologies. The Company believes, based upon consultation with its attorneys, it was not required by applicable law or other existing agreements to obtain approval for the contribution of the license rights to Phoenix Digital from stockholders or any parties other that its various warrant holders.

The Company and TPL each own 50% of the membership interests of Phoenix Digital, and each have the right to appoint one member of the three member management committee. The two appointees are required to select a mutually acceptable third member of the management committee. Pursuant to the LLC Agreement, the Company and TPL agreed to establish a working capital fund for Phoenix Digital of $4,000,000, of which the Company’s contribution was $2,000,000. The working capital fund increases to a maximum of $8,000,000 as license revenues are achieved. The Company and TPL are obligated to fund future working capital requirements at the discretion of the management committee of Phoenix Digital in order to maintain working capital of not more than $8,000,000. Neither the Company nor TPL is required to contribute more than $2,000,000 in any fiscal year. Distributable cash and allocation of profits and losses will be allocated to the members in the priority defined in the LLC Agreement. Phoenix Digital has committed to pay a quarterly amount ranging between $500,000 and $1,000,000 (based upon a percentage of the working capital fund balance of Phoenix Digital) for supporting efforts to secure licensing agreements by the other member on behalf of Phoenix Digital. During the year ended May 31, 2006, Phoenix Digital paid $2,500,000 to TPL pursuant to this commitment.

The Company is accounting for its investment in Phoenix Digital under the equity method of accounting, and accordingly has recorded its initial contribution of $2,000,000 and its 50% share of Phoenix Digital’s net income of $27,848,363 during the year ended May 31, 2006 as an increase in its investment. Cash distributions of $25,895,449 received from Phoenix Digital during the year ended May 31, 2006 have been recorded as a reduction in the Company’s investment. The Company’s investment in Phoenix Digital is $3,952,914 at May 31, 2006 and has been recorded as “Investment in Affiliated Company.” The Company has recorded its 50% share of Phoenix Digital’s net income as “Equity in Earnings of Affiliated Company” in the accompanying consolidated statement of operations for year ended May 1, 2006.

Concurrently with forming Phoenix Digital, the Company entered into a license agreement with a third party pursuant to which it received $10,000,000, which amount was recorded as license revenue during the six months ended November 30, 2005. In connection with entering into the license agreement and forming Phoenix Digital, the Company incurred various cash and non-cash expenses. Direct, incremental cash costs incurred with the transactions included $170,000 paid to a committee of the Company’s board of directors for their efforts in consummating the transactions. Additionally, the Company’s portion of amounts paid to certain of the Company’s warrant holders to obtain their approval of the agreement and release of their lien and blocking rights was approximately $1,328,000. Additionally, $960,000 was paid to a former co-inventor of the technology, Russell Fish, et al.

Patriot Scientific Corporation
Notes to Consolidated Financial Statements (Continued)

The Company also granted new warrants and agreed to re-price other outstanding warrants in order to obtain the necessary approvals from certain security interest holders as well as to obtain the release of their security interests in the Company’s intellectual property, and to finalize the LLC Agreement. The Company granted a warrant to TPL to acquire up to 3,500,000 shares of the Company’s common stock at a per share price of $0.125. The warrant has a term of seven years. At the date of grant, the right to acquire 1,400,000 common shares vested. The right to acquire the remaining 2,100,000 shares will vest in 700,000 increments only upon the Company’s common stock attaining a per share stock price of $0.50, $0.75 and $1.00. On February 21, 2006, February 22, 2006 and March 1, 2006 the rights to acquire the remaining 700,000 share increments vested as the Company’s stock price reached $0.50, $0.75 and $1.00, respectively. As additional consideration to the warrant holders for providing approval for the transaction, the Company agreed to reset the per share exercise price of approximately 35,000,000 warrants to $0.015 for which the warrant holders also conveyed other warrants to acquire 12,000,000 shares back to the Company. Further, the Company issued additional warrants to acquire approximately 290,000 shares of the Company’s common stock at a per share price of $0.03. The warrants issued and re-priced were valued using a Monte Carlo simulation model and the following assumptions: volatility of 101% to 229%, no dividends, risk-free interest rates of approximately 3.5% to 5.1%, and contractual terms ranging from two to seven years. The fair value of the warrants issued and re-priced in excess of previously recorded expense was approximately $83,000 and the fair value of the reconveyed warrants was approximately $622,000. These amounts, together with the direct, incremental cash costs previously described, are recorded as an expense and included in settlement and license expense in the year ended May 31, 2006.

On January 24, 2006, Phoenix Digital entered into a license agreement with a third party, pursuant to which it received $26,400,000 and on February 21, 2006 and February 24, 2006, Phoenix Digital entered into license agreements with third parties for $2,000,000 and $31,600,000, respectively.

The condensed balance sheet and statement of income of Phoenix Digital at May 31, 2006 and for the year then ended are as follows:

Condensed Balance Sheet

ASSETS:

Cash	$7,765,708
Prepaid expenses	15,000

Total assets	$7,780,708

LIABILITIES AND MEMBERS’ EQUITY:

Accounts payable and accrued expenses	$148,762

Members’ equity	7,631,946

Total liabilities and members’ equity	$7,780,708

Condensed Statement of Income

Revenues	$60,000,000
Operating expenses	4,486,955

Operating income	55,513,045

Interest income	183,682

Net income	$55,696,727

Patriot Scientific Corporation
Notes to Consolidated Financial Statements (Continued)

7. Accrued Liabilities

At May 31, 2006 and 2005, accrued liabilities consisted of the following:

	2006	2005
Due to co-inventor (Note 5)	$-	$155,700
Accrued lease obligation	23,323	100,000
Deferred maintenance fee	68,750	93,750
Compensation and benefits	62,657	80,049
Interest	-	75,654
	$154,730	$505,153

8. Convertible Debentures

From fiscal 2002 through fiscal 2005, the Company raised approximately $5,400,000 through the issuance of convertible debentures, having stated interest rates ranging from 8% to 12%, to a limited group of investors. The convertible debentures entitled the debenture holders to convert the principal, and any accrued interest thereon, into shares of the Company’s common stock for up to two years from the date of issuance.

The debentures were initially convertible into shares of common stock at conversion prices ranging from approximately $0.02 to $0.10 per share. The debentures contained provisions which allowed for the conversion rate to be reset on a periodic basis based on a comparison of the market price of the Company's common stock to the conversion price of the debentures. On those measurement dates where the market price was less than the conversion rate, a new conversion rate was set based on a weighted average of the market price for the ten days prior to the reset measurement date. As of May 31, 2005, the reset conversion rate on debentures outstanding ranged from $0.02 to $0.04.

Concurrent with the issuance of the convertible debentures, the Company issued to the debenture holders warrants to purchase shares of the Company's common stock. These warrants are exercisable for five years from the date of issuance at either initial negotiated exercise prices or prices equal to 115% of the volume weighted average price for our common stock for the ten days previous to the debenture date. The warrant exercise price is generally subject to being reset on each six-month anniversary of its issuance; however, if the warrant holder elects to have the warrant shares registered, then the exercise price is fixed at the price in effect on the date of the election.

Except for one debenture issued on March 23, 2004, the Company is responsible for registering the resale of the shares of its common stock which will be issued on the conversion of the debentures. As of May 31, 2005, there have been six registration statements. The convertible debentures were secured by substantially all assets of the Company.

The terms of the convertible debentures included certain features that are considered embedded derivative financial instruments, such as the conversion feature and a reset conversion feature which provided for a conversion of the debentures into shares of the Company’s common stock at a rate which was determined to be variable. Because the debentures were not conventional convertible debt, the Company was also required to record the related warrants at their fair values. The total of the derivative and warrant liabilities at May 31, 2005 was $9,274,712, consisting of the fair value of the conversion feature and reset feature of $3,602,365 and the fair value of the warrants of $4,029,634. In addition, under the provisions of EITF Issue No. 00-19, as a result of entering into the convertible debenture agreements, the Company was required to classify all other non-employee warrants as derivative liabilities and record them at their fair values at each balance sheet date. The total fair value of the non-employee warrants at May 31, 2005 was $1,642,713.

During the years ended May 31, 2006 and 2005, the value of the warrant and derivative liabilities increased by $2,456,736 and $7,563,564, respectively, which is reflected as a component of other income (expense) in the accompanying consolidated statements of operations.

Patriot Scientific Corporation
Notes to Consolidated Financial Statements (Continued)

During the year ended May 31, 2006, the Company entered into two reset agreements with the debenture holders to fix the conversion price of the then outstanding debentures at their current price. The Company determined that one of the debt modifications did not result in a debt extinguishment under EITF Issue No. 96-19, Debtor’s Accounting for a Modification or Exchange of Debt Instruments, or EITF Issue No. 05-7, Accounting for Modifications to Conversion Options Embedded in Debt Instruments and Related Issues. In connection with the reset agreement of one of the outstanding debentures, the Company issued 7,000,000 warrants to the debenture holder as consideration for entering into the reset agreement. The Company determined that the issuance of the warrants, in connection with the reset agreement, resulted in a debt extinguishment under EITF Issue No. 96-19. Accordingly, the Company recorded the fair value of the warrants issued of $445,427 as a loss on debt extinguishment in the accompanying consolidated statement of operations for the year ended May 31, 2006.

During the year ended May 31, 2006, holders of debentures with a principal balance of $880,668 converted their debentures, together with accrued interest thereon of approximately $119,000, into 30,819,187 shares of the Company’s common stock. During the year ended May 31, 2005, the Company converted principal of $2,057,500 and related accrued interest of $112,436 into 64,886,139 shares of the Company’s common stock. As of May 31, 2006, all outstanding debentures have been repaid or converted into shares of the Company’s common stock.

As a result of the settlement of the remaining debentures during 2006, the Company reclassified $6,743,935 related to the fair values of all outstanding warrants at the date of settlement to additional paid-in capital.

The following table presents the status and activity of the Company’s convertible debentures as of May 31, 2006:

	Dates of	Original	Principal Balance at May 31,	Conversion Prices		Effective Registration	Shares Converted as of May 31,	Warrant Shares
Series	Issuance	Principal	2006	Initial	Reset	Date	2006	Issued
A	4/23/02-	$1,000,000	$-	$0.08616-	$0.04190-	10/29/2002	24,099,548	12,859,175
	6/10/02			0.10289	0.04457

B	8/23/02-	605,000	-	0.05126-	0.04381-	3/7/2003	14,777,350	11,234,835
	1/24/03			0.0727	0.04722

C	3/24/02-	510,000	-	0.041-	0.041-	6/26/2003	10,470,554	9,377,943
	6/9/03			0.065	0.065

D	8/1/03-	547,500	-	0.0172-	0.0172-	11/18/2003	25,178,803	22,455,355
	10/21/03			0.048	0.0477

E	12/1/03-	1,527,500	-	0.0267-	0.0267-	6/7/2004	46,794,618	30,395,392
	5/11/04			0.10	0.10

F	3/23/04	723,168	-	0.09	0.09	Not Registered	20,877,430	8,035,192

G	9/28/04-	232,500	-	0.016710-	0.01670-	5/22/2006	8,267,358	8,259,678
	1/17/05			0.04	0.04

G	11/17/04-	257,500	-	0.016710-	0.01670-	Not Registered	14,107,672	13,431,137
	11/18/04			0.04	0.04

		$5,403,168	-				164,573,333	116,048,707

Patriot Scientific Corporation
Notes to Consolidated Financial Statements (Continued)

Convertible debentures outstanding as of May 31, 2005 is as follows:

Convertible debentures issued	$5,403,168
Less amounts converted to common stock	(4,522,500)
880,668

Less debt discount	(412,879)
467,789

Less current portion	(421,847)

Long-term portion	$45,942

At May 31, 2005, the Company's convertible debentures were convertible into approximately 27,556,000 shares of the Company's common stock.

The terms of the convertible debentures include certain features that were considered embedded derivative financial instruments, such as the conversion feature and a reset conversion feature which provides for the conversion of the debentures into shares of the Company’s common stock at a rate which is variable. Because the debentures are not conventional convertible debt, the Company was required to record the derivative financial instruments and the warrants issued in connection with the convertible debentures at their fair values as of the issuance date of each of the debentures. The initial fair values assigned to the embedded derivatives related to convertible debentures issued during the year ended May 31, 2005 was $371,246. The initial fair values assigned to the warrants issued in connection with the convertible debentures during the year ended May 31, 2005 was $681,921. No convertible debentures or warrants in connection with convertible debentures were issued during the year ended May 31, 2006.

The Company recorded the fair value of the derivative instruments and warrants as a debt discount which was amortized to interest expense over the term of the convertible debentures. During the years ended May 31, 2006 and 2005, the Company recorded interest expense of $412,879 and $2,152,267, respectively, related to the amortization of the debt discount. If the total fair value of the derivative instruments and warrants was in excess of the proceeds received on the convertible debentures, the Company recorded the excess as additional interest expense. The Company recorded additional interest expense of $563,167 during the year ended May 31, 2005 related to the fair values of derivative instruments and warrants in excess of proceeds received. Since no convertible debentures or warrants in connection with convertible debentures were issued during the year ended May 31, 2006, no excess fair value was recorded during fiscal 2006.

9. Stockholders’ Equity

During fiscal 2005, the Company’s shareholders approved an increase in the authorized number of common shares from 400,000,000 to 500,000,000.

Private Stock Offerings

On July 22, 2005, 625,000 shares of common stock valued at $0.13 per share (based on the fair value on the date of issuance) were issued to the Fish Family Trust on behalf of a co-inventor of certain technology, Russell Fish. The Company recorded an expense of $81,250 in connection with the issuance of these shares.

On March 21, 2006, 193,548 shares of common stock valued at $1.53 per share (based on the fair value on the date of issuance) were issued to a former debenture holder in connection with a dispute regarding the number of shares of common stock issued upon conversion. The Company recorded an expense of $296,129 in connection with the issuance of these shares.

During fiscal 2005, 4,625,000 restricted shares of common stock were issued to a group of individual investors in exchange for $453,250. Additionally, the Company issued 796,000 shares of common stock, valued at $58,800, to a vendor in exchange for services, which was included in selling, general and administrative expenses.

During February 2006, the Company announced a dividend of $0.02 per share of common stock for stockholders of record and qualified warrant holders as of February 24, 2006. The dividend of $8,114,378 was paid in March 2006.

Patriot Scientific Corporation
Notes to Consolidated Financial Statements (Continued)

In March 2006, the Company announced a dividend of $0.04 per share of common stock for stockholders of record and qualified warrant holders as of March 31, 2006. The dividend of $16,583,959 was paid in April 2006.

Warrants

At May 31, 2005, the Company had warrants outstanding to purchase 109,122,581 shares of common stock at exercise prices ranging from approximately $0.02 to $0.065 per share expiring at various dates through 2012. During fiscal 2005, the Company issued warrants to purchase 29,021,363 shares of common stock at exercise prices ranging from $0.02 to $0.08 per share and issued 38,358,511 shares of common stock on the exercise of warrants at exercise prices ranging from $0.02 to $0.05 per share.

At May 31, 2006, the Company had warrants outstanding to purchase 53,349,220 common shares at exercise prices ranging from $0.02 to $1.00 per share, expiring at various dates through 2012. Some of those outstanding warrants were not exercisable as of May 31, 2006 as they are subject to meeting vesting criteria. During the year ended May 31, 2006, the Company issued warrants to purchase 12,457,049 shares of common stock, investors exercised warrants to purchase 8,728,544 shares of common stock for proceeds of $470,657 and the Company had investors exercise warrants of 44,110,139 to purchase 41,245,473 shares of common stock on a cashless basis. During the year ended May 31, 2006, the Company cancelled warrants to purchase 13,391,727 shares of our common stock. Included in the aforementioned warrants issued during the year ended May 31, 2006 were warrants to purchase 300,000 shares of common stock issued to a consultant. The value of these warrants of $176,866 was recorded as an expense during the year ended May 31, 2006. The Company re-priced other warrants to purchase approximately 35,000,000 common shares to $0.015 during the year ended May 31, 2006 (see Note 5).

Effective January 11, 2006, the Company entered into a warrant redemption agreement with a warrant holder, whereby at the Company's option, the Company agreed to redeem certain warrants representing the right to acquire an aggregate of up to 10,000,000 shares of the Company's common stock, through April 2006. The warrants may be redeemed in quantities not to exceed 2,000,000 warrants in any one calendar month, at a price equal to the product of (a) the volume weighted average of the daily volume weighted average prices of the Company's common stock for all trading days in the applicable calendar month, minus the exercise price of the warrant, multiplied by (b) the number of shares being redeemed from that warrant. On February 3, 2006, the Company agreed to redeem 2,000,000 warrants for $252,420 and payment for the redemption occurred in March 2006.

Effective February 9, 2006, the Company entered into “Reset Agreements” with certain warrant holders and received waivers from the warrant holders with regard to certain terms of certain warrants held by the warrant holders. Under the terms of the Reset Agreements, the Company and the warrant holders agreed to amend the terms of (i) each of the warrants of the Company held by the warrant holders such that the exercise price of the warrants is no longer subject to downward resets based on the trading price of the common stock of the Company, and (ii) each of the debentures of the Company held by the warrant holders such that the conversion price of the debentures is fixed at its current level. No additional expense was required for the modification of the exercise price of the warrants since the new fixed price of the warrants was equal to the original exercise price at date of issuance or was equal to the then reset price in effect for which the Company had previously recognized an expense for the modification (see Note 5). Under the terms of the Reset Agreements, the Company and the warrant holders also agreed to amend all of the agreements entered into between the Company and the warrant holders that limit the ability of the warrant holders to be the beneficial owner of more than 4.99% of the common stock of the Company to be amended to provide that the warrant holders may not, through the exercise of warrants, the conversion of debentures, or otherwise, be the beneficial owner of more than 9.99% of the common stock of the Company.

Under the terms of the waiver agreements, the warrant holders agreed to amend their rights under the terms of certain warrants held by each of them to receive a payment in the event of a payment of a dividend by the Company. Prior to entering into the waiver agreements, if at any time after the issuance date of the subject warrants, the Company made any distributions to holders of its common stock, the warrant holders would be entitled to receive a payment equal to the amount of such distribution which would have been payable to them had they owned the shares of common stock issuable upon exercise of the subject warrants as of the record date for the distribution. Under the terms of the waiver agreement, if the market price of the Company's common stock on the record date for a distribution is greater than or equal to $0.15 per share, the payment to the warrant holders would be reduced to the amount which would be payable to the warrant holders had they engaged in a cashless exercise of the subject warrants as of the record date for the distribution. In consideration for entering into the agreements, the Company  issued warrants for the right to acquire 7,000,000 shares of the Company’s common stock to one warrant holder and recognized a loss on debt extinguishment of $445,427 (see Note 8).

Patriot Scientific Corporation
Notes to Consolidated Financial Statements (Continued)

On July 31, 2006, the Company received proceeds of $5,500 from the issuance of 50,000 shares of common stock in connection with the exercise of 50,000 stock options.

From June 1, 2006 through September 7, 2006, the Company received proceeds of $84,500 from the issuance of 395,000 shares of common stock in connection with the exercise of warrants. In addition, certain warrants holders received 2,891,322 shares of common stock in connection with the cashless exercise of warrants.

In connection with a previous debt agreement, the Company entered into an Antidilution Agreement (the “Antidilution Agreement”) with Swartz Private Equity, LLC (“Swartz”) wherein the Company was obligated to issue to Swartz warrants equal to 11% of the common stock issued between January 28, 2002 and March 11, 2002, 20% of the common stock issued between March 12, 2002 and April 1, 2003, and after April 1, 2003, 30% of the common stock issued to any parties other than Swartz. During the year ended May 31, 2005, the Company issued warrants to Swartz to purchase 7,330,548 shares of the Company’s common stock in connection with the Antidilution Agreement. There were no warrants issued during the year ended May 31, 2006 in connection with the Antidilution agreement. On October 10, 2006, the Company entered into an Approval Rights Agreement and Termination of Antidilution Agreement and Addendum to Warrants (the “Termination Agreement”) with Swartz to terminate the Antidilution Agreement. In consideration for entering into the Termination Agreement, the Company agrees to obtain Swartz’s written approval at least 30 days prior to entering into (i) any acquisition of any business entity or asset of any kind where the aggregate number of shares of common stock and derivative securities (on a fully diluted basis) issued as consideration for the acquisition equals or exceeds 10% of the number of shares of common stock of the Company outstanding at the time of the acquisition (on a fully diluted basis) or (ii) any acquisition (regardless of size) by the Company of any business entity or asset of any kind that is not unanimously approved by the Company’s board of directors.

The following table presents outstanding warrants at May 31, 2006 and 2005:

	2006	2005

Issued in conjunction with:
Convertible debentures	40,769,009	75,196,854
Anti-dilution agreements	690,211	20,813,081
Equity lines of credit	-	9,965,369
Waiver agreements	7,000,000	-
Other	4,890,000	3,147,277

Total warrants outstanding	53,349,220	109,122,581

Patriot Scientific Corporation
Notes to Consolidated Financial Statements (Continued)

1996 Stock Option Plan

Effective March 1996, as amended, the Company adopted the 1996 Stock Option Plan. Under the 1996 Stock Option Plan, which expired March 24, 2006, options to purchase up to 4,000,000 shares of common stock of the Company may be granted to either full or part time employees, directors and consultants of the Company at a price not less than the fair market value on the date of grant for incentive stock options or not less than 85% of the fair market value on the date of grant for non-qualified stock options. In the case of a significant stockholder, the option price of the share is not less than 110 percent of the fair market value of the shares on the date of grant. Any option granted under the 1996 Stock Option Plan must be exercised within ten years of the date they are granted (five years in the case of a significant stockholder). During the fiscal years ended May 31, 2006 and 2005, the Company granted options to purchase 50,000 and 645,000 shares of common stock, respectively, under the 1996 Stock Option Plan.

2001 Stock Option Plan

The 2001 Stock Option Plan, which expires in February 2011, provides for the granting of options to purchase up to 3,000,000 shares of the Company’s common stock to either full or part time employees, directors and consultants of the Company at a price not less than the fair market value on the date of grant for incentive stock options or not less than 85% of the fair market value on the date of grant for non-qualified stock options. In the case of a significant stockholder, the option price of the share is not less than 110 percent of the fair market value of the shares on the date of grant. Any option granted under the 2001 Stock Option Plan must be exercised within ten years of the date they are granted (five years in the case of a significant stockholder). During the fiscal years ended May 31, 2006 and 2005, the Company granted options to purchase 145,000 and 1,150,000 shares of its common stock, respectively, under this plan.

2003 Stock Option Plan

The 2003 Stock Option Plan, which expires in 2013, provides for the granting of options to acquire up to 6,000,000 shares of the Company’s common stock to either full or part time employees, directors and consultants of the Company at a price not less than the fair market value on the date of grant for incentive stock options or not less than 85% of the fair market value on the date of grant for non-qualified stock options. In the case of a significant stockholder, the option price of the share is not less than 110 percent of the fair market value of the shares on the date of grant. Any option granted under the 2003 Stock Option Plan must be exercised within ten years of the date they are granted (five years in the case of a significant stockholder). During the fiscal years ended May 31, 2006 and 2005, the Company granted options to purchase 1,550,000 and 1,695,000 shares of the Company’s common stock at market value, respectively, under this plan.

2006 Stock Option Plan

Effective March, 2006 the Company adopted the 2006 Stock Option Plan, which expires in 2016. The 2006 Stock Option Plan provides for the granting of options to acquire up to 5,000,000 shares, with a limit of 3,000,000 Incentive Stock Option (ISO) shares of the Company’s common stock to either full or part time employees, directors and consultants of the Company at a price not less than the fair market value on the date of grant. In the case of a significant stockholder, the option price of the share is not less than 110 percent of the fair market value of the shares on the date of grant. Any option granted under the 2006 Stock Option Plan must be exercised within ten years of the date they are granted (five years in the case of a significant stockholder). During the fiscal year ended May 31, 2006, the Company granted options to purchase 2,050,000 shares of the Company’s common stock at market value, 192,857 of which were ISOs. In connection with these option grants, the Company recognized compensation expense of  $120,000 related to options granted below the fair market value of the Company’s common stock at the date of grant. SFAS No. 123, “Accounting for Stock-Based Compensation,” requires the Company to provide pro forma information regarding net income or loss and net income or loss per share as if compensation costs for the Company’s stock option plans and other stock awards had been determined in accordance with the fair value based method prescribed in SFAS No. 123. The Company estimates the fair value of each stock award at the grant date by using the Black-Scholes option-pricing model with the following weighted-average assumptions used for the two years ended May 31, 2006 and 2005, respectively: dividend yield of zero percent for both years; expected volatility of 115% to 158% and 121 % to 129%, risk-free interest rates of 3.8 % to 5.0% and 3.4% to 4.0%; and expected lives of five years and three to five years.

Patriot Scientific Corporation
Notes to Consolidated Financial Statements (Continued)

A summary of the status of the Company’s stock option plans and warrants as of May 31, 2006 and 2005 and changes during the years ended on those dates is presented below:

	Options		Warrants
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price

Outstanding, June 1, 2004	7,003,000	$0.21	121,349,420	$0.05
Granted	3,490,000	0.08	29,021,363	0.04
Cancelled	(2,675,000)	0.31	(2,889,691)	0.07
Exercised	(670,000)	0.05	(38,358,511)	0.03

Outstanding, May 31, 2005	7,148,000	0.13	109,122,581	0.04
Granted	3,795,000	0.46	12,457,049	0.09
Cancelled	(1,387,000)	0.30	(13,391,727)	0.05
Repurchased	-	-	(2,000,000)	0.02
Exercised	(4,096,000)	0.09	(52,838,683)	0.03

Outstanding, May 31, 2006	5,460,000	$0.34	53,349,220	$0.05

Exercisable, May 31, 2005	5,748,000	$0.14	108,622,581	$0.04

Exercisable, May 31, 2006	5,115,000	$0.35	52,849,220	$0.05

Weighted average fair value of options and warrants granted during the year ended May 31, 2005		$0.04		$0.05

Weighted average fair value of options and warrants granted during the year ended May 31, 2006		$0.49		$0.19

Included in the above table are certain options for which vesting is contingent based on various future performance measures.

Patriot Scientific Corporation
Notes to Consolidated Financial Statements (Continued)

The following table summarizes information about stock options and warrants outstanding at May 31, 2006:

		Outstanding			Exercisable
	Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
Options	$0.05-0.08	975,000	2.88	$0.07	725,000	$0.06
	0.10-0.17	2,390,000	3.74	0.14	2,390,000	0.14
	0.70	2,095,000	4.99	0.70	2,000,000	0.70
	$0.05-0.70	5,460,000	4.06	$0.34	5,115,000	$0.35

Warrants	$0.02-0.03	28,020,398	5.84	$0.02	28,020,398	$0.02
	0.04-0.08	20,138,822	5.39	0.05	19,638,822	0.05
	0.10-1.00	5,190,000	5.94	0.15	5,190,000	0.15
	$0.02-1.00	53,349,220	5.68	$0.05	52,849,220	$0.05

10. INCOME TAXES

No provision for income taxes was recorded for the years ended May 31, 2006 and 2005 due to the significant net operating loss carryforwards.

The reconciliation of the effective income tax rate to the Federal statutory rate is as follows for the years ended May 31:

	2006	2005
		(As restated, see Note 3)
Federal income tax rate	34.0%	(34.0)%
State income tax rate, net of Federal effect	-%	-%
(Decrease) Increase in valuation allowance and other	(34.0)%	34.0%

Effective income tax rate	-%	-%

Deferred tax assets and liabilities reflect the net tax effect of temporary differences between the carrying amount of asset and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company’s deferred tax assets are as follows as of May 31:

	2006	2005
		(As restated, see Note 3)
Deferred tax assets:
Net operating loss carryforwards	$12,628,402	$13,488,125
Accruals	1,474,050	1,888,087
Basis difference in fixed assets	51,259	68,435
Investment in affiliated company	(11,497,984)	-
Inventory and other reserves	-	41,446
Credits	289,318	329,583
Less: valuation allowance	(2,945,045)	(15,815,676)

Net deferred tax assets	$-	$-

Patriot Scientific Corporation
Notes to Consolidated Financial Statements (Continued)

As of May 31, 2006 and 2005, valuation allowances equal to the net deferred tax asset recognized have been recorded as management has not determined that it is more likely than not that the deferred tax asset will be realized. No current tax provision was recorded for fiscal 2006 and 2005 due to reported net losses and significant net operating loss carryforwards. The valuation allowance decreased by $12,870,631 and $46,182 during the years ended May 31, 2006 and 2005 respectively.

At May 31, 2006, the Company has federal net operating loss carryforwards of approximately $34,169,000 that expire during the years 2007 through 2024. At May 31, 2005 the federal net operating loss carryforwards were approximately $34,218,000 expiring 2006 through 2024. All losses are subject to certain limitations imposed under the Internal Revenue Code of 1986, as amended. As such, certain federal net operating loss carryforwards may expire unused and per year availability may be subject to change of ownership limitations under Internal Revenue Code Section 382.

At May 31, 2006 the Company has state net operating loss carryforwards of approximately $17,354,000 that expire during the years 2004 through 2013, at May 31, 2005 state net operating loss carryforwards were approximately $19,173,000 expiring during the years 2003 through 2013. The state of California suspended the utilization of net operating losses for 2002 and 2003 and removed the suspension in 2004.

11. Commitments and Contingencies

Litigation

Beatie and Osborne, LLP v. Patriot Scientific Corporation

Beatie and Osborne, LLP is a New York law firm that formerly represented the Company in the Inventorship Litigation and the Infringement Litigation. On March 8, 2005, Beatie and Osborne were disqualified by United States District Judge Jeremy Fogel in the Inventorship Litigation. Beatie and Osborne thereafter withdrew from the representation of the Company in the Infringement Litigation. Beatie and Osborne initiated litigation in the Supreme Court of New York on June 8, 2005 claiming breach of contract, quantum merit, and unjust enrichment and alleging claims against the Company, and former Company representatives, Jeffrey Wallin and Lowell Giffhorn, for fraud and interference with contractual relationship. Beatie and Osborne claimed a contingency fee under the terms of its contingency fee agreement with respect to licensing agreements entered into, and possibly with respect to license agreements to be entered into, by the Company. The Company caused a removal of the Beatie and Osborne lawsuit to the United States District Court for the Southern District of New York and moved to transfer the action to the Southern District of California. The transfer motion was denied on May 9, 2006, but Wallin and Giffhorn were ordered dismissed from the action at that time. The circumstances of the disqualification of Beatie and Osborne in the Inventorship Litigation and its withdrawal from the Infringement Litigation were claimed by the Company to have worked a forfeiture of any rights in Beatie and Osborne to a contingency fee of any kind. In July 2006, the Company and Beatie and Osborne reached a settlement agreement whereby the Company paid Beatie and Osborne $340,000 and Beatie and Osborne retained $96,000 of the Company's funds in its possession through a retainer account. This settled the case in full.

Patriot Scientific Corporation v. Russell Fish

On April 6, 2006, we filed a declaratory relief lawsuit against Russell Fish and The Fish Family Trust in the United States District Court for the Southern District of California.  As a consequence of licensing agreements entered into by or on behalf of Patriot, by Patriot's previous management, Mr. Fish presented demands for payment by us under his July 2004 agreement related to the Inventorship Litigation.  We contended that Mr. Fish had been paid all sums that may have been owed to him.  Our action sought declaratory relief that no further sums were owed to Mr. Fish.  Also, on April 6, 2006, Fish and, later, Robert Anderson, allegedly as trustee of The Fish Family Trust, filed a lawsuit against the Company in the District Court of Dallas County, Texas.  The case was subsequently removed to the United States District Court for the Northern District of Texas.  The lawsuit was based on an alleged breach of the contract entered into on July 27, 2004 and sought enforcement of the contract or damages.  The California action was transferred to the Northern District of Texas.  Mediation commenced on September 11, 2006.  In December 2006,  the Fish lawsuit was settled in principle through mediation. Settlement terms have not been finalized as of this filing date nor is there an executed settlement agreement in place.  In light of the mediation and after consulting with counsel, we feel we are close to a settlement agreement even though there is no guarantee that that will take place nor is it enforceable until an agreement has been signed.  As a result, during the six months ended November 30, 2006, the Company recorded $6,300,000 of settlement and license expense relating to the mediation agreement with Fish.  The amount consists of $3,000,000 to be paid in cash and 5,500,000 million shares of stock at an average price of $0.60 per share.  In addition to those terms, the mediation terms further provide the Company will pay Fish the equivalent of 4% of 50% of the next $100 million of gross license fees as they are collected by Phoenix Digital and as distributions are made to Patriot, after excluding the first $20 million collected by Phoenix Digital after December 1, 2006. Patriot's commitment to make payments to Fish related to such future license revenues will not exceed $2 million.

Patriot Scientific Corporation
Notes to Consolidated Financial Statements (Continued)

Lowell Giffhorn Arbitration

On September 23, 2005, Lowell Giffhorn, a former executive officer and a former director of Patriot, submitted a demand for arbitration with the American Arbitration Association related to the termination of Mr. Giffhorn's employment with the Company. Mr. Giffhorn asserts that the termination of his employment with the Company was unlawful, retaliatory, wrongful, violated public policy, violated the covenant of good faith and fair dealing and violated securities laws. Mr. Giffhorn has demanded damages of approximately $4,500,000 (excluding claims for punitive damages and attorneys fees). The Company denies the allegations and believes the claims to be frivolous and totally devoid of merit. The Company has retained litigation counsel and intends to vigorously defend the claims. The amount, if any, of ultimate liability with respect to the foregoing cannot be determined. Despite the inherent uncertainties of litigation, the Company at this time does not believe that Mr. Giffhorn's claim will have a material adverse impact on its financial condition, results of operations, or cash flows.

Patent Litigation

Pursuant to the joint venture that the Company entered into in June 2005 with Technology Properties Ltd. (in settlement of inventorship/ownership litigation between the parties, and in return for a 50-50 sharing of net licensing and enforcement revenues), the Company granted Technology Properties Ltd. (TPL) the complete and exclusive right to enforce and license its microprocessor patent portfolio. The Company then dismissed its patent infringement claims against Fujitsu Computer Systems, Inc.; Matsushita Electric Corporation of America; NEC Solutions (America) Inc.; Sony Electronics Inc.; and Toshiba America Inc., which had been pending in the Federal District Court for the Northern District of California. Thereafter, TPL, on behalf of the TPL/Patriot joint venture and Patriot, filed patent infringement actions against the foregoing defendants (except Sony) in the Federal District Court for the Eastern District of Texas, which litigation is currently pending. Litigation is not currently pending with regard to Fujitsu.

In February 2006, a license agreement was entered into with Fujitsu Corporation regarding the Company's patent portfolio, and in connection with that transaction, litigation involving Fujitsu and TPL and the Company in both California and Texas was dismissed. A Claims Construction Hearing has been scheduled on May 3, 2007 in district court.

Profit Sharing Plan

The Company has a savings and profit-sharing plan that allows participants to make contributions by salary reduction pursuant to Section 401(k) of the Internal Revenue Code. At the Company’s discretion, the Company may match contributions at 20% of the employee’s contribution up to 6% of the employee’s salary. The Company contributions are vested 20% per year beginning with the first year of service. The Company made no matching contributions to the plan in fiscal 2006 or 2005 and on December 31, 2005, the Company terminated the plan.

401(k) Plan

In January 2006, the Company adopted a retirement plan that complies with Section 401(k) of the Internal Revenue Code. All employees are eligible to participate in the plan. The Company matches 50% of each participant’s voluntary contributions, subject to a maximum contribution of 6% of the participant’s compensation. Participants fully vest in the Company’s contributions after three years of vesting service. The Company’s matching contributions during fiscal year 2006 were $1,833.

Employment Contract

During the quarter ended August 31, 2005, the Company terminated two of its officers, each of whom had an employment contract with the Company. One of the officers agreed to accept as severance approximately $150,000 and to have the maturity date of options held by him extended for one year. $6,058 remains outstanding to him at May 31, 2006. Further, the Company agreed to accelerate the vesting of all outstanding options held by the officer and to extend their term to June 2006. The Company recorded an expense of approximately $125,000 related to this option modification in the quarter ended August 31, 2005.

Patriot Scientific Corporation
Notes to Consolidated Financial Statements (Continued)

The Company has not reached an agreement with the other officer; however, it accrued approximately $50,000 during the three month period ended August 31, 2005 for amounts which it believes may be due to this individual. The former officer has filed a complaint against the Company seeking arbitration and claiming he is owed approximately $1,500,000. The Company believes the claim is without merit and intends to vigorously defend itself.

Guarantees and Indemnities

The Company has made certain guarantees and indemnities, under which it may be required to make payments to a guaranteed or indemnified party. The Company indemnifies its directors, officers, employees and agents to the maximum extent permitted under the laws of the State of Delaware. In connection with its facility leases, the Company has indemnified its lessors for certain claims arising from the use of the facilities. The duration of the guarantees and indemnities varies, and in many cases is indefinite. These guarantees and indemnities do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. Historically, the Company has not been obligated to make any payments for these obligations and no liabilities have been recorded for these guarantees and indemnities in the accompanying consolidated balance sheets.

Operating Leases

The Company has a non-cancelable operating lease for its office and manufacturing facilities located in San Diego, California which expires in July 2006. In February 2006 the Company moved its operations to the Carlsbad, California facility. Due to the move, the Company accrued its remaining contractual lease obligation related to this space. Rent expense for fiscal 2006 and 2005 was $103,245 and $180,527, respectively.

The Company has a non-cancelable operating lease agreement for its Carlsbad, California office facility. Future minimum lease payments required under the operating lease are $92,904, $92,904, and $69,678 in fiscal years ended 2007, 2008, and 2009, respectively. Rent expense for fiscal 2006 was $30,976.

12. Segment Information

The Company is engaged in one business segment, the development and marketing of microprocessor technology related products and licenses. During the fiscal years ended May 31, 2006 and 2005, the Company’s product sales of high technology computer products and licenses were approximately $285,000 and $9,000, respectively. During fiscal 2005, sales of telecommunication products and licenses were $16,000. Substantially all of the Company’s products were sold to customers located in the United States. During the year ended May 31, 2006, one customer accounted for 92% of the Company’s total product sales and during the year ended May 31, 2005 there were no major customers related to the Company’s product sales. During the year ended May 31, 2006, as described in Note 5, the Company earned $10,000,000 in connection with entering into a license agreement and receives proceeds from Phoenix Digital Solutions, LLC for license agreements originated by this joint venture. No amounts were due from these licenses at May 31, 2006.

13. Subsequent Events

During the period June 1, 2006 through October 3, 2006, Phoenix Digital entered into license agreements with third parties, pursuant to which it received aggregate proceeds totaling $32,699,000.

As disclosed in Note 4 and Note 11, in July 2006 the Company settled all claims with a former legal advisor relating to claims against the Company for intellectual property negotiations. The Company has accrued a liability of $340,000 as of May 31, 2006 in connection with the settlement of this matter.

In July 2006, the Company commenced its stock buyback program by which the Company repurchases its outstanding common stock on the open market. During July 2006, the Company purchased 2,075,003 shares under the program at an aggregate cost of $1,839,085. On September 19, 2006, the Company resumed the stock buyback program and purchased 1,199,824 shares at an aggregate cost of $934,490.

Patriot Scientific Corporation
Notes to Consolidated Financial Statements (Continued)

On October 10, 2006, the Company entered into an Approval Rights Agreement and Termination of Antidilution Agreement and Addendum to Warrants (the “Termination Agreement”) with Swartz to terminate the Antidilution Agreement (see Note 9).

Patriot Scientific Corporation
Condensed Consolidated Balance Sheets

	November 30, 2006	May 31, 2006
ASSETS	(Unaudited)

Current Assets:
Cash and cash equivalents	$11,718,031	$3,984,240
Restricted cash and cash equivalents	101,578	100,320
Marketable securities and short term investments	3,652,830	3,518,879
Accounts receivable	7,438	4,113
Prepaid expenses and other current assets	234,497	407,418

Total current assets	15,714,374	8,014,970

Property and equipment, net	59,400	64,006

Other assets	8,190	8,190

Investment in affiliated company	7,598,638	3,952,914

Investment in debt securities	350,000	-

Patents and trademarks, net of accumulated amortization of $595,665 and $584,387	20,309	31,587
	$23,750,911	$12,071,667

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$328,287	$695,323
Accrued liabilities and other	131,254	154,730
Accrued contingency fee payable	6,354,063	394,063
Accrued income taxes payable	4,154,600	-

Total current liabilities	10,968,204	1,244,116

Total liabilities	10,968,204	1,244,116

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.00001 par value; 5,000,000 shares authorized: none outstanding	-	-
Common stock, $0.00001 par value: 500,000,000 shares authorized: 389,197,145 shares issued and 384,322,318 shares outstanding and 366,199,765 shares issued and outstanding	3,892	3,661
Additional paid-in capital	71,423,026	69,551,981
Accumulated deficit	(54,619,816)	(58,728,091)
Common stock held in treasury, at cost - 4,874,827 shares and no shares as of November 30, 2006 and May 31, 2006, respectively	(4,024,395)	-
Total stockholders’ equity	12,782,707	10,827,551

	$23,750,911	$12,071,667

See accompanying notes to unaudited condensed consolidated financial statements.

Patriot Scientific Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

	Six Months Ended
	November 30, 2006	November 30, 2005
		(As restated, see Note 2)
Revenues:
Licenses and royalties	$-	$10,000,000
Other	44,875	20,272
	44,875	10,020,272

Operating expenses:
Research and development	-	198,260
Selling, general and administrative	4,468,946	1,819,734
Settlement and license expense	6,300,000	1,918,054
Total operating expenses	10,768,946	3,936,048
Operating income (loss)	(10,724,071)	6,084,224

Other income (expense):
Unrealized loss on marketable securities	-	(1,137)
Interest and other income	307,898	93,648
Loss on sale of assets	(543)	-
Interest expense	-	(313,514)
Change in fair value of warrant and derivative liabilities	-	2,261,155
Equity in earnings (loss) of affiliated company	18,744,991	(720,165)
Total other income, net	19,052,346	1,319,987

Income (loss) before income taxes	8,328,275	7,404,211

Provision for income taxes	4,220,000	-

Net income (loss)	$4,108,275	$7,404,211

Basic income (loss) per common share	$0.01	$0.02

Diluted income (loss) per common share	$0.01	$0.02

Weighted average number of common shares outstanding-basic	373,800,101	297,350,377

Weighted average number of common shares outstanding-diluted	419,862,437	370,675,410

See accompanying notes to unaudited condensed consolidated financial statements.

Patriot Scientific Corporation
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six months ended
	November 30, 2006	November 30, 2005
		(As restated, see Note 2)
Operating activities:
Net income	$4,108,275	$7,404,211
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Amortization and depreciation	21,288	29,240
Non-cash interest expense related to convertible debentures, notes payable and warrants	-	280,801
Expense related to extension of expiration date of stock options	324	125,000
Net gain related to warrant re-pricing, reconveyance and issuance	-	(538,208)
Non cash compensation relating to issuance and vesting of stock options and vesting of warrants	1,773,102	-
Accrued interest income added to investments	(1,258)	(21,022)
Equity in (earnings) loss of affiliated company	(18,744,991)	720,165
Unrealized loss on marketable securities	-	1,137
Loss on disposal of fixed assets	543	-
Issuance of stock	-	81,250
Change in fair value of warrant and derivative liabilities	-	(2,261,155)
Changes in operating assets and liabilities:
Accounts receivable	(3,325)	(2,625)
Prepaid and other assets	172,921	(97,537)
Licenses receivable	-	1,500,000
Accounts payable and accrued expenses	(390,512)	(181,462)
Accrued contested fee payable	5,960,000	-
Income tax payable	4,154,600	-
Net cash provided by (used in) operating activities	(2,949,033)	7,039,795

Investing activities:
Purchases of marketable securities	(4,158,346)	-
Proceeds from sales of marketable securities	4,024,395	100,000
Purchases of property and equipment	(5,947)	(16,040)
Investment in affiliated company	-	(2,000,000)
Investment in debt securities	(350,000)	-
Distributions from affiliated company	15,099,267	-
Net cash provided by (used in) investing activities	14,609,369	(1,916,040)

Financing activities:
Payments on capital lease obligations	-	(2,306)
Proceeds from exercise of common stock warrants and options	97,850	206,437
Repurchase of common stock for treasury	(4,024,395)	-
Net cash provided by (used in) financing activities	(3,926,545)	204,131

Net increase in cash and cash equivalents	7,733,791	5,327,886
Cash and cash equivalents, beginning of period	3,984,240	591,426
Cash and cash equivalents, end of period	$11,718,031	$5,919,312

Supplemental Disclosure of Cash Flow Information:
Cash payments for interest	$-	$2,637
Cash payments for income taxes	$65,400	$-

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Convertible debentures, notes payable and accrued interest exchanged for common stock	$-	$138,540
Reclassification of derivative liabilities associated with debt conversions and warrant exercises	$-	$1,690,705
Cashless exercise of warrants	$225	$116

See accompanying notes to unaudited condensed consolidated financial statements

Patriot Scientific Corporation
Notes to Unaudited Condensed Consolidated Financial Statements

1. Basis of Presentation and Summary of Significant Accounting Policies

The unaudited condensed consolidated financial statements of Patriot Scientific Corporation (the “Company”, “we”, “us” or “our”) presented herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) for quarterly reports on Form 10-Q and do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. These financial statements should be read in conjunction with our audited consolidated financial statements and notes thereto included the Company’s annual report on Form 10-KSB for fiscal year ended May 31, 2006.

In the opinion of management, the interim condensed consolidated financial statements reflect all adjustments of a normal recurring nature necessary for a fair presentation of the results for the interim periods. Operating results for the six month period ended November 30, 2006 are not necessarily indicative of the results that may be expected for the year ending May 31, 2007.

Reclassifications

Certain reclassifications have been made to the 2005 financial statements in order for them to conform to the 2006 presentation. Such reclassifications have no impact on the Company’s financial position or results of operations.

Investment in Affiliated Company

The Company has a 50% interest in Phoenix Digital Solutions, LLC (“Phoenix Digital”) (see Note 5). This investment is accounted for using the equity method of accounting since the investment provides the Company the ability to exercise significant influence, but not control, over the investee. Significant influence is generally deemed to exist if the Company has an ownership interest in the voting stock of the investee of between 20% and 50%, although other factors, such as representation on the investee’s Board of Directors, are considered in determining whether the equity method of accounting is appropriate. Under the equity method of accounting, the investment, originally recorded at cost, is adjusted to recognize the Company’s share of net earnings or losses of the investee and is recognized in the condensed consolidated statement of operations in the caption “Equity in earnings of affiliated company.”

Derivative Financial Instruments

In connection with the issuance of certain convertible debentures (see Note 6), the terms of the debentures included an embedded reset conversion feature which provided for a conversion of the debentures into shares of the Company's common stock at a rate which was determined to be variable. The Company determined that the reset conversion feature was an embedded derivative instrument and that the conversion option was an embedded put option pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, and Emerging Issues Task Force (“EITF”) Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock. The accounting treatment of derivative financial instruments required that the Company record the derivatives and related warrants at their fair values as of the inception date of the convertible debenture agreements and at fair value as of each subsequent balance sheet date.  In addition, under the provisions of EITF Issue No. 00-19, as a result of entering into the convertible debenture agreements, the Company was required to classify all other non-employee warrants as derivative liabilities and record them at their fair values at each balance sheet date.  Any change in fair value was recorded as non-operating, non-cash income or expense at each balance sheet date.  If the fair value of the derivatives was higher at the subsequent balance sheet date, the Company recorded a non-operating, non-cash charge.  If the fair value of the derivatives was lower at the subsequent balance sheet date, the Company recorded non-operating, non-cash income.

During the three-month periods ended November 30, 2006 and 2005, the Company recognized other income of $0 and $1,181,356, respectively, related to recording the warrant and derivative liabilities at fair value.

During the six-month periods ended November 30, 2006 and 2005, the Company recognized other income of $0 and $2,261,155, respectively, related to recording the warrant and derivative liabilities at fair value. At November 30, 2006, there are no derivative liabilities since the related variable debt instruments were settled in full during fiscal 2006. At the settlement date, the remaining warrant liabilities with a value of approximately $6,744,000 were reclassified to additional paid-in capital.

Patriot Scientific Corporation
Notes to Unaudited Condensed Consolidated Financial Statements

Derivative Financial Instruments, continued

The Company’s derivative instruments were valued using a Monte Carlo simulation model incorporating the instruments’ multiple reset dates.

The following assumptions were used for valuing the embedded derivatives during the six-month period ended November 30, 2005:

Estimated dividends	None
Expected volatility	101 – 229%
Risk-free interest rate	3.5 – 5.1%
Expected term (years)	2 – 7

Revenue Recognition

The Company recognizes revenue from the sale of its product upon shipment to the customer, at which time title transfers and the Company has no further obligations. Fees for maintenance or support are recorded on a straight-line basis over the underlying period of performance. Revenue from technology license agreements is recognized at the time the Company enters into a contract and provides the customer with the licensed technology. At this point, the Company has performed all of its obligations under contract, the rights to the Company’s technology have been transferred and no significant performance obligations remain.

Net Income (Loss) Per Share

The Company applies SFAS No. 128, Earnings Per Share, for the calculation of "Basic" and "Diluted" earnings (loss) per share. Basic earnings (loss) per share includes no dilution and is computed by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share reflects the potential dilution of securities that could share in the earnings of an entity. For the six months ended November 30, 2006, shares of 100,000 related to the Company’s outstanding warrants and options were not included in the calculation of diluted income per share as they had an anti-dilutive effect. For the three months ended November 30, 2005 and November 30, 2006, 62,135,578 and 40,690,194 potentially dilutive common shares related to the Company’s outstanding convertible debentures, warrants and options were not included in the calculation of diluted loss per share as they had an anti-dilutive effect and for the six months ended November 30, 2005 potential common shares of 16,300,000 relating to the Company’s outstanding options, warrants and convertible debentures were not included in the calculation of diluted income per share as they had an anti-dilutive effect.

Patriot Scientific Corporation
Notes to Unaudited Condensed Consolidated Financial Statements

Net Income (Loss) Per Share, continued

	Three Months Ended November 30, 2006
	Numerator (Loss)	Denominator (Shares)	Per Share Amount
Basic EPS:
Net loss	$(1,881,998)	378,817,682	$-
Diluted EPS:
Effect of dilutive securities:
Options and warrants	-	-
Loss available to common shareholders	$(1,881,998)	378,817,682	$-

	Three Months Ended November 30, 2005 As restated (See Note 2)
	Numerator (Loss)	Denominator (Shares)	Per Share Amount

Basic EPS:
Net loss	$(100,338)	303,431,364	$-

Diluted EPS:
Effect of dilutive securities:
Options and warrants	-	-

Loss available to common shareholders	$(100,338)	303,431,364	$-

	Six Months Ended November 30, 2006
	Numerator (Income)	Denominator (Shares)	Per Share Amount
Basic EPS:
Net income	$4,108,275	373,800,101	$0.01

Diluted EPS:
Effect of dilutive securities:
Options and warrants	-	46,062,336

Income available to common shareholders	$4,108,275	419,862,437	$0.01

Patriot Scientific Corporation
Notes to Unaudited Condensed Consolidated Financial Statements

Net Income (Loss) Per Share, continued

	Six Months Ended November 30, 2005
	As restated (See Note 2)
	Numerator (Income)	Denominator (Shares)	Per Share Amount
Basic EPS:
Net income	$7,404,211	297,350,377	$0.02

Diluted EPS:
Convertible debentures interest	30,077
Effect of dilutive securities:
Convertible debentures	-	11,189,455
Options and warrants	-	62,135,578

Income available to common shareholders	$7,434,288	370,675,410	$0.02

Stock-Based Compensation

Change in Accounting Principle

Effective June 1, 2006, the Company adopted SFAS No. 123(R), Share-Based Payment, which establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services, primarily focusing on accounting for transactions where an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments, including stock options, based on the grant-date fair value of the award and to recognize it as compensation expense over the period the employee is required to provide service in exchange for the award, usually the vesting period. SFAS No. 123(R) supersedes the Company’s previous accounting under Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees, for the period beginning June 1, 2006. In March 2005, the SEC issued SAB No. 107, Share-Based Payment, relating to SFAS No. 123(R). The Company has applied the provisions of SAB No. 107 in its adoption of SFAS No. 123(R). Stock-based awards to non-employees are accounted for using the fair value method in accordance with SFAS No. 123, Accounting for Stock Based Compensation.

The Company adopted SFAS No. 123(R) using the modified prospective transition method, which requires the application of the accounting standard as of June 1, 2006, the first day of the Company’s fiscal year 2007. The Company’s condensed consolidated financial statements as of and for the six months ended November 30, 2006 reflect the impact of adopting SFAS No. 123(R). In accordance with the modified prospective transition method, the Company’s condensed consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS No. 123(R). SFAS No. 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Company’s condensed consolidated statement of operations. Prior to the adoption of SFAS No. 123(R), the Company accounted for stock-based awards to employees and directors using the intrinsic value method in accordance with APB No. 25 as allowed under SFAS No. 123. Under the intrinsic value method, no employee stock-based compensation expense had been recognized in the Company’s condensed consolidated statements of operations, other than as related to option grants to employees and directors below the fair market value of the underlying stock at the date of grant.

Patriot Scientific Corporation
Notes to Unaudited Condensed Consolidated Financial Statements

Stock-Based Compensation, continued

Stock-based compensation expense recognized during the period is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period. Stock-based compensation expense recognized in the Company’s condensed consolidated statement of operations for the six months ended November 30, 2006 included compensation expense for share-based payment awards granted prior to, but not yet vested as of May 31, 2006 based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS No. 123 and compensation expense for the share-based payment awards granted subsequent to May 31, 2006 based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123(R). As stock-based compensation expense recognized in the condensed consolidated statement of operations for the six months ended November 30, 2006 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS No. 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The estimated average forfeiture rate for the six months ended November 30, 2006, of approximately 5% was based on historical forfeiture experience and estimated future employee forfeitures. The estimated pricing term of option grants for the six months ended November 30, 2006 was one year. In the Company’s pro forma information required under SFAS No. 123 for the periods prior to fiscal 2007, the Company accounted for forfeitures as they occurred.

Summary of Assumptions and Activity

The following table illustrates the effect on net income (loss) and net income (loss) per share for the three and six months ended November 30, 2005 as if the Company had applied the fair value recognition provisions of SFAS No. 123 to options granted under the Company's stock option plans. For purposes of this pro forma disclosure, the fair value of the options is estimated using the Black-Scholes option-pricing model and amortized on a straight-line basis to expense over the options' vesting period:

	Three Months Ended	Six Months Ended
	November 30, 2005 (Unaudited)	November 30, 2005 (Unaudited)
	(As restated see Note 2)	(As restated see Note 2)

Net income (loss) – as reported	$(100,338)	$7,404,211

Add: Share-based employee compensation included in net income (loss), net of tax effects	-	-

Deduct: Share-based employee compensation expense determined under fair value method, net of tax effects	-	182,250

Net income (loss) - pro forma	$(100,338)	$7,221,961

Net income (loss) per common share – as reported
Basic	$-	$0.02
Diluted	$-	$0.02

Net income (loss) per common share – proforma
Basic	$-	$0.02
Diluted	$-	$0.02

Patriot Scientific Corporation
Notes to Unaudited Condensed Consolidated Financial Statements

Stock-Based Compensation, continued

The fair value of stock-based awards to employees and directors is calculated using the Black-Scholes option pricing model, even though this model was developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which differ significantly from the Company’s stock options. The Black-Scholes model also requires subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The expected term of options granted is derived from historical data on employee exercises and post-vesting employment termination behavior. The risk-free rate selected to value any particular grant is based on the U.S. Treasury rate that corresponds to the pricing term of the grant effective as of the date of the grant. The expected volatility for the three and six months ended November 30, 2006 and 2005 is based on the historical volatilities of the Company’s common stock. These factors could change in the future, affecting the determination of stock-based compensation expense in future periods.

	Three Months Ended		Six Months Ended		Three Months Ended		Six Months Ended
	November 30, 2006 (Unaudited)		November 30, 2006 (Unaudited)		November 30, 2005 (Unaudited)		November 30, 2005 (Unaudited)
Expected term	5	years	5	years	-	years	5	years
Expected volatility	156%		156%		-%		128%
Risk-free interest rate	4.80%		4.80 - 5.00%		-%		3.72%
Expected dividends	-		-		-		-

A summary of option activity as of November 30, 2006 and changes during the six months then ended, is presented below:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value

Options outstanding at June 1, 2006	5,460,000	$0.34
Options granted	1,730,000	$0.26
Options exercised	(265,000)	$0.10
Options forfeited	(500,000)	$0.09

Options outstanding November 30, 2006	6,425,000	$0.35	3.11	$1,997,650

Options exercisable November 30, 2006	6,415,000	$0.35	3.11	$1,997,650

The weighted average grant date fair value of options granted during the six months ended November 30, 2006 was $1.10 per option. The total intrinsic value of options exercised during the six months ended November 30, 2006 was $169,500.

Patriot Scientific Corporation
Notes to Unaudited Condensed Consolidated Financial Statements

Stock-Based Compensation, continued

A summary of the status of the Company’s non-vested stock options as of November 30, 2006 and changes during the six months then ended is presented below:

	Shares	Weighted Average Grant Date Fair Value Per Share

Non-vested stock options at June 1, 2006	345,000	$0.24
Non-vested stock options granted	1,730,000	$0.99
Vested stock options	(1,815,000)	$0.98
Forfeited/cancelled stock options	(250,000)	$0.06

Non-vested stock options at November 30, 2006	10,000	$0.71

As of November 30, 2006, there was approximately $2,200 of total unrecognized compensation cost related to employee and director stock option compensation arrangements. That cost is expected to be recognized on a straight-line basis over the next three months. The total fair value of shares vested during the six months ended November 30, 2006 was approximately $1,770,000.

As a result of adopting SFAS No. 123(R) on June 1, 2006, the Company’s loss before provision for income taxes and net loss for the three months ended November 30, 2006 was approximately $194,000 higher than if it had continued to account for share-based compensation under APB No. 25. The Company’s income before income taxes and net income for the six months ended November 30, 2006 was approximately $300,000 lower than if it had continued to account for share-based compensation under APB No. 25. Basic and diluted net income (loss) per share for the three and six months ended November 30, 2006 were not affected by the adoption of SFAS No. 123(R).

The following table summarizes employee stock-based compensation expense related to stock options under SFAS No. 123(R) for the three and six months ended November 30, 2006, which was allocated as follows:

	Three Months Ended November 30, 2006	Six Months Ended November 30, 2006
Employee stock-based compensation expense included in:
Selling, general and administrative	$194,000	$1,770,000

Employee stock-based compensation expense related to employee stock options	$194,000	$1,770,000

Recent Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 (“FIN 48”). This interpretation clarifies the application of SFAS No. 109, Accounting for Income Taxes, by defining criteria that an individual tax position must meet for any part of the benefit of that position to be recognized in a company’s financial statements and also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company expects to adopt FIN 48 on June 1, 2007. The Company is currently assessing the impact the adoption of FIN 48 will have on its condensed consolidated financial position and results of operations.

Patriot Scientific Corporation
Notes to Unaudited Condensed Consolidated Financial Statements

2. Restatement of Previously Issued Financial Statements

During fiscal 2006, the Company determined that the manner in which it historically accounted for the reset conversion feature and embedded put option of its convertible debentures issued during fiscal 2002 through fiscal 2005 was not in accordance with SFAS No. 133, as amended, and EITF Issue No. 00-19. The Company determined that the reset conversion feature was an embedded derivative instrument and that the conversion option was an embedded put option pursuant to SFAS No. 133. The accounting treatment of derivative financial instruments required that the Company record the derivatives and related warrants at their fair values as of the inception date of the convertible debenture agreements and at fair value as of each subsequent balance sheet date.  In addition, under the provisions of EITF Issue No. 00-19, as a result of entering into the convertible debenture agreements, the Company was required to classify all other non-employee warrants as derivative liabilities and record them at their fair values at each balance sheet date.  Any change in fair value was required to be recorded as non-operating, non-cash income or expense at each balance sheet date.  If the fair value of the derivatives was higher at the subsequent balance sheet date, the Company was required to record a non-operating, non-cash charge.  If the fair value of the derivatives was lower at the subsequent balance sheet date, the Company was required to record non-operating, non-cash income.  Accordingly, in connection with the restatement adjustments, the Company has appropriately reflected the non-operating, non-cash income or expense resulting from the changes in fair value. The Company had previously not recorded the embedded derivative instruments as liabilities and did not record the related changes in fair value.

In addition, the Company determined the manner in which it accounted for its interest in Phoenix Digital was not in accordance with appropriate accounting literature. Beginning in June 2005, the Company accounted for its interest in Phoenix Digital as a variable interest entity, as defined in FASB Interpretation 46(R). Accordingly, the accounts and transactions of Phoenix Digital were consolidated with those of the Company and the ownership interest of the other member of Phoenix Digital was presented as a minority interest in the condensed consolidated financial statements of the Company for the six month period ended November 30, 2005. The Company has reassessed its accounting for its interest in Phoenix Digital and after further consideration of FIN 46(R) and other authoritative literature, has corrected its accounting policy to account for its interest in Phoenix Digital in accordance with the equity method of accounting for investments, as the Company did not have a controlling financial interest in Phoenix Digital and determined that it was not the primary beneficiary of the relationship.

Patriot Scientific Corporation
Notes to Unaudited Condensed Consolidated Financial Statements

Restatement of Previously Issued Financial Statements, continued

The following tables present a summary of the effects of the restatement adjustments on the Company's condensed consolidated statements of operations and cash flows for the three and six month periods ended November 30, 2005:

	Condensed Consolidated Statement of Operations
Three months ended November 30, 2005	As Previously Reported	Adjustments	As Restated

Selling, general and administrative expense	$1,623,692	$(966,354)	$657,338
Total operating expense	$1,733,245	$(966,354)	$766,891
Operating loss	$(1,723,043)	$966,354	$(756,689)
Other income	$80,918	$(21,160)	$59,758
Change in fair value of warrant and derivative liabilities	$-	$1,181,356	$1,181,356
Equity in loss of affiliated company	$-	$(472,596)	$(472,596)
Total other income (expense)	$(31,249)	$687,600	$656,351
Loss before minority interest in income of consolidated entity and income taxes	$(1,754,292)	$1,653,954	$(100,338)
Minority interest in loss of consolidated entity	$479,596	$(479,596)	$-)
Net loss	$(1,274,696)	$1,174,358	$(100,338
LOSS PER COMMON SHARE:
Basic	$-	$-	$-
Diluted	$-	$-	$-

	Condensed Consolidated Statement of Operations
Six months ended November 30, 2005	As Previously Reported	Adjustments)	As Restated
Selling, general and administrative expense	$3,299,411	$(1,479,677	$1,819,734
Settlement and license expense	$3,855,132	$(1,937,078)	$1,918,054
Total operating expense	$7,352,803	$(3,416,755)	$3,936,048
Operating income	$2,667,469	$3,416,755	$6,084,224
Other income (expense)	$134,375	$(40,727)	$93,648
Change in fair value of warrant and
derivative liabilities	$-	$2,261,155	$2,261,155
Equity in loss of affiliated company	$-	$(720,165)	$(720,165)
Total other income (expense)	$(180,276)	$1,500,263	$1,319,987
Income before minority interest in income of consolidated entity and income taxes	$2,487,193	$4,917,018	$7,404,211
Minority interest in loss of consolidated entity	$720,165	$(720,165)	$-
Income before income taxes	$3,207,358	$4,196,853	$7,404,211
Provision for income taxes	$(40,000)	$40,000	$-
Net income	$3,167,358	$4,236,853	$7,404,211
INCOME PER COMMON SHARE:
Basic	$0.01	$0.01	$0.02
Diluted	$0.01	$0.01	$0.02

Patriot Scientific Corporation
Notes to Unaudited Condensed Consolidated Financial Statements

Restatement of Previously Issued Financial Statements, continued
	Condensed Consolidated Statement of Cash Flows
Six months ended November 30, 2005	As Previously Reported	Adjustments	As Restated
Net income	$3,167,358	$4,236,853	$7,404,211
Equity in loss of affiliated company	$-	$720,165	$720,165
Change in fair value of derivative liabilities	$-	$(2,261,155)	$(2,261,155)
Net gain related to warrant re-pricing, reconveyance and issuance	$-	$(538,208)	$(538,208)
Issuance of stock, options and warrants for services and other	$206,250	$(125,000)	$81,250
Expense related to extension of expiration date of stock options	$-	$125,000	$125,000
Non-cash interest expense related to warrant repricing and issuance	$1,397,491	$(1,397,491)	$-
Loss in consolidated entity allocated to minority Interest	$(720,165)	$720,165	$-
Changes in accounts payable and accrued liabilities	$(193,321)	$11,859	$(181,462)
Net cash provided by operating activities	$5,599,465	$1,440,330	$7,039,795
Investment in affiliated company	$-	$(2,000,000)	$(2,000,000)
Net cash provided by (used in) investing activities	$83,960	$(2,000,000)	$(1,916,040)
Minority interest investment in consolidated entity	$2,000,000	$(2,000,000)	$-
Net cash provided by financing activities	$2,204,131	$(2,000,000)	$204,131
Net increase in cash and cash equivalents	$7,887,556	$(2,559,670)	$5,327,886
Cash and cash equivalents, end of period	$8,478,982	$(2,559,670)	$5,919,312

3. License Agreements

In February 2005, the Company entered into two separate licensing agreements with one customer for the Company’s patent portfolio and Ignite microprocessor technology. The aggregate amount of the two licenses was $3,050,000, of which $2,950,000 was for licensing fees and $100,000 was for maintenance services. Maintenance under the agreement is expected to be provided over a period not to exceed four years. Maintenance revenue recognized during the three months ended August 31, 2006 was $6,250. The payment terms of the agreements required aggregate payments of $300,000 at the time of execution, three quarterly payments of $750,000 each on April 1, August 15, and November 15, 2005 and one final payment of $500,000 on February 15, 2006. The $500,000 payment due on February 15, 2006 was paid in March 2006. Total payments received in fiscal 2005 amounted to $1,050,000 and total payments received in fiscal 2006 amounted to $2,000,000. The agreements also provide for the future payment of royalties to the Company based on sales of product using the Ignite licensed technology. In connection with this license agreement, the Company became obligated to the former co-inventor of the patent portfolio technology for $207,600 pursuant to a July 2004 agreement under which the Company was obligated to pay a percentage of licensed proceeds to the co-inventor. The amount due was payable in four installments of $51,900; $54,063 remains outstanding at November 30, 2006, and is included in accrued contingency fee payable. The co-inventor of the patent portfolio technology filed a lawsuit against the Company (see Note 8 for more information). In December 2006, the lawsuit was settled in principle through mediation and as of the date of this filing, the settlement terms have not been finalized. The Company has accrued an additional amount of $6,300,000 consisting of potential cash and stock settlements relating to the mediation agreement.

4. Investment in Debt Securities

On November 22, 2006, the Company entered into a 120 day revolving line of credit with Holocom Networks (“Holocom”) for a maximum amount of $700,000. The line of credit is collateralized by the patents and trademarks of Holocom Networks. On the date of origin, the Company advanced Holocom Networks $350,000 and on December 5, 2006 the Company advanced $170,000 under terms of the agreement. The line carries a floating interest rate which is defined as 2% above the prime rate as announced by Bank of America. At November 30, 2006, the interest rate on the note was 10.25%.

Patriot Scientific Corporation
Notes to Unaudited Condensed Consolidated Financial Statements

The borrower is required to make minimum monthly payments on the line consisting of unpaid and accrued interest on the first day of the month following the initial advance.

At the time of this filing, the Company was in negotiations with representatives of the management and the investors of Holocom Networks that were expected to lead to the conversion of the Company’s cash advances under the line of credit to an equity investment in a reorganized Holocom entity. Further advances in connection with the Holocom investment are anticipated. The Company is accounting for its investment in debt at cost. The Company monitors the value of its investment in debt for indicators of impairment, including changes in market conditions and /or the operating results of its underlying investment that may result in the inability to recover the carrying value of the investment. The Company will record an impairment charge if and when it believes the investment has experienced a decline that is other than temporary. At November 30, 2006, the Company has determined that there is no impairment of its investment in debt securities.

5. Investment in Affiliated Company/License Agreement

On June 7, 2005, the Company entered into a Master Agreement (the “Master Agreement”) with Technology Properties Limited Inc., a California corporation (“TPL”), and Charles H. Moore (“Moore”), the co-inventor of certain of the Company’s technology, pursuant to which the Company and Moore resolved all legal disputes between them. Pursuant to the Master Agreement, the Company and TPL entered into the Limited Liability Company Operating Agreement of Phoenix Digital Solutions, LLC (the “LLC Agreement”) into which the Company and Moore contributed their rights to certain of the Company’s technologies. The Company believes, based upon consultation with its attorneys, it was not required by applicable law or other existing agreements to obtain approval for the contribution of the license rights to Phoenix Digital from stockholders or any parties other than its various warrant holders.

The Company and TPL each own 50% of the membership interests of Phoenix Digital, and each have the right to appoint one member of the three-member management committee. The two appointees are required to select a mutually acceptable third member of the management committee. Pursuant to the LLC Agreement, the Company and TPL agreed to establish a working capital fund for Phoenix Digital of $4,000,000, of which the Company’s contribution was $2,000,000. The working capital fund increases to a maximum of $8,000,000 as license revenues are achieved. The Company and TPL are obligated to fund future working capital requirements at the discretion of the management committee of Phoenix Digital in order to maintain working capital of not more than $8,000,000. Neither the Company nor TPL is required to contribute more than $2,000,000 in any fiscal year. Distributable cash and allocation of profits and losses will be allocated to the members in the priority defined in the LLC Agreement. Phoenix Digital has committed to pay a quarterly amount ranging between $500,000 and $1,000,000 (based upon a percentage of the working capital fund balance of Phoenix Digital) for supporting efforts to secure licensing agreements by the other member on behalf of Phoenix Digital. During the six months ended November 30, 2006, Phoenix Digital paid $1,968,000 to TPL pursuant to this commitment.

The Company is accounting for its investment in Phoenix Digital under the equity method of accounting, and accordingly has recorded its 50% share of Phoenix Digital’s net income of $18,744,991 during the six months ended November 30, 2006 as an increase in its investment. Cash distributions of $15,099,267 received from Phoenix Digital during the six months ended November 30, 2006 have been recorded as a reduction in the Company’s investment. The Company’s investment in Phoenix Digital is $7,598,638 at November 30, 2006 and has been recorded as “Investment in Affiliated Company”. The Company has recorded its 50% share of Phoenix Digital’s net income (loss) as “Equity in Earnings of Affiliated Company” in the accompanying condensed consolidated statements of operations for the six months ended November 30, 2006 and 2005.

Patriot Scientific Corporation
Notes to Unaudited Condensed Consolidated Financial Statements

Investment in Affiliated Company/License Agreement , continued

Concurrently with forming Phoenix Digital, the Company entered into a license agreement with a third party pursuant to which it received $10,000,000, which amount was recorded as license revenue during the quarter ended August 31, 2005. In connection with entering into the license agreement and forming Phoenix Digital, the Company incurred various cash and non-cash expenses. Direct, incremental cash costs incurred with the transactions included $170,000 paid to a committee of the Company’s board of directors for their efforts in consummating the transactions, approximately $1,328,000 paid to certain of the Company’s warrant holders to obtain their approval of the agreement and release of their lien and blocking rights. Additionally, $960,000 was paid to the former co-inventor of the technology.

The Company also granted new warrants and agreed to re-price other outstanding warrants in order to obtain the necessary approvals from certain security interest holders as well as to obtain the release of their security interests in the Company’s intellectual property, and to finalize the LLC Agreement. The Company granted a warrant to TPL to acquire up to 3,500,000 shares of the Company’s common stock at a per share price of $0.125. The warrant has a term of seven years. At the date of grant, the right to acquire 1,400,000 common shares vested. The right to acquire the remaining 2,100,000 shares will vest in 700,000 increments only upon the Company’s common stock attaining a per share stock price of $0.50, $0.75 and $1.00. On February 21, 2006, February 22, 2006 and March 1, 2006 the rights to acquire the remaining 700,000 share increments vested as the Company’s stock price reached $0.50, $0.75 and $1.00, respectively. As additional consideration to the warrant holders for providing approval for the transaction, the Company agreed to reset the per share exercise price of approximately 35,000,000 warrants to $0.015 for which the warrant holders also conveyed other warrants to acquire 12,000,000 shares back to the Company. Further, the Company issued additional warrants to acquire approximately 290,000 shares of the Company’s common stock at a per share price of $0.03. The warrants issued and re-priced were valued using a Monte Carlo simulation model and the following assumptions: volatility of 101% to 229%, no dividends, risk-free interest rates of approximately 3.5% to 5.1%, and contractual terms ranging from two to seven years. The fair value of the warrants issued and re-priced in excess of previously recorded expense was approximately $83,000 and the fair value of the reconveyed warrants was approximately $622,000. These amounts, together with the direct, incremental cash costs previously described, are recorded as an expense and included in settlement and license expense in the three months ended August 31, 2005.

During the six months ended November 30, 2006, Phoenix Digital entered into licensing agreements with third parties, pursuant to which it received aggregate proceeds of $32,699,000. License proceeds of $8,850,000 relating to an additional license agreement signed in November 2006 are to be received in January 2007. Phoenix Digital has recorded this amount as a license receivable. During December 2006, Phoenix Digital entered into licensing agreements with aggregate proceeds of $7,320,000.

The condensed balance sheet and statement of income of Phoenix Digital at November 30, 2006 and for the six months then ended are as follows:
   Condensed Balance Sheet

ASSETS:
Cash	$7,731,427
License fees receivable	8,850,000
Prepaid expenses	15,000
Total assets	$16,596,427
LIABILITIES AND MEMBERS’ EQUITY:
Accounts payable	$1,172,314
Members’ equity	15,424,113
Total liabilities and members’ equity	$16,596,427

Patriot Scientific Corporation
Notes to Unaudited Condensed Consolidated Financial Statements

Investment in Affiliated Company/License Agreement, continued

Condensed Statement of Income

Revenues	$41,549,000
Operating expenses	4,271,666
Operating income	37,277,334
Interest income	212,648
Net income	$37,489,982

6. Convertible Debentures

From fiscal 2002 through fiscal 2005, the Company raised approximately $5,400,000 through the issuance of convertible debentures, having stated interest rates ranging from 8% to 12%, to a limited group of investors. The convertible debentures entitled the debenture holders to convert the principal, and any accrued interest thereon, into shares of the Company’s common stock for up to two years from the date of issuance.

The debentures were initially convertible into shares of common stock at conversion prices ranging from approximately $0.02 to $0.10 per share. The debentures contained provisions which allowed for the conversion rate to be reset on a periodic basis based on a comparison of the market price of the Company's common stock to the conversion price of the debentures. On those measurement dates where the market price was less than the conversion rate, a new conversion rate was set based on a weighted average of the market price for the ten days prior to the reset measurement date. As of May 31, 2005, the reset conversion rate on debentures outstanding ranged from $0.02 to $0.04.

Concurrent with the issuance of the convertible debentures, the Company issued to the debenture holders warrants to purchase shares of the Company's common stock. These warrants are exercisable for five years from the date of issuance at either initial negotiated exercise prices or prices equal to 115% of the volume weighted average price for our common stock for the ten days previous to the debenture date. The warrant exercise price is generally subject to being reset on each six-month anniversary of its issuance; however, if the warrant holder elects to have the warrant shares registered, then the exercise price is fixed at the price in effect on the date of the election.

Except for one debenture issued on March 23, 2004, the Company is responsible for registering the resale of the shares of its common stock which will be issued on the conversion of the debentures. As of May 31, 2005, there were six registration statements. The convertible debentures were secured by substantially all assets of the Company.

The terms of the convertible debentures included certain features that were considered embedded derivative financial instruments, such as the conversion feature and a reset conversion feature which provided for a conversion of the debentures into shares of the Company’s common stock at a rate which was determined to be variable. Because the debentures were not conventional convertible debt, the Company was also required to record the related warrants at their fair values. The total of the derivative and warrant liabilities at May 31, 2005 was $9,274,712, consisting of the fair value of the conversion feature and reset feature of $3,602,365 and the fair value of the warrants of $4,029,634. In addition, under the provisions of EITF Issue No. 00-19, as a result of entering into the convertible debenture agreements, the Company was required to classify all other non-employee warrants as derivative liabilities and record them at their fair values at each balance sheet date. The total fair value of the non-employee warrants at May 31, 2005 was $1,642,713.

During the six months ended November 30, 2005, the value of the warrant and derivative liabilities decreased by $2,261,155, which is reflected as a component of other income (expense) in the accompanying condensed consolidated statements of operations.

Convertible Debentures, continued

During the three months ended August 31, 2005, holders of debentures with a principal balance of $132,500 converted their debentures, together with accrued interest thereon of approximately $6,000, into 8,295,789 shares of the Company’s common stock. No shares were converted during the three-month period ended November 30, 2005. As of May 31, 2006, all outstanding debentures were repaid or converted into shares of the Company’s common stock. As a result of the settlement of the remaining debentures during 2006, the Company reclassified $6,743,935 related to the fair values of all outstanding warrants at the date of settlement to additional paid-in capital.

Patriot Scientific Corporation
Notes to Unaudited Condensed Consolidated Financial Statements

The following table presents the status and activity of the Company’s convertible debentures as of May 31, 2006:

				Conversion Prices
Series	Dates of Issuance	Original Principal	Principal Balance at May 31, 2006	Initial	Reset	Effective Registration Date	Shares Converted as of May 31, 2006	Warrant Shares Issued
A	4/23/02- 6/10/02	$1,000,000	$-	$0.08616- 0.10289	$0.04190- 0.04457	10/29/2002	24,099,548	12,859,175

B	8/23/02- 1/24/03	605,000	-	0.05126- 0.0727	0.04381- 0.04722	3/7/2003	14,777,350	11,234,835

C	3/24/02- 6/9/03	510,000	-	0.041- 0.065	0.041- 0.065	6/26/2003	10,470,554	9,377,943

D	8/1/03- 10/21/03	547,500	-	0.0172- 0.048	0.0172- 0.0477	11/18/2003	25,178,803	22,455,355

E	12/1/03- 5/11/04	1,527,500	-	0.0267- 0.10	0.0267- 0.10	6/7/2004	46,794,618	30,395,392

F	3/23/04	723,168	-	0.09	0.09	Not Registered	20,877,430	8,035,192

G	9/28/04- 1/17/05	232,500	-	0.016710- 0.04	0.01670- 0.04	5/22/2006	8,267,358	8,259,678

G	11/17/04- 11/18/04	257,500	-	0.016710- 0.04	0.01670- 0.04	Not Registered	14,107,672	13,431,137

		$5,403,168	-				164,573,333	116,048,707

No convertible debentures or warrants in connection with convertible debentures were issued during the year ended May 31, 2006.

The Company recorded the fair value of the derivative instruments and warrants as a debt discount which was amortized to interest expense over the term of the convertible debentures. During the six months ended November 30, 2005, the Company recorded interest expense of $280,801 related to the amortization of the debt discount.

7. Stockholders’ Equity

During July 2006, the Company commenced its Board of Director approved stock buyback program in which the Company repurchases its outstanding common stock from time to time on the open market. As part of the program the Company purchased 4,874,827 shares of its common stock at an aggregate cost of $4,024,395 during the six months ended November 30, 2006.

Stockholders’ Equity, continued

The following table summarizes equity transactions during the six months ended November 30, 2006:

	Common Stock
	Shares	Amounts	Additional Paid-in Capital	Accumulated Deficit	Treasury Stock

Balance June 1, 2006	366,199,765	$3,661	$69,551,981	$(58,728,091)	$-

Exercise of warrants and options at $0.02 to $0.40 per share	537,500	6	97,844	-	-
Cashless exercise of warrants	22,459,880	225	(225)	-	-
Extension of stock options previously issued to a consultant	-	-	324	-	-
Non-cash compensation	-	-	1,773,102	-	-
Repurchase of common stock for treasury	-	-	-	-	(4,024,395)
Net income	-	-	-	4,108,275	-
Balance November 30, 2006	389,197,145	$3,892	$71,423,026	$(54,619,816)	$(4,024,395)

Patriot Scientific Corporation
Notes to Unaudited Condensed Consolidated Financial Statements

Stock Options and Warrant Activity

As of November 30, 2006, 125,000 options were outstanding pursuant to our 1996 Stock Option Plan exercisable at a range of $0.07 to $0.08 per share expiring through 2009; 600,000 options were outstanding pursuant to our 2001 Stock Option Plan exercisable at a range of $0.07 to $0.86 per share expiring through 2011; 2,150,000 options were outstanding pursuant to our 2003 Stock Option Plan exercisable at a range of $0.05 to $0.17 per share expiring through 2011; and 2,050,000 options were outstanding pursuant to our 2006 Stock Option Plan exercisable at $0.70 per share expiring through 2011. Some of the options outstanding under these plans are not presently exercisable and are subject to meeting vesting criteria.

During the quarter ended August 31, 2006, we issued options to acquire 1,500,000 shares of our common stock at a per share price of $0.17 to an officer outside of the above referenced plans.

During the quarter ended November 30, 2006, we issued options to acquire 230,000 shares of our common stock at a per share price of $0.86 to employees pursuant to the 2001 Stock Option Plan.

During the six months ended November 30, 2006, directors exercised stock options to purchase 265,000 shares of common stock for aggregate proceeds of $25,600.

During the six months ended November 30, 2006, we recorded $1,773,102 of non cash compensation expense related to stock options issued and vesting of stock options and warrants previously granted.

As of November 30, 2006, we had warrants outstanding to purchase 29,921,015 common shares at exercise prices ranging from $0.02 to $1.00 per share, expiring at various dates through 2012. Some of those outstanding warrants were not exercisable as of November 30, 2006 as they are subject to meeting vesting criteria. During the six months ended November 30, 2006, we issued no warrants to purchase shares of common stock, investors exercised warrants to purchase 272,500 shares of common stock for proceeds of $72,250 and the Company had investors exercise warrants of 22,732,380 to purchase 22,459,880 shares of common stock on a cashless basis.

In connection with a previous debt agreement, the Company entered into an Antidilution Agreement (the “Antidilution Agreement”) with Swartz Private Equity, LLC (“Swartz”) wherein the Company was obligated to issue to Swartz warrants equal to 11% of the common stock issued between January 28, 2002 and March 11, 2002, 20% of the common stock issued between March 12, 2002 and April 1, 2003, and after April 1, 2003, 30% of the common stock issued to any parties other than Swartz. There were no warrants issued during the three month periods ended August 31, 2006 and 2005, nor were warrants issued during September 2006, in connection with the Antidilution agreement. On October 10, 2006, the Company entered into an Approval Rights Agreement and

Stockholders’ Equity, continued

Termination of Antidilution Agreement and Addendum to Warrants (the “Termination Agreement”) with Swartz to terminate the Antidilution Agreement. In consideration for entering into the Termination Agreement, the Company agrees to obtain Swartz’s written approval at least 30 days prior to entering into (i) any acquisition of any business entity or asset of any kind where the aggregate number of shares of common stock and derivative securities (on a fully diluted basis) issued as consideration for the acquisition equals or exceeds 10% of the number of shares of common stock of the Company outstanding at the time of the acquisition (on a fully diluted basis) or (ii) any acquisition (regardless of size) by the Company of any business entity or asset of any kind that is not unanimously approved by the Company’s board of directors.

Patriot Scientific Corporation
Notes to Unaudited Condensed Consolidated Financial Statements

8. Commitments and Contingencies

Litigation

Beatie and Osborne, LLP v. Patriot Scientific Corporation

Beatie and Osborne, LLP is a New York law firm that formerly represented the Company in the Inventorship Litigation and the Infringement Litigation. On March 8, 2005, Beatie and Osborne were disqualified by United States District Judge Jeremy Fogel in the Inventorship Litigation. Beatie and Osborne thereafter withdrew from the representation of the Company in the Infringement Litigation. Beatie and Osborne initiated litigation in the Supreme Court of New York on June 8, 2005 claiming breach of contract, quantum merit, and unjust enrichment and alleging claims against the Company, and former Company representatives, Jeffrey Wallin and Lowell Giffhorn, for fraud and interference with contractual relationship. Beatie and Osborne claimed a contingency fee under the terms of its contingency fee agreement with respect to licensing agreements entered into, and possibly with respect to license agreements to be entered into, by the Company. The Company caused a removal of the Beatie and Osborne lawsuit to the United States District Court for the Southern District of New York and moved to transfer the action to the Southern District of California. The transfer motion was denied on May 9, 2006, but Wallin and Giffhorn were ordered dismissed from the action at that time. The circumstances of the disqualification of Beatie and Osborne in the Inventorship Litigation and its withdrawal from the Infringement Litigation were claimed by the Company to have worked a forfeiture of any rights in Beatie and Osborne to a contingency fee of any kind. In July 2006, the Company and Beatie and Osborne reached a settlement agreement whereby the Company paid Beatie and Osborne $340,000 and Beatie and Osborne retained $96,000 of the Company's funds in its possession through a retainer account. This settled the case in full.

Patriot Scientific Corporation v. Russell Fish

On April 6, 2006, we filed a declaratory relief lawsuit against Russell Fish and The Fish Family Trust in the United States District Court for the Southern District of California.  As a consequence of licensing agreements entered into by or on behalf of Patriot, by Patriot's previous management, Mr. Fish presented demands for payment by us under his July 2004 agreement related to the Inventorship Litigation.  We contended that Mr. Fish had been paid all sums that may have been owed to him.  Our action sought declaratory relief that no further sums were owed to Mr. Fish.  Also, on April 6, 2006, Fish and, later, Robert Anderson, allegedly as trustee of The Fish Family Trust, filed a lawsuit against the Company in the District Court of Dallas County, Texas.  The case was subsequently removed to the United States District Court for the Northern District of Texas.  The lawsuit was based on an alleged breach of the contract entered into on July 27, 2004 and sought enforcement of the contract or damages.  The California action was transferred to the Northern District of Texas.  Mediation commenced on September 11, 2006.  In December 2006, the Fish lawsuit was settled in principle through mediation. Settlement terms have not been finalized as of this filing date nor is there an executed settlement agreement in place.  In light of the mediation and after consulting with counsel, we feel we are close to a settlement agreement even though there is no guarantee that that will take place nor is it enforceable until an agreement has been signed.  As a result, during the six months ended November 30, 2006, the Company recorded $6,300,000 of settlement and license expense relating to the mediation agreement with Fish.  The amount consists of $3,000,000 to be paid in cash and 5,500,000 million shares of stock at an average price of $0.60 per share.  In addition to those terms, the mediation terms further provide the Company will pay Fish the equivalent of 4% of 50% of the next $100 million of gross license fees as they are collected by Phoenix Digital and as distributions are made to Patriot, after excluding the first $20 million collected by Phoenix Digital after December 1, 2006. Patriot's commitment to make payments to Fish related to such future license revenues will not exceed $2 million.

Patriot Scientific Corporation
Notes to Unaudited Condensed Consolidated Financial Statements

Lowell Giffhorn Arbitration

On September 23, 2005, Lowell Giffhorn, a former executive officer and a former director of Patriot, submitted a demand for arbitration with the American Arbitration Association related to the termination of Mr. Giffhorn's employment with the Company. Mr. Giffhorn asserts that the termination of his employment with the Company was unlawful, retaliatory, wrongful, violated public policy, violated the covenant of good faith and fair dealing and violated securities laws. Mr. Giffhorn has demanded damages of approximately $4,500,000 (excluding claims for punitive damages and attorneys fees). The Company denies the allegations and believes the claims to be frivolous and totally devoid of merit. The Company has retained litigation counsel and intends to vigorously defend the claims. The amount, if any, of ultimate liability with respect to the foregoing cannot be determined. Despite the inherent uncertainties of litigation, the Company at this time does not believe that Mr. Giffhorn's claim will have a material adverse impact on its financial condition, results of operations, or cash flows.

Patent Litigation

Pursuant to the joint venture that the Company entered into in June 2005 with Technology Properties Ltd. (in settlement of inventorship/ownership litigation between the parties, and in return for a 50-50 sharing of net licensing and enforcement revenues), the Company granted Technology Properties Ltd. (TPL) the complete and exclusive right to enforce and license its microprocessor patent portfolio. The Company then dismissed its patent infringement claims against Fujitsu Computer Systems, Inc.; Matsushita Electric Corporation of America; NEC Solutions (America) Inc.; Sony Electronics Inc.; and Toshiba America Inc., which had been pending in the Federal District Court for the Northern District of California. Thereafter, TPL, on behalf of the TPL/Patriot joint venture and Patriot, filed patent infringement actions against the foregoing defendants (except Sony) in the Federal District Court for the Eastern District of Texas, which litigation is currently pending. Litigation is not currently pending with regard to Fujitsu.

In February 2006, a license agreement was entered into with Fujitsu Corporation regarding the Company's patent portfolio, and in connection with that transaction, litigation involving Fujitsu and TPL and the Company in both California and Texas was dismissed. A Claims Construction Hearing is scheduled on May 3, 2007 in district court.

Profit Sharing Plan

The Company has a savings and profit-sharing plan that allows participants to make contributions by salary reduction pursuant to Section 401(k) of the Internal Revenue Code. At the Company’s discretion, the Company may match contributions at 20% of the employee’s contribution up to 6% of the employee’s salary. The Company contributions are vested 20% per year beginning with the first year of service. The Company made no matching contributions to the plan in fiscal 2006. On December 31, 2005, the Company terminated the plan.

401(k) Plan

In January 2006, the Company adopted a retirement plan that complies with Section 401(k) of the Internal Revenue Code. All employees are eligible to participate in the plan. The Company matches 50% of each participant’s voluntary contributions, subject to a maximum contribution of 6% of the participant’s compensation. Participants fully vest in the Company’s contributions after three years of vesting service. The Company’s matching contributions for the six months ended November 30, 2006 were $5,607.

Commitments and Contingencies, continued

Employment Contract

During the quarter ended August 31, 2005, the Company terminated two of its officers, each of whom had an employment contract with the Company. One of the officers agreed to accept as severance approximately $150,000 and to have the maturity date of options held by him extended for one year. Further, the Company agreed to accelerate the vesting of all outstanding options held by the officer and to extend their term to June 2006. The Company recorded an expense of approximately $125,000 related to this option modification in the quarter ended August 31, 2005.

Patriot Scientific Corporation
Notes to Unaudited Condensed Consolidated Financial Statements

The Company has not reached an agreement with the other officer; however, it accrued approximately $50,000 during the three-month period ended August 31, 2005 for amounts which it believes may be due to this individual. The former officer has filed a complaint against the Company seeking arbitration and claiming he is owed approximately $4,500,000 (see above). The Company believes the claim is without merit and intends to vigorously defend itself.

Guarantees and Indemnities

The Company has made certain guarantees and indemnities, under which it may be required to make payments to a guaranteed or indemnified party. The Company indemnifies its directors, officers, employees and agents to the maximum extent permitted under the laws of the State of Delaware. In connection with its facility leases, the Company has indemnified its lessors for certain claims arising from the use of the facilities. The duration of the guarantees and indemnities varies, and in many cases is indefinite. These guarantees and indemnities do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. Historically, the Company has not been obligated to make any payments for these obligations and no liabilities have been recorded for these guarantees and indemnities in the accompanying condensed consolidated balance sheets.

9. Subsequent Events

During the period December 1, 2006 through January 12, 2007, Phoenix Digital entered into license agreements with third parties, with aggregate proceeds totaling $7,320,000.

On December 20, 2006, the Company received proceeds of $1,950 from the issuance of 25,000 shares of common stock in connection with the exercise of stock options by a director.

During December 2006 and January 2007, the Company purchased 3,132,500 shares of its common stock at an aggregate cost of $1,960,305 under its stock buyback program.

As stated in Notes 3 and 8 above, during December 2006, the Fish lawsuit was settled in principle through mediation. Settlement terms have not been finalized as of this filing date nor is there a settlement agreement in place.  Please see Notes 3 and 8 for more information.

Until the completion of the resale of the common stock included in this Prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

 Table of Contents

Prospectus Summary	1
Risk Factors	1
Plan of Distribution	4
Selling Shareholders	5
Our Company	6
Available Information	7
Business	7
Use of Proceeds	15
Legal Proceedings	15
Management’s Discussion and Analysis of
Financial Condition and Results of Operations	17
Selected Financial Information	27
Management	29
Executive Compensation	32
Security Ownership of Certain Beneficial Owners
and Management	34
Market for Common Equity and Related
Stockholder Matters	37
Description of Securities	37
Changes in and Disagreements with Accountants
on Accounting and Financial Disclosure	38
Legal Opinion	39
Experts	39
Index to Financial Statements	F-1

The Resale of
18,810,108 Shares
of
Common Stock
Offered by
Shareholders

PATRIOT SCIENTIFIC CORPORATION

PROSPECTUS

Subject to Completion, February 28, 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

Pursuant to the Company’s Certificate of Incorporation, and as permitted by Section 145 of the General Corporation Law of Delaware, the Company may indemnify its directors and officers under certain circumstances against reasonable expenses (including court costs and attorney’s fees), judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director, officer, employee, or agent of the Company if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Thus, the indemnification provisions will protect officers and directors from liability only if the officer or director meets the applicable standard of conduct and the Company has the financial ability to honor the indemnity.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Expenses payable in connection with the registration and distribution of the securities being registered hereunder, all of which will be borne by the Registrant, are as follows:

Registration Fee - Securities and Exchange Commission	$1,994
Printing and Engraving	1,000*
Legal Fees and Expenses	15,000*
Accounting Fees	15,000*
Blue Sky Fees and Expenses	1,000*

Total	$33,994

*	Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

We offered and sold the following common stock, either for cash or in consideration of services rendered as indicated below, and common stock warrants without registration under the Securities Act of 1933, as amended, and exemption for such sales from registration under the Act is claimed in reliance upon the exemption provided by Section 4(2) thereof on the basis that such offers and sales were transactions not involving any public offering. Appropriate precautions against transfer have been taken, including the placing of a restrictive legend on all certificates evidencing such securities. All such sales were effected without the aid of underwriters, and no sales commissions were paid.

Common Stock

Name	Date of Sale	Number of Shares	Aggregate Purchase Price	Purchase Price Per Share
John Laws	January 21, 2003	98,039	5,000	0.05 Cash
REC Music Foundation	February 3, 2003	400,000	12,000	0.03 Cash
John Castellano	February 3, 2003	138,889	5,000	0.04 Cash
Lyle Armstrong	February 7, 2003	125,000	4,500	0.04 Cash
Lyle Armstrong	February 13, 2003	88,889	3,000	0.03 Cash
Red Oak Inc.	February 13, 2003	59,259	2,000	0.03 Cash
Orrin Noling	February 24, 2003	162,338	5,000	0.03 Cash
Michael Korbiak	March 3, 2003	155,807	5,500	0.04 Cash
Lyle Armstrong	August 1, 2003	44,118	1,500	0.03 Cash
Red Oak Inc.	August 1, 2003	44,118	1,500	0.03 Cash
Red Oak Inc.	August 20, 2003	100,000	3,000	0.03 Cash
REC Music Foundation	August 26, 2003	1,000,000	25,000	0.03 Cash
Red Oak Inc.	September 16, 2003	64,516	2,000	0.03 Cash
Dean Gullick	September 23, 2003	181,333	5,440	0.03 Cash
Lydon Inc.	September 30, 2003	67,667	2,000	0.03 Cash
Red Oak Inc.	October 31, 2003	100,000	3,300	0.03 Cash
Red Oak Inc.	November 25, 2003	100,000	3,300	0.03 Cash
Red Oak Inc.	January 27, 2004	100,000	3,400	0.03 Cash
Hawk Associates, Inc.	January 5, 2004	700,000	30,252	0.04 Services
Hawk Associates, Inc.	February 3, 2004	300,000	14,800	0.05 Services
Hawk Associates, Inc.	April 21, 2004	126,496	14,800	0.12 Services
Hawk and Associates	August 2, 2004	296,000	14,800	0.05 Services
Red Oak Inc.	October 20, 2004	125,000	3,250	0.03 Cash
Hawk and Associates	January 10, 2005	500,000	44,000	0.09 Services
AMD Corporation	February 4, 2005	4,500,000	430000	0.10 Cash

Warrants

Name	Date of Issuance	Number of Shares	Initial Exercise Price Per Share	Expiration Date
Swartz Private Equity	January 1, 2003	2,804,719	0.05400	April 1, 2011
Lincoln Ventures	January 24, 2003	3,000,000	0.05444	April 1, 2011
Lincoln Ventures	March 24, 2002	3,963,414	0.04100	April 1, 2011
Swartz Private Equity	April 1, 2003	621,512	0.04080	April 1, 2011
Lincoln Ventures	April 15, 2003	222,222	0.04500	April 1, 2011
Lincoln Ventures	May 20, 2003	2,884,615	0.06500	April 1, 2011
Lincoln Ventures	June 9, 2003	2,307,692	0.06500	April 1, 2011
Hawk Associates	June 16, 2003	200,000	0.06000	June 16, 2008
Hawk Associates	February 6, 2006	100,000	0.20000	February 6, 2011
Hawk Associates	February 21, 2006	100,000	0.50000	February 21, 2011
Hawk Associates	March 1, 2006	100,000	1.00000	March 1, 2011
Swartz Private Equity	July 1, 2003	193,333	0.05720	April 1, 2011
James Zolin	August 1, 2003	520,833	0.04800	August 1, 2008
Victor Gabourel	August 1, 2003	520,833	0.04800	August 1, 2008
Richard Daniels	August 1, 2003	520,833	0.04800	August 1, 2008
Lincoln Ventures	October 21, 2003	2,142,857	0.03500	April 1, 2011
Charles Merk	December 1, 2003	641,026	0.03900	December 1, 2008
Stan Caplan	February 2, 2004	375,000	0.04000	February 2, 2009
Wayne Opperman	February 2, 2004	1,250,000	0.04000	February 2, 2009
James Gamble	February 2, 2004	125,000	0.04000	February 2, 2009
Steven Pratt	February 2, 2004	250,000	0.04000	February 2, 2009
Donald Opperman	February 2, 2004	250,000	0.04000	February 2, 2009
Gary Leikam	February 2, 2004	125,000	0.04000	February 2, 2009
Adnan Aladray	February 2, 2004	250,000	0.04000	February 2, 2009
Nazeah Aladray	February 2, 2004	125,000	0.04000	February 2, 2009
LaRiccia Trust	February 2, 2004	250,000	0.04000	February 2, 2009
James & Josephine Zolin	February 2, 2004	750,000	0.04000	February 2, 2009
James Zolin	February 2, 2004	125,000	0.04000	February 2, 2009
Victor Gabourel	February 2, 2004	625,000	0.04000	February 2, 2009
Ed Kashou	February 2, 2004	500,000	0.04000	February 2, 2009
Ed Kashou	February 2, 2004	1,000,000	0.04000	February 2, 2009
Dan Vincent	February 2, 2004	125,000	0.04000	February 2, 2009
Richard Daniels	February 2, 2004	750,000	0.04000	February 2, 2009
Stan Caplan	February 2, 2004	750,000	0.04000	February 2, 2009
Barbara Opperman	February 2, 2004	250,000	0.04000	February 2, 2009
Leo Correia	February 2, 2004	250,000	0.04000	February 2, 2009
Mt. Savage Productions	April 26, 2004	1,000,000	0.10000	April 26, 2009
Wayne Opperman	September 28, 2004	1,250,000	0.04000	September 28, 2009
Wayne Opperman	November 16, 2004	1,600,000	0.02500	November 16, 2011
James & Josephine Zolin	November 16, 2004	1,600,000	0.02500	November 16, 2011
Victor Gabourel	November 16, 2004	1,600,000	0.02500	November 16, 2011
Richard Daniels	November 16, 2004	1,000,000	0.02500	November 16, 2011
Lincoln Ventures LLC	November 17, 2004	9,431,137	0.01670	April 1, 2011
Lincoln Ventures LLC	November 18, 2004	4,000,000	0.02500	April 1, 2011
Stan Caplan	December 9, 2004	806,452	0.03100	December 9, 2011
Daniel Nunes	January 17, 2005	403,226	0.03100	January 17, 2012
TPL	June 15, 2005	3,500,000	0.12500	June 15, 2012
Lincoln Ventures LLC	February 9, 2006	7,000,000	0.0775	April 1, 2011

Name	Date of Sale	Amount	Initial Conversion Price
Lincoln Ventures	1/24/2003	$ 150,000	$ 0.05500
Lincoln Ventures	3/24/2003	162,500	0.04100
Stan Caplan	4/15/2003	10,000	0.04500
Lincoln Ventures	5/20/2003	187,500	0.06500
Lincoln Ventures	6/9/2003	150,000	0.06500
James Zolin	8/1/2003	25,000	0.04800
Victor Gabourel	8/1/2003	25,000	0.04800
Richard Daniels	8/1/2003	25,000	0.04800
Lincoln Ventures	8/5/2003	120,000	0.01720
Lincoln Ventures	9/22/2003	202,500	0.01720
Lincoln Ventures	10/21/2003	75,000	0.03500
Short term Convertible
James Zolin	9/30/2003	15,000	0.04000
Josephine Zolin	9/30/2003	15,000	0.04000
Wayne Opperman	9/30/2003	20,000	0.04000
Richard Daniels	9/30/2003	25,000	0.04000
Charles Merk	12/1/2003	25,000	0.03900
Lincoln Ventures	1/23/2004	275,000	0.02667
Stan Caplan	2/2/2004	15,000	0.04000
Wayne Opperman	2/2/2004	50,000	0.04000
James Gamble	2/2/2004	5,000	0.04000
Steven Pratt	2/2/2004	10,000	0.04000
Donald Opperman	2/2/2004	10,000	0.04000
Gary Leikam	2/2/2004	5,000	0.04000
Adrian Aladray	2/2/2004	10,000	0.04000
Nazeah Aladray	2/2/2004	5,000	0.04000
Urban LaRiccia Trust	2/2/2004	10,000	0.04000
James & Joe Zolin	2/2/2004	30,000	0.04000
James Zolin	2/2/2004	5,000	0.04000
Vic Gabourel	2/2/2004	25,000	0.04000
Ed Kashou	2/2/2004	20,000	0.04000
Ed Kashou	2/2/2004	40,000	0.04000
Dan Vincent	2/2/2004	5,000	0.04000
Rick Daniels	2/2/2004	30,000	0.04000
Stan Caplan	2/2/2004	30,000	0.04000
Barbara Opperman	2/2/2004	10,000	0.04000
Leo Correia	2/2/2004	10,000	0.04000
Lincoln Ventures	3/24/2004	315,900	0.09383
Mt. Savage Productions	4/26/2004	100,000	0.10000
Lincoln Ventures	5/11/2004	486,600	0.07000
Wayne Opperman	9/28/2004	50,000	0.04000
Wayne Opperman	11/16/2004	40,000	0.02500
James & Joe Zolin	11/16/2004	40,000	0.02500
Victor Gabourel	11/16/2004	40,000	0.02500
Richard Daniels	11/16/2004	25,000	0.02500
Lincoln Ventures	11/17/2004	157,500	0.01670
Lincoln Ventures	11/18/2004	100,000	0.02500
Stan Caplan	12/9/2004	25,000	0.03100
Daniel Nunes	1/17/2005	12,500	0.03100

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

The Exhibits to this Registration Statement are listed in the Exhibit Index commencing at page 45 hereof.

ITEM 28. UNDERTAKINGS.

The undersigned Registrant hereby undertakes the following:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any additional or changed material information on the plan of distribution.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment to this Registration Statement any of the securities being registered which remain unsold at the termination of this offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the General Corporation Law of Delaware, the Certificate of Incorporation, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in such Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or person controlling the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or person controlling the Registrant in connection with any securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Carlsbad, State of California, on March 21, 2007.

PATRIOT SCIENTIFIC CORPORATION

By:	/s/ DAVID H. POHL
David H. Pohl President, Chief Executive Officer and Director

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ DAVID H. POHL David Pohl	President, Chief Executive Officer and Secretary	March 21, 2007

/s/ THOMAS J. SWEENEY Thomas J. Sweeney	Chief Financial Officer, Principal Financial Officer, and Principal Accounting Officer	March 21, 2007

/s/ CARLTON JOHNSON Carlton Johnson	Director	March 21, 2007

/s/ HELMUT FALK JR. Helmut Falk Jr.	Director	March 21, 2007

/s/ GLORIA H. FELCYN Gloria H. Felcyn	Director	March 21, 2007

/s/ JAMES TURLEY James Turley	Director	March 21, 2007

EXHIBITS

(a) Exhibits

The following exhibits are included as part of this Registration Statement, except those exhibits marked (1), which have previously been filed with the Securities and Exchange Commission and are incorporated by reference to another registration statement, report or document. References to the “Company” in this Exhibit Index mean PATRIOT SCIENTIFIC CORPORATION, a Delaware corporation.

Exhibit No.	Document
2.1	Agreement to Exchange Technology for Stock in Patriot Scientific Corporation, (1) incorporated by reference to Exhibit 2.1 to Form 8-K dated August 10, 1989

2.2
Assets Purchase Agreement and Plan of Reorganization dated June 22, 1994, among (1) the Company, nanoTronics Corporation and Helmut Falk, incorporated by reference to Exhibit 10.4 to Form 8-K dated July 6, 1994

2.2.1
Amendment to Development Agreement dated April 23, 1996 between the Company and (1) Sierra Systems, incorporated by reference to Exhibit 2.2.1 to Pre-Effective Amendment No. 1 to Registration Statement on Form SB-2 dated April 29, 1996

2.3	Form of Exchange Offer dated December 4, 1996 between the Company and certain (1) shareholders of Metacomp, Inc. incorporated by reference to Exhibit 2.3 to Form 8-K dated January 9, 1997

2.4
Letter of Transmittal to Accompany Shares of Common Stock of Metacomp, Inc. (1) Tendered Pursuant to the Exchange Offer Dated December 4, 1996 incorporated by reference to Exhibit 2.4 to Form 8-K dated January 9, 1997

3.1
Original Articles of Incorporation of the Company’s predecessor, Patriot Financial (1) Corporation, incorporated by reference to Exhibit 3.1 to Registration Statement on Form S-18, file no. 33-23143-FW

3.2
Articles of Amendment of Patriot Financial Corporation, as filed with the Colorado (1) Secretary of State on July 21, 1988, incorporated by reference to Exhibit 3.2 to Registration Statement on Form S-18, File No. 33-23143-FW

3.3	Certificate of Incorporation of the Company, as filed with the Delaware Secretary (1) of State on March 24, 1992, incorporated by reference to Exhibit 3.3 to Form 8-K dated May 12, 1992

3.3.1
Certificate of Amendment to the Certificate of Incorporation of the Company, as (1) filed with the Delaware Secretary of State on April 18, 1995, incorporated by reference to Exhibit 3.3.1 to Form 10-KSB for the fiscal year ended May 31, 1995

3.3.2
Certificate of Amendment to the Certificate of Incorporation of the Company, as (1) filed with the Delaware Secretary of State on June 19,1997, incorporated by reference to Exhibit 3.3.2 to Form 10-KSB for the fiscal year ended May 31, 1997

3.3.3
Certificate of Amendment to the Certificate of Incorporation of the Company, as (1) filed with the Delaware Secretary of State on April 28, 2000, incorporated by reference to Exhibit 3.3.3 to Registration Statement on Form S-3 dated May 5, 2000

3.3.4
Certificate of Amendment to the Certificate of Incorporation of the Company, as (1) filed with the Delaware Secretary of State on May 6, 2002, incorporated by reference to Exhibit 3.3.4 to Registration Statement on Form S-3 dated June 27, 2002

Exhibit No	Document
3.3.5
Certificate of Amendment to the Certificate of Incorporation of the Company, as (1) filed with the Delaware Secretary of State on October 16, 2003, incorporated by reference to Exhibit 3.3.5 to Registration Statement on Form SB-2 dated May 21, 2004

3.4
Articles and Certificate of Merger of Patriot Financial Corporation into the (1) Company dated May 1, 1992, with Agreement and Plan of Merger attached thereto as Exhibit A, incorporated by reference to Exhibit 3.4 to Form 8-K dated May 12, 1992

3.5	Certificate of Merger issued by the Delaware Secretary of State on May 8, 1992 (1) incorporated by reference to Exhibit 3.5 to Form 8-K dated May 12, 1992

3.6	Certificate of Merger issued by the Colorado Secretary of State on May 12, 1992 (1) incorporated by reference to Exhibit 3.6 to Form 8-K dated May 12, 1992

3.7	Bylaws of the Company, incorporated by reference to Exhibit 3.7 to Form 8-K dated (1) May 12, 1992

4.1	Specimen common stock certificate, incorporated by reference to Exhibit 4.1 Form (1) 8-K dated May 12, 1992

4.2
Form of Stock Purchase Warrant (Labway Corporation) dated February 29, 1996 (1) exercisable to purchase 253,166 common shares at $1.58 per share until August 31, 1996, granted to investors in connection with an offering of securities made in reliance upon Regulation S, incorporated by reference to Exhibit 4.2 to Form 10-QSB for fiscal quarter ended February 29, 1996

4.3
Form of 6% Convertible Subordinated Promissory Note due September 30, 1998 (1) aggregating $1,500,000 to six investors incorporated by reference to Exhibit 4.3 to Form 10-QSB for fiscal quarter ended August 31, 1996

4.4	Form of 5% Convertible Term Debenture (CC Investments, LDC) due June 2, 1999 (1) aggregating $2,000,000 to two investors incorporated by reference to Exhibit 4.4 to Form 8-K dated June 16, 1997

4.5
Form of Stock Purchase Warrant (CC Investments, LDC) dated June 2, 1997 (1) exercisable to purchase an aggregate of 400,000 common shares at $1.69125 per share until June 2, 2002, granted to two investors in connection with the offering of securities in Exhibit 4.4 incorporated by reference to Exhibit 4.5 to Form 8-K dated June 16, 1997

4.6
Registration Rights Agreement dated June 2, 1997 by and among the Company and CC (1) Investments, LDC and the Matthew Fund, N.V. related to the registration of the common stock related to Exhibits 4.4 and 4.5 incorporated by reference to Exhibit 4.6 to Form 8-K dated June 16, 1997

4.7
Form of Warrant to Purchase Common Stock (Swartz Family Partnership, L.P.) dated (1) June 2, 1997 exercisable to purchase an aggregate of 211,733 common shares at $1.69125 per share until June 2, 2002, granted to a group of investors in connection with the offering of securities in Exhibit 4.4 incorporated by reference to Exhibit 4.7 to Form 8-K dated June 16, 1997

4.8
Registration Rights Agreement dated June 2, 1997 by and among the Company and (1) Swartz Investments, LLC related to the registration of the common stock related to Exhibit 4.7 incorporated by reference to Exhibit 4.8 to Form 8-K dated June 16, 1997

4.9
Form of 5% Convertible Term Debenture (CC Investments, LDC) due June 2, 1999 (1) aggregating $1,000,000 to two investors incorporated by reference to Exhibit 4.9 to Form 10-KSB for the fiscal year ended May 31, 1998

4.10
Form of Stock Purchase Warrant (CC Investments, LDC) dated November 24, 1997 (1) exercisable to purchase an aggregate of 200,000 common shares at $1.50 per share until June 2, 2002, granted to two investors in connection with the offering of securities described in Exhibit 4.9 incorporated by reference to Exhibit 4.10 to Form 10-KSB for the year ended May 31, 1998

4.11
Form of Warrant to Purchase Common Stock (Swartz Family Partnership, L.P.) dated (1) November 24, 1997 exercisable to purchase an aggregate of 105,867 common shares at $1.50 per share until June 2, 2002, granted to a group of investors in connection with the offering of securities described in Exhibit 4.9 incorporated by reference to Exhibit 4.11 to Form 10-KSB for the year ended May 31, 1998

4.12
Form of Warrant to Purchase Common Stock (Investor Communications Group, Inc.) (1) dated June 16, 1997 exercisable to purchase an aggregate of 130,000 common shares at prices ranging from $2.50 to $7.50 per share until June 15, 1999 incorporated by reference to Exhibit 4.12 to Form 10-KSB for the year ended May 31, 1998

4.13
Warrant to Purchase Common Stock issued to Spellcaster Telecommunications, Inc. (1) dated April 28, 1998 exercisable to purchase an aggregate of 100,000 common shares at $1.25 per share until April 28, 2000 incorporated by reference to Exhibit 4.13 to Form 10-KSB for the year ended May 31, 1998

4.14
Investment agreement dated February 24, 1999 by and between the Company and Swartz (1) Private Equity, LLC for a maximum aggregate amount of $5,000,000 incorporated by reference to Exhibit 4.14 to Form 10-QSB/A for the fiscal quarter ended November 30, 1998

4.15
Registration Rights Agreement dated February 24, 1999 by and between the Company (1) and Swartz Private Equity, LLC related to the registration of the common stock related to Exhibit 4.14 incorporated by reference to Exhibit 4.15 to Form 10-QSB/A for the fiscal quarter ended November 30, 1998

4.16
Form of Warrant to Purchase Common Stock (Swartz Private Equity, LLC) dated (1) February 24, 1999 exercisable to purchase common shares in connection with the offering of securities in Exhibit 4.14 incorporated by reference to Exhibit 4.16 to Form 10-QSB/A for the fiscal quarter ended November 30, 1998

4.17
Amended and Restated Investment Agreement dated July 12, 1999 by and between the (1) Company and Swartz Private Equity, LLC for a maximum aggregate amount of $5,000,000 incorporated by reference to Exhibit 4.17 to Pre-Effective Amendment No. 2 to Registration Statement on Form SB-2 dated July 14, 1999

4.18
Investment Agreement dated April 28, 2000 by and between the Company and Swartz (1) Private Equity, LLC for a maximum aggregate amount of $30,000,000 incorporated by reference to Exhibit 4.18 to Registration Statement on Form S-3 dated May 5, 2000

4.18.1
Waiver and Agreement dated September 24, 2001 amending the Investment Agreement (1) dated April 28, 2000 by and between the Company and Swartz Private Equity, LLC for a maximum aggregate amount of $30,000,000 incorporated by reference to Exhibit 4.18.1 to Registration Statement on Form S-1 dated October 11, 2001

4.19	2001 Stock Option Plan of the Company dated February 21, 2001 incorporated by (1) reference to Exhibit 4.19 to Registration Statement on Form S-8 dated March 26, 2001

4.20
Investment agreement dated September 17, 2001 by and between the Company and (1) Swartz Private Equity, LLC for a maximum aggregate amount of $25,000,000 incorporated by reference to Exhibit 4.20 to Registration Statement on Form S-1 dated October 11, 2001

4.21
Registration Rights Agreement dated September 17, 2001 by and between the Company (1) and Swartz Private Equity, LLC related to the registration of the common stock related to Exhibit 4.20 incorporated by reference to Exhibit 4.21 to Registration Statement on Form S-1 dated October 11, 2001

4.22
Warrant to Purchase Common Stock dated September 17, 2001 exercisable to purchase (1) common shares in connection with the Offering of securities in Exhibit 4.20 incorporated by reference to Exhibit 4.22 to Registration Statement on Form S-1 dated October 11, 2001

4.23
Financial Consulting Services Agreement between the Company and M. Blaine Riley, (1) Randall Letcavage and Rosemary Nguyen incorporated by reference to Exhibit 4.23 to Registration Statement on Form S-8 dated January 22, 2002

4.24
Form of 8% Convertible Debenture (Lincoln Ventures, LLC) due June 10, 2004 (1) aggregating $1,000,000 to six investors incorporated by reference to Exhibit 4.24 to Registration Statement on Form S-3 dated June 27, 2002

4.25
Form of Stock Purchase Warrant (Lincoln Ventures, LLC) dated June 10, 2002 (1) exercisable to purchase an aggregate of 12,859,175 common shares at initial exercise prices ranging form $0.08616 to $0.10289 per share until June 10, 2007, granted to six investors in connection with the offering of securities described in Exhibit 4.24 incorporated by reference to Exhibit 4.25 to Registration Statement on Form S-3 dated June 27, 2002

4.26
Form of Registration Rights Agreement (Lincoln Ventures, LLC) dated June 10, 2002 (1) by and among the Company and six investors related to the registration of the common stock related to Exhibit 4.24 incorporated by reference to Exhibit 4.26 to Registration Statement on Form S-3 dated June 27, 2002

4.27	2003 Stock Option Plan of the Company dated July 2, 2003 incorporated by reference (1) to Exhibit 4.27 to Registration Statement on Form S-8 dated September 4, 2003

4.28
Form of 8% Convertible Debenture, Stock Purchase Warrant, Registration Rights (2) Agreement and Securities Purchase Agreement for financings entered into between September 28, 2004 and January 17, 2005

4.29
Non-Qualified Stock Option Agreement by and between Patriot Scientific Corporation and David H. Pohl, entered into as of June 5, 2006 incorporated by reference (1) to Exhibit 10.2 to Form 8-K dated June 5, 2006

5.1	Opinion of Luce, Forward, Hamilton & Scripps LLP (3)

10.1	1992 Incentive Stock Option Plan of the Company, incorporated by reference to (1) Exhibit 10.1 to Form 8-K dated May 12, 1992

10.1.1	Amendment to 1992 Incentive Stock Option Plan dated January 11, 1995, incorporated (1) by reference to Exhibit 10.1.1 to Form S-8 dated July 17, 1996

10.2	1992 Non-Statutory Stock Option Plan of the Company, incorporated by reference to (1) Exhibit 10.2 to Form 8-K dated May 12, 1992

10.2.1	Amendment to 1992 Non-Statutory Stock Option Plan dated January 11, 1995 (1) incorporated by reference to Exhibit 10.2.1 to Form 10-KSB for fiscal year ended May 31, 1996

10.3
Lease Agreement between the Company’s subsidiary Metacomp, Inc. and Clar-O-Wood (1) Partnership, a California limited partnership dated April 11, 1991 as amended November 11, 1992 and November 2, 1995 incorporated by reference to Exhibit 10.3 to Form 10-KSB for fiscal year ended May 31, 1997

10.4	Stock Purchase Agreement dated November 29 and 30, 1995, between the Company and (1) SEA, Ltd., incorporated by reference to Exhibit 10.4 to Form 8-K dated December 11, 1995

10.4.1	Letter Amendment to Stock Purchase Agreement dated February 21, 1996, between the (1) Company and SEA, Ltd., incorporated by reference to Exhibit 10.4.1 to Form 10-QSB for fiscal quarter ended 2/29/96

10.5	1995 Employee Stock Compensation Plan of the Company, incorporated by reference to (1) Exhibit 10.5 to Form 10-QSB for fiscal quarter ended 11/30/95

10.6
Letter Stock and Warrant Agreement dated January 10, 1996 between the Company and (1) Robert E. Crawford, Jr., incorporated by reference to Exhibit 10.6 to Form 10-QSB for fiscal quarter ended February 29, 1996

10.7
Non-Exclusive Manufacturing and Line of Credit Agreement dated February 28, 1996, (1) between the Company and Labway Corporation, incorporated by reference to Exhibit 10.7 to Form 10-QSB for fiscal quarter ended February 29, 1996

10.8
Distribution and Representation Agreement dated February 28, 1996, between the (1) Company and Innoware, Inc., incorporated by reference to Exhibit 10.8 to Form 10-QSB for fiscal quarter ended February 29, 1996

10.9	Employment Agreement dated November 20, 1995 between the Company and Elwood G. (1) Norris, incorporated by reference to Exhibit 10.9 to Registration Statement on Form SB-2 dated March 18, 1996

10.9.1
First Amendment to Employment Agreement dated May 17, 1996 between the Company and (1) Elwood G. Norris, incorporated by reference to Exhibit 10.9.1 to Pre-Effective Amendment No. 2 to Registration Statement on Form SB-2 dated May 23, 1996

10.10	Employment Agreement dated November 20, 1995 between the Company and Robert (1) Putnam, incorporated by reference to Exhibit 10.10 to Registration Statement on Form SB-2 dated March 18, 1996

10.11
Sales Contractual Agreement dated March 19, 1996 between the Company and Evolve (1) Software, Inc., incorporated by reference to Exhibit 10.11 to Pre-Effective Amendment No. 1 to Registration Statement on Form SB-2 dated April 29, 1996

10.11.1
Two Year Stock Purchase Warrant dated March 19, 1996 Granted to Evolve Software, (1) Inc. Providing for the Purchase of up to 50,000 Common Shares at $2.85, incorporated by reference to Exhibit 10.11.1 to Pre-Effective Amendment No. 1 to Registration Statement on Form SB-2 dated April 29, 1996

10.12
Employment Agreement dated as of May 8, 1996 between the Company and Michael A. (1) Carenzo, including Schedule A - Stock Option Agreement, incorporated by reference to Exhibit 10.12 to Pre-Effective Amendment No. 2 to Registration Statement on Form SB-2 dated May 23, 1996

10.12.1
First Amendment to Employment Agreement dated as of May 8, 1996 between the (1) Company and Michael A. Carenzo dated September 23, 1996, incorporated by reference to Exhibit 10.12.1 to Form 10-KSB for the fiscal year ended May 31, 1997

10.13
1996 Stock Option Plan of the Company dated March 25, 1996 and approved by the (1) Shareholders on May 17, 1996, incorporated by reference to Exhibit 10.13 to Pre-Effective Amendment No. 2 to Registration Statement on Form SB-2 dated May 23, 1996

10.14	Sales Contractual Agreement dated June 20, 1996 between the Company and (1) Compunetics Incorporated incorporated by reference to Exhibit 10.14 to Form 10-KSB for fiscal year ended May 31, 1996

10.15	Sales Contractual Agreement dated July 31, 1996 between the Company and Premier (1) Technical Sales, Inc. incorporated by reference to Exhibit 10.15 to Form 10-KSB for fiscal year ended May 31, 1996

10.16	Employment Agreement dated January 1, 1997 between the Company and Norman J. (1) Dawson incorporated by reference to Exhibit 10.16 to Form 10-KSB for fiscal year ended May 31, 1997

10.17	Employment Agreement dated January 1, 1997 between the Company and Jayanta K. (1) Maitra incorporated by reference to Exhibit 10.17 to Form 10-KSB for fiscal year ended May 31, 1997

10.18
Technology License and Distribution Agreement dated June 23, 1997 between the (1) Company and Sun Microsystems, Inc. incorporated by reference to Exhibit 10.18 to Form 10-KSB for the fiscal year ended May 31, 1997

10.19	Employment Agreement dated March 23, 1998 between the Company and James T. Lunney (1) incorporated by reference to Exhibit 10.19 to Form 10-KSB for the fiscal year ended May 31, 1998

10.20	Employment Agreement dated July 28, 1997 between the Company and Phillip Morettini (1) incorporated by reference to Exhibit 10.20 to Form 10-KSB for the fiscal year ended May 31, 1998

10.21	Employment Agreement dated July 23, 1998 between the Company and Lowell W. (1) Giffhorn incorporated by reference to Exhibit 10.21 to Form 10-KSB for the fiscal year ended May 31, 1998

10.22	Secured Promissory Note dated June 12, 2000 between the Company and James T. (1) Lunney incorporated by reference to Exhibit 10.22 to Form 10-KSB for the fiscal year ended May 31, 2000

10.23	Purchase Agreement dated June 29, 2000 between the Company and 4S 37/38, LLC (1) incorporated by reference to Exhibit 10.23 to Form 10-KSB for the fiscal year ended May 31, 2000

10.24	Employment Agreement dated October 2, 2000 between the Company and Miklos B. (1) Korodi incorporated by reference to Exhibit 10.24 to Form 10-QSB for the fiscal quarter ended November 30, 2000

10.25	Employment Agreement dated December 1, 2000 between the Company and Richard G. (1) Blum incorporated by reference to Exhibit 10.25 to Form 10-QSB for the fiscal quarter ended November 30, 2000

10.26	Employment Agreement dated January 29, 2001 between the Company and Serge J. (1) Miller incorporated by reference to Exhibit 10.26 to Form 10-KSB for the fiscal year ended May 31, 2001

10.27	Lease Agreement dated February 23, 2001 between the Company and Arden Realty (1) Finance IV, LLC incorporated by reference to Exhibit 10.27 to Form 10-KSB for the fiscal year ended May 31, 2001

10.28	Employment Agreement dated January 1, 2001 between the Company and David H. Pohl (1) incorporated by reference to Exhibit 10.28 to Form 10-KSB for the fiscal year ended May 31, 2001

10.29	Employment Agreement dated April 26, 2001 between the Company and David H. Pohl (1) incorporated by reference to Exhibit 10.29 to Form 10-KSB for the fiscal year ended May 31, 2001

10.30	Employment Agreement dated November 17, 2001 between the Company and Lowell W. (1) Giffhorn incorporated by reference to Exhibit 10.30 to Registration Statement on Form S-3 dated June 27, 2002

10.31	Employment Agreement dated December 20, 2001 between the Company and Jayanta (1) Maitra incorporated by reference to Exhibit 10.31 to Registration Statement on Form S-3 dated June 27, 2002

10.32	Consulting Agreement dated March 7, 2002 between the Company and SDMC, Inc. (1) incorporated by reference to Exhibit 10.32 to Registration Statement on Form S-3 dated June 27, 2002

10.33	Employment Agreement dated January 2, 2004 between the Company and Jayanta Maitra (1) incorporated by reference to Exhibit 10.33 to Registration Statement on Form SB-2 dated May 21, 2004

10.34	Consulting Agreement dated March 18, 2004 between the Company and SDMC, Inc. (1) incorporated by reference to Exhibit 10.34 to Registration Statement on Form SB-2 dated May 21, 2004

10.35	Employment Agreement dated June 1, 2004 between the Company and Patrick Nunally (1) incorporated by reference to Exhibit 10.35 to Form 10-K for the fiscal year ended May 31, 2004

10.36	Amendment No. 1 to Employment Agreement dated July 12, 2004 between the Company (1) and Patrick Nunally

10.37	Employment Agreement dated September 1, 2004 between the Company and Lowell W. (2) Giffhorn

10.38	IGNITE License Agreement with Advanced Micro Devices, Inc., dated February 21, 2005, (1) incorporated by reference to Exhibit 10.38 to Form 8-K filed February 28, 2005

10.39	Patent Portfolio License Agreement with Advanced Micro Devices, Inc., dated February 21, 2005, (1) incorporated by reference to Exhibit 10.39 to Form 8-K filed February 28, 2005

10.40***
Master Agreement, dated as of June 7, 2005, by and among the Company, Technology Properties Limited, a California corporation and Charles H. Moore, an individual. (3) and (4) for portions of this exhibit that were previously redacted as part of a confidential treatment request.

10.41***	Commercialization Agreement dated as of June 7, 2005 by and among PNEWCO LLC, Technology Properties Limited, a California corporation, and the Company. (3) and (4).

10.42	Limited Liability Company Operating Agreement of PNEWCO LLC, a Delaware limited liability company, dated as of June 7, 2005. (3) and (4).

10.43	Agreement for Part-Time Employment dated August 3, 2005 between the Company and Thomas J. Sweeney, (1) incorporated by reference to Exhibit 99.3 to Form 8-K filed August 9, 2005

10.44	Agreement dated July 27, 2004 among Patriot, Russell H. Fish, III and the Fish Family Trust regarding assistance with certain litigation.

14.1	Code of Ethics for Senior Financial Officers incorporated by reference to Exhibit (1) 14.1 to Form 10-K for the fiscal year ended May 31, 2003

21.1	Subsidiaries of the small business issuer incorporated by reference to Exhibit (1) 21.1 to Form 10-K for the fiscal year ended May 31, 2004

23.1	Consent of Luce, Forward, Hamilton & Scripps LLP (included in Exhibit 5.1)

23.2	Consent of Corbin & Company, LLP, Independent Registered Public Accountants (5)

99.1	Form of ISO Plan Option (Gaspar) dated May 29, 1992, incorporated by reference to (1) Exhibit 28.2 to Registration Statement on Form SB-2, file no. 33-57858

99.2	Form of NSO Plan Option (Berlin) dated May 29, 1992, incorporated by reference to (1) Exhibit 28.3 to Registration Statement on Form SB-2, file no. 33-57858

99.3
Form of Incentive Stock Option Agreement to the Company’s 1996 Stock Option Plan (1) (individual agreements differ as to number of shares, dates, prices and vesting), incorporated by reference to Pre-Effective Amendment No. 2 to Registration Statement on Form SB-2 dated May 23, 1996

99.4
Form of NonQualified Stock Option Agreement to the Company’s 1996 Stock Option (1) Plan (individual agreement differ as to number of shares, date, prices and vesting), incorporated by reference to Pre-Effective Amendment No. 2 to Registration Statement on Form SB-2 dated May 23, 1996

99.5	Press Release of the Company dated November 4, 1996 incorporated by reference to (1) Exhibit 99.5 to Form 8-K dated January 9, 1997

99.6	Form of Incentive Stock Option Agreement to the Company’s 2001 Stock Option Plan (1) incorporated by reference to Exhibit 99.6 to Registration Statement on Form S-8 filed March 26, 2001

99.7	Form of Non-Qualified Stock Option Agreement to the Company’s 2001 Stock Option (1) Plan incorporated by reference to Exhibit 99.7 to Registration Statement on Form S-8 filed March 26, 2001

99.8	Form of Incentive Stock Option Agreement to the Company’s 2003 Stock Option Plan (1) incorporated by reference to Exhibit 99.8 to Registration Statement on Form S-8 filed September 4, 2003

99.9	Form of Non-Qualified Stock Option Agreement to the Company’s 2003 Stock Option (1) Plan incorporated by reference to Exhibit 99.9 to Registration Statement on Form S-8 filed September 4, 2003

(1)	Previously filed in indicated registration statement or report.

(2)	Exhibit filed with this Registration Statement on Form SB-2, as originally filed.

(3)	Exhibit filed with the First Amended Registration Statement on Form SB-2.

(4)	Exhibit filed with the Second Amended Registration Statement on Form SB-2.

(5)	Exhibit filed herewith this Amended Registration Statement on Form SB-2.

(b)	Reports on Form 8-K - A report on Form 8-K was filed on December 22, 2004, related to the resignation of a director and chairman of the board.

***	Portions of these exhibits have been omitted pursuant to a request for confidential treatment. That material has been filed separately with the Commission.

All other schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.